File Pursuant to Rule 424(b)(3)

Registration No. 333-191662

10,583,330 Shares

NATIONAL HOLDINGS CORPORATION

Common Stock

This prospectus relates to the resale at various times by the selling stockholders identified in this prospectus of up to 10,583,330 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. See “Selling Stockholders” beginning on page 76 of this prospectus for a complete description of the selling stockholders.

The selling stockholders may sell the shares of our common stock being offered by them from time to time on the OTCQB Marketplace operated by the OTC Market Group, Inc., or OTCQB, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then prevailing market price for the shares of our common stock or at negotiated prices directly or through brokers or dealers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” beginning on page 79 of this prospectus for a complete description on the methods of sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of our common stock.

Our common stock is traded on the OTCQB under the symbol “NHLD”. On November 1, 2013, the closing sale price of our common stock was $0.41 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2013.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information contained herein under the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements.

As used in this prospectus, unless the context otherwise requires, the “Company,” “National,” “we,” “us” and “our” refer to National Holdings Corporation, a Delaware corporation, as well as its subsidiaries.

Our Company

Overview

National Holdings Corporation, a Delaware corporation organized in 1996, is a financial services organization, operating primarily through its wholly-owned subsidiaries, National Securities Corporation (“National Securities” or “NSC”) and vFinance Investments, Inc. (“vFinance Investments”) (collectively, the “Broker-Dealer Subsidiaries”). The Broker-Dealer Subsidiaries conduct a national securities brokerage business through their main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington.

Through its Broker-Dealer Subsidiaries, the Company (1) offers full service retail brokerage to approximately 39,000 high net worth individual and institutional clients, (2) provides investment banking, merger and acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) engages in trading securities, including making markets in over 5,800 securities, providing liquidity in both foreign and domestic issues on a variety of exchanges and also providing execution and technical analysis in the United States Treasury marketplace. The Broker-Dealer Subsidiaries are introducing brokers and clear all transactions through clearing organizations on a fully disclosed basis. They are registered with the Securities and Exchange Commission (the “SEC”), are members of the Financial Industry Regulatory Authority (“FINRA”), Securities Investor Protection Corporation ("SIPC") and are also members of the National Futures Association ("NFA").

Our brokers operate primarily as independent contractors. An independent contractor registered representative who becomes an affiliate of a Broker-Dealer Subsidiary typically establishes his own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, computer and other equipment, stock quotation machines, software and general office supplies. The independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his sales than an employee registered representative at a traditional employee-based brokerage firm. This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for lower or non-production.

Our wholly-owned subsidiary, National Asset Management, Inc., a Washington corporation ("NAM"), is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed.

Our wholly-owned subsidiary, National Insurance Corporation, a Washington corporation ("National Insurance"), provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities.

Corporate Information

Our principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022. Our telephone number is (212) 417-8000 and our Internet website is www.nhldcorp.com. The content of our Internet website does not constitute a part of this prospectus.

Private Placement

On August 28, 2013, we entered into a Securities Purchase Agreement (the “August Purchase Agreement”) with the selling stockholders providing for the issuance and sale of 10,583,330 shares (the “August Shares”) of the Company’s common stock, par value $0.02 per share, for an aggregate purchase price of approximately $3,175,000. The closing of the sale of the August Shares occurred on August 30, 2013 (the “August Closing”).

In connection with the August Purchase Agreement, on August 28, 2013, the Company and the selling stockholders entered into a Registration Rights Agreement (the “August Registration Rights Agreement”). Pursuant to the August Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to (i) file with the SEC as soon as practicable but in no event later than 45 days of the date of the August Closing, a registration statement covering the resale of all August Shares and (ii) have the registration statement be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as practicable but in no event later than the 90 days or if there is a review of the registration statement by the SEC, 120 days after the date of the August Closing. In the event that (1) a registration statement is not declared effective by the SEC on or prior to its required effectiveness date, (2) after the date the registration statement is declared effective by the SEC, (a) a registration statement ceases for any reason, to remain continuously effective or (b) the selling stockholders are not permitted to utilize the prospectus included in the registration statement therein to resell the August Shares, in each case, for more than an aggregate of 20 consecutive days or 45 days during any 12-month period, or (3) the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1) under the Securities Act, it shall pay to each selling stockholder an amount in cash equal to 1% of the purchase price attributed to the such shares on the date the failure occurs and every 30 days thereafter, until cured subject to a maximum amount of up to 10% of the aggregate purchase price of the August Shares. We are registering the shares under the Registration Statement, of which this prospectus is a part, to satisfy our obligation under the August Registration Rights Agreement.

The Offering

Common stock outstanding	122,888,840 (1)

Common stock offered by the selling stockholders	10,583,330

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock being offered under this prospectus. See “Use of Proceeds” beginning on page 16.

Risk Factors

There are many risks related to our business, this offering and ownership of our common stock that you should consider before you decide to buy our common stock in this offering. You should read the “Risk Factors” section beginning on page 6, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

_____________

(1)     Unless otherwise indicated, the number of shares in this prospectus does not give effect to:

●	1,500,000 shares of our common stock reserved for issuance under our 2006 Stock Option Plan of which options to purchase 1,030,000 shares were outstanding as of the date of this prospectus;

●

15,500,000 shares of our common stock reserved for issuance for awards under our 2013 Omnibus Stock Incentive Plan, of which options to purchase 9,700,000 shares were outstanding as of the date of this prospectus; and

●	1,990,505 shares of our common stock reserved for issuance under warrants to purchase our common stock.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. The following discussion addresses those risks that management believes are the most significant, although there may be other risks that could arise, or may prove to be more significant than expected, that may affect our operations or financial results. Prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock

Risks Related to Our Business

Our operating results have resulted in reporting losses.

We reported losses of approximately $1.9 million and $4.7 million in fiscal years 2012 and 2011, respectively, and a profit of $1.3 million and a loss of $2.1 million for the nine months ended June 30, 2013 and 2012, respectively. There is no assurance that we will be profitable in the future. If we are unable to achieve or sustain profitability, we may need to curtail, suspend or terminate certain operations.

We may require additional financing.

In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). We have actively pursued a variety of funding sources, and have consummated certain transactions in order to address our subsidiaries’ capital requirements. We may need to seek to raise additional capital through other available sources, including borrowing additional funds from third parties and there can be no assurance that we will be successful in such pursuits. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders. Accordingly, if we are unable to generate adequate cash from its operations, and if we are unable to find sources of funding, such an event would have an adverse impact on our liquidity and operations and adversely affect our ability to meet any net capital requirements.

We are exposed to risks due to investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters' liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and our ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with SEC Rule 15c3-1(the “Net Capital Rule”).

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure that our policies and procedures will effectively and accurately record and verify this information. We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we are able to evaluate and manage the market, credit and other risks to which it is exposed. Nonetheless, our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments could have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

We depend on senior employees and the loss of their services could harm our business.

We depend on the continued services of our management team, particularly Mark D. Klein, Robert Fagenson and Mark Goldwasser, as well as our ability to hire additional members of management, and to retain and motivate other officers and key employees. We may not be able to find an appropriate replacement for any or all of the aforementioned or any other executive officer if the need should arise. Due to the regulated nature of some of our businesses, some of our executive officers, or other key personnel could become subject to suspensions or other limitations on the scope of their services to the Company from time to time. If we lose the services of any executive officers or other key personnel, we may not be able to manage and grow our operations effectively, enter new brokerage markets or develop new products.

Failure to comply with the net capital requirements could subject us to sanctions imposed by the SEC or FINRA.

Our Broker-Dealer Subsidiaries are subject to the SEC's net capital rule, which requires the maintenance of minimum net capital. National Securities and vFinance Investments are required to maintain $250,000 and $1,000,000, in minimum net capital, respectively. Due to its market maker status, vFinance Investments is required to maintain a specified amount of capital for each security that it makes a market in, based on the bid price of each stock. This required amount can exceed the minimum net capital requirement, and in the case of vFinance Investments, the minimum net capital requirement has been $1,000,000 (the limit) in recent years. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm's net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all of the activities of a broker-dealer. Our Broker-Dealer Subsidiaries may not be able to maintain adequate net capital, or their net capital may fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether. In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain present levels of business, which could have a material adverse effect on our business. In addition, our Broker-Dealer Subsidiaries may become subject to net capital requirements in other foreign jurisdictions in which we currently operate or which we may enter. We cannot predict our future capital needs or our ability to obtain additional financing.

Our business could be adversely affected by a breakdown in the financial markets.

As a securities broker-dealer, the business of each of our Broker-Dealer Subsidiaries is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations are likely to be adversely affected.

Our revenues may decline in adverse market or economic conditions.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. We must review customer relationships for impairment whenever events or circumstances indicate that impairment may be present, which may result in a material, non-cash write down of customer relationships. A significant decrease in revenues or cash flows derived from acquired customer relationships could result in a material, non-cash write-down of customer relationships. Such impairment would have a material adverse impact on our results of operations and stockholders' equity.

Market fluctuations and volatility may reduce our revenues and profitability.

Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity, such as the asset price deterioration in the subprime residential mortgage market.

Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments. We act as a market maker in publicly traded common stocks. In market making transactions, we undertake the risk of price changes of being unable to resell the common stock we hold or being unable to purchase the common stock we have sold. These risks are heightened by the illiquidity of many of the common stocks we trade and/or make a market. Any losses from our trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stock held for trading purposes. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stock and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

We generally maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e., have long positions, a downturn in those markets could result in losses from a decline in the value of such long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions in any of those markets, an upturn could expose it to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

We may, from time to time, have a trading strategy consisting of holding a long position in one asset and a short position in another from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we have not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

We are a holding company and depend on payments from our subsidiaries.

We depend on dividends, distributions and other payments from our subsidiaries to fund our obligations. Regulatory and other legal restrictions may limit our ability to transfer funds freely, either to or from our subsidiaries. In particular, our Broker-Dealer Subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations. In addition, because our interests in the firm’s subsidiaries consist of equity interests, our rights may be subordinated to the claims of the creditors of these subsidiaries.

Competition with other financial firms may have a negative effect on our business.

We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than the Company. Many of these firms offer their customers more products and research than currently offered by us. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering and do not intend to offer in the foreseeable future. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by the Company. To the extent that issuers and purchasers of securities transact business without our assistance, our operating results could be adversely affected.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to:

●	effectively use new technologies;

●	adapt our services to emerging industry or regulatory standards; or

●	market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

The securities industry and our business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including FINRA, the MSRB and the NFA. Our Broker-Dealer Subsidiaries are registered broker-dealers with the SEC and member firms of FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees. Changes in laws or regulations or in governmental policies could cause use to change the way we conduct our business, which could adversely affect the Company.

Compliance with many of the regulations applicable to the Company’s subsidiaries involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of our regulated activities, the suspension or disqualification of our officers or employees, or other adverse consequences. The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

We rely on clearing brokers and unilateral termination of the agreements with these clearing brokers could disrupt our business.

Our Broker-Dealer Subsidiaries are introducing brokerage firms, using third party clearing brokers to process our securities transactions and maintain customer accounts. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. We depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are unilaterally terminated for any reason, we would be forced to find alternative clearing firms without adequate time to negotiate the terms of a new clearing agreement and without adequate time to plan for such change. There can be no assurance that if there were a unilateral termination of a clearing agreement that we would be able to find an alternative clearing firm on acceptable terms to it or at all.

We permit our clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client's account. During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify the clearing brokers for losses they incur while extending credit to our clients.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include trading counterparts, customers, clearing agents, exchanges, clearing houses, and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

Adverse results of current litigation and potential securities law liability would result in financial losses and divert management's attention from our business.

Many aspects of our business involve substantial risks of liability. There is a risk of litigation and arbitration within the securities industry, including class action suits seeking substantial damages. We are subject to actual and potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. We may be liable for the unauthorized acts of our retail brokers if we fail to adequately supervise their conduct. As an underwriter, we may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in securities offerings. We may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future. We carry "Errors and Omissions" insurance to protect against such legal actions, however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a particular complaint. The adverse resolution of any legal proceeding involving us and/or our subsidiaries could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We face significant competition for registered representatives.

We are dependent upon the independent contractor model for our retail brokerage business. A significant percentage of our retail registered representatives are independent contractors. We are exposed to the risk that a large group of independent contractors could leave the firm or decide to affiliate with another firm and that we will be unable to recruit suitable replacements. A loss of a large group of our independent contractors could have a material adverse impact on our ability to generate revenue in the retail brokerage business.

The precautions we take to prevent and detect employee misconduct may not be effective, and we could be exposed to unknown and unmanaged risks or losses.

We run the risk that employee misconduct could occur. Misconduct by employees could include:

●	employees binding us to transactions that exceed authorized limits or present unacceptable risks to us;

●	employees hiding unauthorized or unsuccessful activities from us; or

●	the improper use of confidential information.

These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee misconduct does occur, our business operations could be materially adversely affected.

Internet and internal computer system failures or compromises of our systems or security could damage our reputation and harm our business.

Although a significant portion of our business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of our business is conducted through the Internet. We could experience system failures and degradations in the future.

We cannot assure you that we will be able to prevent an extended and/or material system failure if any of the following events occur:

●	human error;

●	subsystem, component, or software failure;

●	a power or telecommunications failure;

●	an earthquake, fire, or other natural disaster or act of God;

●	hacker attacks or other intentional acts of vandalism; or

●	terrorist acts or war.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We do not believe that we have experienced any security breaches in the transmission of confidential information, however we cannot assure you that advancements in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transaction and other data. Any compromise of our systems or security could harm our business.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus.

Our audited consolidated financial statements at September 30, 2012 and for the year then ended were prepared assuming that we will continue as a going concern. However, the report of our independent registered public accounting firm included elsewhere in this prospectus contains an explanatory paragraph on our consolidated financial statements stating there is substantial doubt about our ability to continue as a going concern, meaning that we may not be able to continue in operation for the foreseeable future or be able to realize assets and discharge liabilities in the ordinary course of operations. Such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations.

Risks Related to our Common Stock

Our common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

Our common stock is quoted on the OTCQB. Traditionally, the trading volume of the common stock has been limited. For example, for the 30 trading days ending on August 31, 2013, the average daily trading volume was approximately 22,110 shares per day and on certain days there was no trading activity. During such 30-day period the closing price of our common stock ranged from a high of $0.33 to a low of $0.26. Because of this limited trading volume, holders of our securities may not be able to sell quickly any significant number of such shares, and any attempted sale of a large number of our shares will likely have a material adverse impact on the price of our common stock. Because of the limited number of shares being traded, the price per share is subject to volatility and may continue to be subject to rapid price swings in the future.

The price of our common stock is volatile.

The price of our common stock has fluctuated substantially. The market price of our common stock may be highly volatile as a result of factors specific to us and the securities markets in general. Factors affecting volatility may include: variations in our annual or quarterly financial results or those of our competitors; economic conditions in general; and changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or our subsidiaries or the securities industry. In addition, volatility of the market price of our common stock is further affected by its thinly-traded nature.

Our principal stockholders, including our directors and officers, control a large percentage of shares of our common stock and can significantly influence our corporate actions.

As of October 15, 2013, our executive officers, directors and/or entities that these individuals are affiliated with, owned approximately 15.8% of our outstanding common stock, or approximately 21.2% on a fully-diluted basis. Accordingly, these individuals and entities will be able to significantly influence most, if not all, of our corporate actions, including the election of directors, the appointment of officers, and potential merger or acquisition transactions.

Because our common stock may be subject to "penny stock" rules, the market for our common stock may be limited.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected. If at any time the common stock has a market price per share of less than $5.00, and we do not have net tangible assets of at least $2,000,000 or average revenue of at least $6,000,000 for the preceding three years, transactions in the common stock may be subject to the "penny stock" rules promulgated under the Exchange Act. Under these rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

●	must make a special written suitability determination for the purchaser;

●	receive the purchaser's written agreement to a transaction prior to sale;

●

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

●

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and stockholders may find it more difficult to sell our securities.

There are risks associated with our common stock trading on the OTCQB rather than on a national exchange.

There may be significant consequences associated with our common stock trading on the OTCQB rather than a national exchange. The effects of not being able to list our common stock securities on a national exchange include:

●	limited release of the market price of our securities;

●	limited news coverage;

●	limited interest by investors in our securities;

●	volatility of our common stock price due to low trading volume;

●	increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and

●	limited ability to issue additional securities or to secure additional financing.

Our board of directors can issue shares of "blank check" preferred stock without further action by our stockholders.

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in each series of the preferred stock, including:

●	dividend rights;

●	conversion rights;

●	voting rights, which may be greater or lesser than the voting rights of our common stock;

●	rights and terms of redemption;

●	liquidation preferences; and

●	sinking fund terms.

As of October 15, 2013, there are no shares of preferred stock outstanding. The issuance of shares of preferred stock, could adversely affect the voting power of holders of our common stock and the likelihood that these holders will receive dividends and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. We have no current plans to issue any preferred stock in the next 12 months, although the issuance of preferred stock may be necessary in order to raise additional capital.

We do not expect to pay any dividends on our common stock in the foreseeable future.

We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. We expect to retain all future earnings, if any, for investment in our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes forward-looking statements. These forward looking statements are often identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," “estimate," "continue," "plan" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

●	general economic conditions;

●	our ability to obtain future financing or funds when needed;

●	our ability to maintain sufficient regulatory net capital;

●	the inability of our broker-dealer operations to operate profitably in the face of intense competition from larger full-service and discount brokers;

●	a general decrease in financing and merger and acquisition activities and our potential inability to receive success fees as a result of transactions not being completed;

●	increased competition from on line and business development portals;

●	technological changes;

●	our potential inability to implement our growth strategy through recruiting, acquisitions or joint ventures;

●	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties; and

●	our ability to maintain and execute a successful business strategy.

You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus by the selling stockholders. Rather, the selling stockholders will receive those proceeds directly. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of our common stock being offered hereby by the selling stockholders.

DIVIDEND POLICY

Delaware law authorizes the Company’s Board of Directors to declare and pay dividends with respect to our common stock either out of its surplus (as defined in the Delaware Corporation Law) or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, however, that no dividend may be paid out of net profits unless the Company’s capital exceeds the aggregate amount represented by the issued and outstanding stock of all classes having a preference in the distribution of assets. The Company’s ability to pay dividends in the future also may be restricted by its operating subsidiaries’ obligations to comply with the net capital requirements imposed on broker-dealers by the SEC and FINRA. We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. No cash dividends have been declared or paid by us with respect to our common stock during the past two fiscal years.

PRICE RANGE OF COMMON STOCK

Our common stock trades under the symbol “NHLD” on the OTCQB. Quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The following table sets forth the high and low closing sales prices for our common stock as reported on the OTC Bulletin Board for the periods indicated:

	High	Low
2010
First Quarter	$0.80	$0.40
Second Quarter	0.65	0.24
Third Quarter	0.50	0.22
Fourth Quarter	0.44	0.18
2011
First Quarter	$0.50	$0.34
Second Quarter	0.50	0.28
Third Quarter	0.45	0.20
Fourth Quarter	0.40	0.15
2012
First Quarter	$0.39	$0.15
Second Quarter	0.45	0.16
Third Quarter	0.37	0.12
Fourth Quarter	0.36	0.13
2013
First Quarter	$0.45	$0.16
Second Quarter	0.38	0.18
Third Quarter (through October 28, 2013)	0.39	0.25

The closing price of our common stock on October 28, 2013, as quoted on the OTCQB, was $0.37 per share.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock. As a result of these rules, investors may find it difficult to sell their shares.

Stockholders

As of  October 15, 2013, the Company had approximately 240 stockholders of record and estimates its total number of beneficial stockholders at approximately 110.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company’s estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company’s current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in Item 1 above. Any forward-looking statements contained in or incorporated into this prospectus speak only as of the date of this Report. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

OVERVIEW

National Holdings Corporation (“we,” “our,” “us,” “National,” or the “Company”) is engaged in investment banking, equity research, institutional sales and trading, independent brokerage and advisory services and asset management services through our principal subsidiaries, National Securities Corporation (“National Securities”), vFinance Investments, Inc. (“vFinance Investments”) and National Asset Management Inc. (National Securities and vFinance Investments, are the “Broker-Dealer Subsidiaries”). We are committed to establishing a significant presence in the financial services industry by meeting the varying investment needs of our retail, corporate and institutional clients.

Each of the Broker-Dealer Subsidiaries is subject to regulation by, among others, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Municipal Securities Rulemaking Board (“MSRB”), each is a member of the Securities Investor Protection Corporation (“SIPC”) and are also subject to regulation by the National Futures Association (“NFA”). In addition, each of the Broker-Dealer Subsidiaries is licensed to conduct its brokerage activities in all 50 states, plus the District of Columbia and Puerto Rico, with vFinance Investments also being licensed in the U.S. Virgin Islands.

As of June 30, 2013, we had approximately 960 associated personnel serving retail and institutional customers, trading and investment banking clients. With the exception of our New York, New Jersey, Florida, and Washington branches, our approximately 80 other registered offices are owned and operated by independent owners who maintain all appropriate licenses and are responsible for all office overhead and expenses. These independent operators, many of whom are financial planners, are required to pay their own expenses. This independent contractor model calls for a much higher payout percentage, (typically in the 70-90% range) than the traditional employee model of brokerage which typically only pays between 25-50% of production.

Our registered representatives offer a broad range of investment products and services. These products and services allow us to generate both commissions (from transactions in securities and other investment products) and fee income (for providing investment advisory services, namely managing a client’s account). The investment products and services offered include but are not limited to stocks, bonds, mutual funds, annuities, insurance, and managed money accounts.

Economic Overview and Impact of Financial Market Events

In the quarter ending June 30, 2013, the U.S. domestic equity markets and the S&P 500 continued to rise from the levels in 2012. While corporate profits of US companies have consistently met or exceeded expectations for multiple quarters, the US domestic equity markets are still sensitive to lingering concerns over slowing economic growth and the elevated unemployment rate. Uncertainty over U.S. monetary and fiscal policy, specifically how the Federal Reserve handles its purchase of mortgage backed securities, how the U.S. Congress will handle the debt ceiling and continued sovereign debt concerns in Europe are expected to have an effect on the financial markets, but it is difficult to predict whether it will have an impact on the volatility in the US domestic equity markets. If the market participants believe that the volatility of such markets is too high, it might lead to a reduction in the volume of transactions of US equity securities. Additionally, if the market participants believe that the US equity securities market is not synchronized with the underlying corporate profits, it may create a sharp adjustment to such markets, with significantly higher volume of transactions, followed by a longer period in which the volume of transactions is lower than average. While the longer-term outlook of the European debt crisis is uncertain, we continue to maintain nominal direct exposure to sovereign debt securities.

In response to the concerns noted above and the overall economic environment, the central banks, including the Federal Reserve, have continued to maintain historically low interest rates. The average federal funds effective rate was 0.12% in the quarter ending June 30, 2013. In the September 2012 meeting of the Board of Governors of the Federal Reserve System, it was announced that interest rates are expected to remain low into 2015 with a relatively low yield-curve for mid-term debt securities. The long-term outlook of low interest rates provides opportunities for the US equity securities market while it not hampering the US debt securities.

Recent Developments

On June 20, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with National Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of us ("Merger Sub"), and Gilman Ciocia, Inc., a Delaware corporation ("Gilman"). Upon the terms and subject to the conditions set forth in the Merger Agreement, Gilman became a wholly-owned subsidiary of the Company through a merger of Merger Sub with and into Gilman, with Gilman as the surviving corporation (the "Merger").

Upon the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger, each share of Gilman's common stock, par value $0.01 per share (the “Gilman Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than any dissenting shares), shall be converted into the right to receive 0.24884345081 shares of our common stock; provided that in no event shall the Company or Merger Sub issue in excess of 24,000,000 shares (subject to rounding for fractional shares), in the aggregate, of our common stock. Immediately prior to the closing of the Merger, the outstanding indebtedness of Gilman will not exceed $5,400,000 (the “Assumed Indebtedness”) which shall exclude any capital leases and any insurance premium financing of Gilman or its subsidiaries, and the Company shall cause the Assumed Indebtedness to be paid off at the closing of the Merger. Any amounts of Assumed Indebtedness in excess of $5,000,000 and up to $5,400,000 (the “Difference”) shall cause a reduction in the number of shares of our common stock issued under the Merger Agreement; such reduction in a share amount equal to the quotient of the Difference and $0.30 (subject to equitable adjustment for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to our common stock). In addition, the Company has agreed to issue options to purchase 1,750,000 shares of our common stock to certain employees and independent contractors of Gilman at an exercise price of $0.50 per share at the Closing. Following the closing of the Merger, the Company has also agreed to appoint two persons nominated by the Board of Directors of Gilman and reasonably acceptable to the Company to serve as Class I members of the Board of Directors of the Company and to nominate such persons for election at the next election of Class I directors of the Company.

Consummation of the Merger was subject to closing conditions, including, among other things, (i) the adoption and approval of the Merger Agreement by the requisite vote of Gilman's stockholders; (ii) the effectiveness of a registration statement on Form S-4 to be filed by the Company (which was declared effective by the SEC on August 9, 2013); (iii) the outstanding indebtedness of Gilman not exceeding $5,400,000 which will exclude any capital leases and any insurance premium financing of Gilman or its subsidiaries; (iv) the holders of not more than 5% of Gilman Common Stock outstanding having perfected and not withdrawn a demand for dissenter's rights under applicable law; (v) all severance, change of control payments, accelerations, accrued compensation, bonus, and vacation relating to any and all employees and consultants not exceeding the amounts set forth in Gilman's schedules to the Merger Agreement; (vi) FINRA having approved an application under Rule 1017 with respect to the Merger (the "Rule 1017 Application"); (vii) the Voting and Support Agreements (as defined below) having been executed and delivered to the Company; (viii) the absence of any law or order prohibiting the Merger; and (ix) the accuracy of the representations and warranties, subject to customary materiality qualifiers.

Each of the Company, Gilman and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that (i) Gilman will conduct its business in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and the closing of the Merger; (ii) the Company and Gilman will not engage in certain kinds of transactions or take certain actions during such period; (iii) the Company and Gilman will cooperate in preparing and promptly causing to be filed with the SEC a proxy statement/prospectus and a Registration Statement on Form S-4 and to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing with the SEC (the Form S-4 was declared effective on August 9, 2013); (iv) Gilman as soon as practicable following the date upon which the S-4 becomes effective take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the requisite stockholder vote to adopt the Merger Agreement (the stockholders of Gilman voted to adopt the Merger Agreement on September 9, 2013); (v) Gilman's board of directors recommending that its stockholders adopt the Merger Agreement, subject to certain exceptions; and (vi) the Company promptly causing to be filed with FINRA the Rule 1017 Application.

Prior to the closing of the Merger, Gilman was not permitted to solicit, initiate, knowingly encourage or facilitate, participate in any discussions or negotiations or entertain any proposals to be acquired other than pursuant to the Merger Agreement, subject to certain exceptions, including for Gilman's “fiduciary out” for a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the Company, on the one hand, and Gilman, on the other hand. The Merger Agreement provides that, upon termination under specified circumstances, (i) Gilman would be required to pay the Company a termination fee of $800,000, and (ii) the Company would be required to pay Gilman a reverse termination fee of $800,000.

On October 15, 2013, we completed the merger with Gilman. Pursuant to the Merger Agreement, the Company issued to the Gilman stockholders 0.235019 shares of our common stock for each outstanding share of Gilman common stock. In connection with the closing of the Merger two nominees of the Board of Directors of Gilman, James Ciocia and Frederick “Rick” Wasserman, were appointed to our Board of Directors as class I directors.

On August 28, 2013, we entered into a Securities Purchase Agreement (the “August Purchase Agreement”) with the selling stockholders providing for the issuance and sale of 10,583,330 shares (the “August Shares”) of the Company’s common stock, par value $0.02 per share, for an aggregate purchase price of approximately $3,175,000. The closing of the sale of the August Shares occurred on August 30, 2013 (the “August Closing”).

In connection with the August Purchase Agreement, on August 28, 2013, the Company and the selling stockholders entered into a Registration Rights Agreement (the “August Registration Rights Agreement”). Pursuant to the August Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to (i) file with the SEC as soon as practicable but in no event later than 45 days of the date of the August Closing, a registration statement covering the resale of all August Shares and (ii) have the registration statement be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as practicable but in no event later than the 90 days or if there is a review of the registration statement by the SEC, 120 days after the date of the August Closing. In the event that (1) a registration statement is not declared effective by the SEC on or prior to its required effectiveness date, (2) after the date the registration statement is declared effective by the SEC, (a) a registration statement ceases for any reason, to remain continuously effective or (b) the selling stockholders are not permitted to utilize the prospectus included in the registration statement therein to resell the August Shares, in each case, for more than an aggregate of 20 consecutive days or 45 days during any 12-month period, or (3) the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1) under the Securities Act, it shall pay to each selling stockholder an amount in cash equal to 1% of the purchase price attributed to the such shares on the date the failure occurs and every 30 days thereafter, until cured subject to a maximum amount of up to 10% of the aggregate purchase price of the August Shares. We are registering the shares under the August Registration Statement, of which this prospectus is a part, to satisfy our obligation under the August Registration Rights Agreement.

Growth Strategy

We continue to evaluate opportunities to grow our businesses, including potential acquisitions or mergers with other securities, investment banking and investment advisory firms, and by adding to our base of independent representatives organically. Prospective acquisitions may involve payments of material amounts of cash, the incurrence of a significant amount of debt or the issuance of significant amounts of our equity securities, which may be dilutive to our existing stockholders and/or may increase our leverage. We cannot assure you that we will be able to consummate any such potential acquisitions at all or on terms acceptable to us or, if we do, that any acquired business will be profitable. There is also a risk that we will not be able to successfully integrate acquired businesses into our existing business and operations.

Key Indicators of Financial Performance for Management

Management periodically reviews and analyzes our financial performance across a number of measurable factors considered to be particularly useful in understanding and managing our business. Key metrics in this process include productivity and practice diversification of representatives, top line commission and advisory services revenues, gross margins, operating expenses, legal costs, taxes and earnings per share.

Critical Accounting Policies and Estimates

The SEC recently issued proposed guidance for disclosure of critical accounting policies and estimates. National’s most critical accounting policies relate to income recognition, income taxes, and stock-based compensation. The SEC defines “critical accounting estimates” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain and may change in subsequent periods.

National’s critical accounting policies are as follows:

Revenue Recognition - Customer security transactions and the related commission income and expense are recorded as of the trade date. Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which National acts as an underwriter or agent. Investment banking revenues also include fees earned from providing financial advisory services. Investment banking management fees and sales concessions are recorded on the offering date and underwriting fees at the time the underwriting is completed and the income is reasonably determinable. Customers who are financing their transaction on margin are charged interest. National’s margin requirements are in accordance with the terms and conditions mandated by its clearing firms, NFS, Legent, ICBC Rosenthal and RJO. The interest is billed based on the customer’s average daily balance of the margin account.

Net dealer inventory gains result from securities transactions entered into for the account and risk of National. Net dealer inventory gains are recorded on a trade date basis. Transfer fees are charged for each customer’s security transaction, and are recognized as of the trade date. Investment advisory fees are account management fees for high net worth clients based on the amount of the assets under management. These fees are billed quarterly and recognized at such time that the service is performed and collection is probable.

National generally acts as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it does not make a market, and charges commissions based on the services National provides to its customers. In executing customer orders to buy or sell a security in which National makes a market, National may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. National may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. Mark-ups, mark-downs and commissions are generally priced competitively based on the services it provides to its customers. In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by FINRA.

Common Stock Purchase Warrants – National accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with the provisions of Accounting Standard Codification 815- Derivatives and Hedging (“ASC 815”). Based on such provisions, National classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives National a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). National classifies assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of National) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

National assessed the classification of its derivative financial instruments as of September 30, 2012, which consist of common stock purchase warrants, and determined that such derivatives meet the criteria for equity classification under ASC 815.

Convertible Instruments – National evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments in accordance with Emerging Issues Task Force (“EITF”) 00-19. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional (as that term is described).

National accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with the provisions of Accounting Standard Codification 470-20 Debt with Conversion Options. Accordingly, National records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. National also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

National evaluated the conversion option embedded in the Series A Preferred Stock and determined, in accordance with the provisions of these statements, that such conversion option does not meet the criteria requiring bifurcation of these instruments. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option embedded in the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the preferred shares (as that term is defined under ASC 815). Additionally, National’s conversion options, if free standing, would not be considered derivatives subject to the accounting guidelines prescribed under ASC 815.

However, National believes that certain conversion features embedded in its Series C and Series D Preferred Stock and the related warrants issued in connection with such instruments were not clearly and closely related to the economic characteristics of National’s stock price prior to March 31, 2011. Accordingly, National recognized derivative liabilities in connection with such instruments. National uses judgment in determining the fair value of derivative liabilities at the date of issuance at every Statement of Financial Condition thereafter. National uses judgment in determining which valuation is most appropriate for the instrument (e.g., Black Scholes), the expected volatility, the implied risk free interest rate, as well as the expected dividend rate. As of March 31, 2011, the Series C and Series D Preferred Stock and the warrants associated with such Preferred Stock are accounted for as equity contracts.

Other Receivables – National extends unsecured credit in the normal course of business to its registered representatives. The determination of the amount of uncollectible accounts is based on the amount of credit extended and the length of time each receivable has been outstanding, as it relates to each individual registered representative. The allowance for doubtful accounts reflects the amount of loss that can be reasonably estimated by management, and is included in other expenses in the accompanying consolidated statements of operations.

National has historically used the Black-Scholes option valuation model to estimate the fair value of any options granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under National’s option plans have characteristics that differ from traded options. In National’s opinion, this valuation model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

RESULTS OF OPERATIONS

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Our revenues for the three months ended June 30, 2013 increased, with a similar increase in fixed and variable expenses, compared to the same period last year. With this increase in revenues, we reported a net operating income of $805,000 as compared with a net operating income of $670,000 for the quarters ended June 30, 2013 and 2012, respectively.

Revenues

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	Percent
Commissions	$19,799,000	$18,328,000	$1,471,000	8%
Net dealer inventory gains	3,649,000	4,280,000	(631,000)	-15%
Investment banking	4,105,000	3,897,000	208,000	5%
Interest and dividends	880,000	772,000	108,000	14%
Transfer fees and clearance services	1,810,000	1,658,000	152,000	9%
Investment advisory fees and other income	2,421,000	2,155,000	266,000	12%
	$32,664,000	$31,090,000	$1,574,000	5%

Total revenues increased $1,574,000, or 5%, to $32,664,000 from $31,090,000 in the third quarter of fiscal year 2013 compared to the same period in fiscal year 2012. The increase in revenues is primarily the result of higher retail commissions, other related retail fees, investment banking fees resulting from more favorable market conditions and investment advisory fees resulting from having more assets under management offset by a decline in net dealer inventory gains, which is primarily the result of the decline in municipal bond market valuations.

Commission revenue increased $1,471,000, or 8%, to $19,799,000 from $18,328,000 during the third quarter of fiscal year 2013 compared to the same period in fiscal year 2012, which is attributable to generally more favorable market conditions for retail brokerage.

Net dealer inventory gains, which includes profits on proprietary trading, market making activities and customer mark-ups and mark-downs, decreased $631,000, or 15%, to $3,649,000 from $4,280,000 during the third quarter of fiscal year 2013 compared to the same period in fiscal year 2012. The decrease is primarily due to more volatility in the municipal bond market primarily affecting our fixed income trading activities in the quarter ended June 30, 2013 as compared to the same quarter in 2012.

Investment banking revenue increased $208,000, or 5% to $4,105,000 from $3,897,000 during the third quarter of 2013 compared to the same period in fiscal year 2012. This increase was attributable to a larger number of investment banking transactions during the third quarter of fiscal 2013 when compared to the same period in fiscal year 2012.

Interest and dividends revenue increased by $108,000 or 14%, to $880,000 from $772,000 in the third quarter of fiscal year 2013 compared with the same period in fiscal year 2012. The increase is primarily attributable to the slightly improved retail brokerage environment resulting in higher customer margin account balances, higher customer free cash balances, and slightly higher prevailing interest rates. Transfer fees and clearance services increased $152,000 or 9%, to $1,810,000 in the third quarter of fiscal year 2013 from $1,658,000 in the same quarter of fiscal year 2012. This increase resulted from an increase in service fee income earned during the third quarter of fiscal 2013 offset by a slight decrease in account maintenance and other miscellaneous fee income.

Investment advisory fees and other income, consisting of asset management fees, other miscellaneous transaction fees and other investment income, increased $266,000, or 12%, to $2,421,000 from $2,155,000 during the second quarter of fiscal year 2013 compared to the same quarter of fiscal year 2012. The increase is due primarily to an increase in assets under management in our registered investment advisory subsidiary, National Asset Management.

Operating expenses

In comparison with the $1,574,000, or 5% increase in total revenues in the quarter ended June 2013 as compared to the same quarter of 2012, total operating expenses increased by $1,439,000, or 5%, to $31,859,000 for the third quarter of fiscal year 2013 compared to $30,420,000 in the third quarter of fiscal year 2012. This increase in total expenses is primarily a result of an increase in commissions, compensation and fees offset by decreases in occupancy, equipment and other administrative expenses as well as interest expense.

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	Percent
Commissions, compensation, and fees	$28,242,000	$26,473,000	$1,769,000	7%
Clearing fees	552,000	421,000	131,000	31%
Communications	1,174,000	1,157,000	17,000	1%
Occupancy, equipment and other administrative expenses	663,000	972,000	(309,000)	-32%
Professional fees	781,000	803,000	(22,000)	-3%
Interest	10,000	213,000	(203,000)	-95%
Taxes, licenses and registration	437,000	381,000	56,000	15%
	$31,859,000	$30,420,000	$1,439,000	5%

Commissions, compensation and fees, which primarily consists of commission expense related to commission revenue, net dealer inventory gains and investment banking revenues as well as employee payroll, increased $1,769,000, or 7%, to $28,242,000 in the third quarter of fiscal year 2013 from $26,473,000 in the third quarter of fiscal year 2012. The increase is consistent with the 8% increase in commission revenues for the same period offset by a decrease in employee compensation and related taxes and benefits. Commission expense also includes the amortization of advances to registered representatives aggregating $187,000 and $61,000 for the third quarter of fiscal year 2013 and 2012, respectively. These amounts fluctuate based upon the amounts of advances outstanding and the time period for which the registered representatives have agreed to be affiliated with National Securities. Clearing fees increased $131,000, or 31%, to $552,000 in the third quarter of fiscal year 2013 from $421,000 in the third quarter of fiscal year 2012. This is primarily due to higher revenues and more transactions in 2013 as compared to 2012.

Communications expense increased by $17,000, or 1%, to $1,174,000 in the third quarter of fiscal year 2013 from $1,157,000 in the third quarter of fiscal year 2012.

Occupancy, equipment and other administrative costs decreased $309,000, or 32%, to $663,000 in the third quarter of fiscal year 2013 from $972,000 in the third quarter of fiscal year 2012. This decrease is primarily due a reduction in the amounts paid for office rental and equipment rental. The Company has renegotiated its office lease for Boca Raton, Florida, and given space back to the landlord of its downtown New York City location in preparation for its move to Midtown New York in August. The bulk of these savings will be recognized in September 2013. The Company has reduced its equipment rental costs by renewing lease agreements on certain well maintained office equipment at a fraction of the original costs.

Professional fees decreased $22,000, or 3%, to $781,000 from $803,000 in the third quarter of fiscal year 2013 compared to the third quarter of fiscal year 2012. This decrease is not material, and is primarily attributed to a slight reduction in legal costs associated with the defense of various arbitrations, offset by an increase in legal costs associated with the various projects the Company has and is engaged in to expand its business.

Interest expense decreased by $203,000, or 95%, to $10,000 from $213,000 in the third quarter of fiscal year 2013 compared to the third quarter of fiscal year 2012. The decrease is primarily due to elimination of interest-bearing debt resulting from the repayment of all remaining outstanding notes payable during the second quarter of fiscal year 2013.

Taxes, licenses and registration expenses increased $56,000, or 15%, to $437,000 from $381,000 in the third quarter of fiscal year 2013 compared to the third quarter of fiscal year 2012. This increase in taxes, licenses and registration fees is as a result of a general increase in the number of new representatives that joined the Company during the third quarter of fiscal year 2013 as compared to the comparable quarter in 2012.

Nine Months Ended June 30, 2013 Compared to Nine Months Ended June 30, 2012

Our revenues for the first nine months of fiscal year 2013 increased with a decrease in fixed and variable expenses for the same nine months. This divergence between increasing revenues and decreasing fixed and variable costs resulted in a net operating profit of $1,477,000 as compared with a net operating loss of $1,066,000 for the first nine months of fiscal years 2013 and 2012, respectively.

Revenues

	Nine Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount	Percent
Commissions	$56,608,000	$51,927,000	$4,681,000	9%
Net dealer inventory gains	10,561,000	11,129,000	(568,000)	-5%
Investment banking	8,494,000	12,884,000	(4,390,000)	-34%
Interest and dividends	2,930,000	2,138,000	792,000	37%
Transfer fees and clearance services	5,850,000	5,629,000	221,000	4%
Investment advisory fees and other income	7,614,000	5,990,000	1,624,000	27%
	$92,057,000	$89,697,000	$2,360,000	3%

Total revenues increased $2,360,000, or 3%, to $92,057,000 from $89,697,000 in the first nine months of fiscal year 2013 compared to same period of fiscal year 2012. The increase in revenues is primarily due to more favorable market conditions in the retail marketplace as well as in our investment advisory platform. The volume of transactions during the third quarter of fiscal 2013 was up nominally as compared to the same nine months of fiscal 2012.

Commission revenue increased $4,681,000, or 9%, to $56,608,000 from $51,927,000 during the first nine months of fiscal year 2013 compared with the same period in fiscal year 2012. The increase in commissions was primarily due more favorable market conditions for retail brokerage.

Net dealer inventory gains, which includes profits on proprietary trading, market making activities and customer mark-ups and mark-downs, decreased $568,000, or 5%, to $10,561,000 from $11,129,000 during the first nine months of fiscal year 2013 compared with the same period in fiscal year 2012. The decrease is primarily due to greater volatility in the municipal bond market primarily affecting our fixed income trading activities as compared to the same nine months in 2012.

Investment banking revenue decreased $4,390,000, or 34%, to $8,494,000 from $12,884,000 during the first nine months of 2013 compared to the same period in fiscal year 2012. This decrease was attributable to lower average revenues per deal completed, while the number of deals completed was consistent with banking transactions during the first nine months of fiscal year 2013 when compared to the same period in fiscal 2012.

Interest and dividend income increased by $792,000, or 37%, to $2,930,000 from $2,138,000 in the first nine months of fiscal year 2013 compared with the same period in fiscal year 2012. The increase is primarily attributable to the improved retail brokerage environment resulting in higher customer margin account balances, higher customer free cash balances, and slightly higher prevailing interest rates. Transfer fees and clearance services increased $221,000, or 4%, to $5,850,000 in the first nine months of fiscal year 2013 from $5,629,000 in the first nine months of fiscal year 2012, resulting from a higher number of transactions made on behalf of our clients during the most recent period.

Investment advisory fees and other income, consisting of asset management fees, other miscellaneous transaction fees and other investment income, increased $1,624,000, or 27%, to $7,614,000 from $5,990,000 during the first nine months of fiscal year 2013 compared to the first nine months of fiscal year 2012. The increase is due primarily to an increase in assets under management in our registered investment advisory subsidiary, National Asset Management.

Operating expenses

In comparison with the 3% increase in total revenues, total operating expenses decreased by $183,000, or 0%, to $90,580,000 for the first nine months of fiscal year 2013 compared to $90,763,000 in the first nine months of fiscal year 2012. This decrease in total expenses is primarily a result of a reduction in occupancy and equipment rental costs, interest expense and employee compensation offset by an increase in commissions paid out due to the higher revenues.

	Nine Month Ended June 30,		Increase (Decrease)
	2013	2012	Amount	Percent
Commissions, compensation, and fees	$79,407,000	$78,885,000	$522,000	1%
Clearing fees	1,549,000	1,256,000	293,000	23%
Communications	3,437,000	3,519,000	(82,000)	-2%
Occupancy, equipment and other administrative expenses	2,417,000	3,178,000	(761,000)	-24%
Professional fees	2,316,000	1,979,000	337,000	17%
Interest	240,000	764,000	(524,000)	-69%
Taxes, licenses and registration	1,214,000	1,182,000	32,000	3%
	$90,580,000	$90,763,000	$(183,000)	0%

Commissions, employee compensation, and fees, which primarily includes expenses related to commission revenue, net dealer inventory gains and investment banking and employee compensation, increased $522,000, or 1%, to $79,407,000 in the first nine months of fiscal year 2013 from $78,885,000 in the first nine months of fiscal year 2012. The increase is primarily due to higher commissions paid on higher overall revenues offset by a decrease in employee compensation. Commission expense also includes the amortization of advances to registered representatives aggregating $212,000 and $204,000 for the first nine months of fiscal year 2013 and 2012, respectively. These amounts fluctuate based upon the amounts of advances outstanding and the time period for which the registered representatives have agreed to be affiliated with National Securities.

Clearing fees increased $293,000, or 23%, to $1,549,000 in the first nine months of fiscal year 2013 from $1,256,000 in the first nine months of fiscal year 2012. This is primarily due to revenues and more transactions in 2013 as compared to 2012.

Communications expenses decreased by $82,000, or 2%, to $3,437,000 in the first nine months of fiscal year 2013 from $3,519,000 in the first nine months of fiscal year 2012. This decrease is primarily due to a focus by management on reducing bandwidth and overall telecommunication services costs since the beginning of the fiscal year.

Occupancy, equipment and other administrative costs decreased $761,000, or 24%, to $2,417,000 from $3,178,000 in the first nine months of fiscal year 2013 compared to the first nine months of fiscal year 2012. This decrease is primarily due a reduction in the amounts paid for office rental and equipment rental. The Company has renegotiated its office lease for Boca Raton, Florida, and given a portion of its space back to the landlord in both its Boca Raton and its downtown New York City location. The Company is moving its downtown office to Midtown New York in August. Additional savings from the lease amendments and office moves will start to be recognized in September 2013. The Company has also reduced its equipment lease costs by signing new agreements on certain well maintained office equipment at a fraction of the original costs. These savings have been offset somewhat by rising insurance costs. Professional fees increased $337,000, or 17%, to $2,316,000 from $1,979,000 in the first nine months of fiscal year 2013 compared to the first nine months of fiscal year 2012. This increase is primarily attributed to legal fees associated with the various projects the Company is engaged in during the nine months ended June 30, 2013. This is offset by a slight reduction in legal costs associated with the defense of various arbitrations.

Interest expense decreased by $524,000, or 69%, to $240,000 from $764,000 in the first nine months of fiscal year 2013 compared to the first nine months of fiscal year 2012. The decrease is primarily due to the Company’s repayment of all remaining outstanding notes payable during the second quarter of fiscal year 2013.

Taxes, licenses and registration increased $32,000, or 3%, to $1,214,000 from $1,182,000 in the first nine months of fiscal year 2013 compared to the first nine months of fiscal year 2012. This increase in taxes, licenses and registration fees is as a result of a slightly higher fees paid for registration due to the registration of new independent brokers offset by a decrease in the Company’s membership fees primarily associated with its dropping its Equity Station FINRA membership.

Fiscal Year 2012 Compared with Fiscal Year 2011

The Company’s fiscal year 2012 resulted in a decrease in revenues, and a correlated decrease in variable expenses as well as cost savings in compensation and other fixed costs as implemented by management, compared with fiscal year 2011. As a result, the Company reported a net loss of $1,937,000 compared with a net loss of $4,713,000 for the fiscal years 2012 and 2011, respectively.

Revenues

	Fiscal Year		Increase (Decrease)
	2012	2011	Amount	Percent
Commissions	$70,301,000	$85,296,000	$(14,995,000)	-18%
Net dealer inventory gains	14,427,000	14,261,000	166,000	1%
Investment banking	15,390,000	6,930,000	8,460,000	122%
Interest and dividends	2,996,000	3,586,000	(590,000)	-16%
Transfer fees and clearing services	7,196,000	8,528,000	(1,332,000)	-16%
Investment advisory fees	8,092,000	7,567,000	525,000	7%
Other	246,000	353,000	(107,000)	-30%
	$118,648,000	$126,521,000	$(7,873,000)	-6%

Total revenues decreased $7,873,000, or 6%, in fiscal year 2012 to $118,648,000 from $126,521,000 in fiscal year 2011. The decrease in revenues is primarily due to less favorable market conditions in retail brokerage offset by an increase in investment banking as described in our overview of the business environment.

Commissions revenues decreased by $14,995,000, or 18%, to $70,301,000 from $85,296,000 during fiscal 2012 when compared to the prior year, primarily due to less favorable general market conditions resulting in lower volume of transactions made on behalf of our clients.

Net dealer inventory gains, which includes profits on proprietary trading, market making activities, and customer mark-ups and mark-downs increased by $166,000, or 1%, to $14,427,000 from $14,261,000 during fiscal 2012 when compared to fiscal 2011, primarily due to slightly more favorable trading conditions affecting our market making and fixed income trading activities in the year ended September 30, 2012, as compared to the prior year period.

Investment banking fees increased $8,460,000, or122%, to $15,390,000 from $6,930,000,during fiscal 2012 when compared to the prior year, primarily from a larger number of and generally larger average size of successful capital raising events for clients, and advisory and consulting services provided during the year.

Interest and dividend revenue primarily consists of interest on customer margin account balances. Interest and dividends decreased by $590,000, or 16% to $2,996,000 from $3,586,000 during fiscal 2012 when compared to the prior year. The decrease is primarily due to somewhat lower customer margin account balances, lower customer free cash balances, and slightly lower prevailing interest rates during the year.

Transfer fees and clearing service revenue, which primarily consists of fees charged to our registered representatives to execute on their behalf, decreased by $1,332,000, or 16%, to $7,196,000 from $8,528,000 during fiscal 2012 when compared to the prior year. The decrease is primarily due to a lower number of transactions made on behalf of our clients during the most recent year.

Investment advisory fees, which primarily consists of fees charged to our clients in our asset based money management group, increased by $525,000, or 7%, to $8,092,000 from $7,567,000 during fiscal 2012 when compared to the prior year. The increase is primarily due to an increase in assets under management during the most recent year.

Other revenue which consists of transaction fees charged to our customers and other investment income decreased by $107,000, or 30% during fiscal 2012 when compared to the prior year. The decrease is primarily due to a lower number of these transactions made on behalf of our clients during the most recent year.

Operating expenses

	Fiscal Year		Increase (Decrease)
	2012	2011	Amount	Percent
Commissions, compensation, and fees	$103,800,000	$113,325,000	$(9,525,000)	-8%
Clearing fees	1,662,000	2,107,000	(445,000)	-21%
Communications	4,731,000	4,571,000	160,000	4%
Occupancy and equipment costs	4,189,000	5,052,000	(863,000)	-17%
Professional fees	2,714,000	1,831,000	883,000	48%
Interest	916,000	1,147,000	(231,000)	-20%
Taxes, licenses and registration	1,536,000	1,639,000	(103,000)	-6%
	$119,548,000	$129,672,000	$(10,124,000)	-8%

In comparison with the 6% decrease in total revenues, total expenses decreased 8%, or $10,124,000, to $119,548,000 for fiscal year 2012 compared to $129,672,000 in fiscal year 2011. The decrease in total expenses is primarily the result of decreased commission expense which is consistent with the decrease in commission revenues combined with a decrease in occupancy and equipment costs resulting from managements’ cost cutting efforts and the reduction of space in our New York office.

Commission, compensation, and fees expenses, which includes expenses based on commission revenue, net dealer inventory gains and investment banking, as well as base compensation to our employees, brokers, and support staff, decreased by $9,525,000, or 8%, to $103,800,000 from $113,325,000 during fiscal year 2012 when compared to the prior year. The decrease is primarily attributable to a decrease in commission expense related to retail commission revenues, savings in salaries and other expenses as a result of cost cutting efforts by management, offset by a smaller increase in commission expense related to investment banking revenue and net dealer inventory gains. Commission expense also includes the amortization of advances to registered representatives aggregating $265,000 and $392,000 for fiscal 2012 and 2011, respectively. These amounts fluctuate based upon the amounts of advances outstanding and the time period for which the registered representatives have agreed to be affiliated with National Securities. Employee compensation includes the amortization of the fair value associated with stock based compensation of $10,000 and $265,000 in fiscal 2012 and 2011, respectively.

Clearing fees decreased $445,000 or 21% to $1,662,000 from $2,107,000 during fiscal 2012 when compared to the prior year. The decrease is commensurate with a decrease in transaction volumes and clearance service revenues in fiscal 2012.

Communication expenses increased $160,000 or 4%, to $4,731,000 from $4,571,000 during fiscal 2012 when compared to the prior year. This increase is primarily due to a temporary duplication in costs necessitated by the replacement of our primary phone system in our headquarters in New York due to fire damage, which occurred during the first quarter of fiscal 2012. Occupancy, equipment and other administrative expenses decreased $863,000, or 17%, to $4,189,000 from $5,052,000 during fiscal 2012 when compared to the prior year. This decrease is primarily due to the reduction of space rented in our New York office after the fire which occurred in the first quarter of fiscal 2012 and other savings on rental costs due to renegotiated leases and the consolidation of some of the Company’s smaller offices upon lease expiration.

Professional fees increased $883,000, or 48% to $2,714,000 from $1,831,000 during fiscal 2012 when compared to the prior year. The increase in professional fees is primarily a result of litigation costs associated with the New York City office rental abatement issue coupled with generally higher legal costs associated with arbitrations and civil matters and the consulting fees related to the trading group that joined the Company in fiscal 2012. The rental abatement issue was resolved in fiscal 2012. Additionally, in fiscal 2011 the Company received reimbursements from its insurance company primarily for legal fees in conjunction with two settlements of approximately $350,000.

Interest expense decreased by $231,000, or 20%, to $916,000 from $1,147,000 during fiscal 2012 when compared to the prior year. The decrease is primarily due to the payoff of $4.2 million of debt in March and September 2012, lower amortization of debt discount and lower rates on the remaining interest bearing debt. There was no amortization of debt discount during the second half of fiscal 2012, as it had been fully recorded by the second quarter of 2012 and we satisfied principal aggregating $4.2 million in a note bearing interest at 10% with a $5.0 million note bearing interest at 6% and a $1.0 million note bearing interest at 10% during fiscal 2012.

Taxes, licenses and registration decreased $103,000, or 6%, to $1,536,000 from $1,639,000 during fiscal 2012 compared to 2011. This decrease is not material.

Loss on disposition of unconsolidated joint venture

In April 2012, we relinquished our interest in an unconsolidated joint venture, Opus, resulting in a loss of disposition of such investment of $1,051,000 which was recorded at June 30, 2012. We did not incur such losses during fiscal 2011.

Increase in fair value of derivative liabilities

We did not have any derivative liabilities outstanding during fiscal year 2012. The fair value of derivative liabilities, as computed between measurement dates, increased by approximately $1.6 million during fiscal year 2011. The increase in fair value of derivative liabilities in 2011 was primarily due to an increase in our quoted price per share between measurement dates, which is one of the main assumptions in our computation of derivative liabilities.

The Company reported a net loss of $1,937,000 in fiscal year 2012 compared to a net loss of $4,713,000 in fiscal year 2011. The net loss attributable to common stockholders in fiscal year 2012 was $2,030,000 or $0.08 per common share, as compared to a net loss attributable to common stockholders of $5,127,000, or $0.18 per common share in fiscal year 2011. The net loss attributable to common stockholders for fiscal years 2012 and 2011 reflects $93,000 and $414,000, respectively, of cumulative preferred stock dividends on the Company’s preferred stock.

Non-G.A.A.P. Information for the Three and Nine Months Ended June 30, 2013 Compared with Three and Nine Months Ended June 30, 2012

Management considers earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our Board of Directors and management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

For the three months ended June 30, 2013 and 2012, EBITDA, as adjusted, was $1,170,000 and $1,247,000 respectively. This decrease of $77,000 in the three months ended June 30, 2013 over the same period in 2012 resulted from a general improvement in net income as reported which improved by $194,000 due to higher revenues, improving margins and a decrease in operating expenses as a result of management’s focus on cost cutting, offset by a reduction in the adjustment for interest expense of $203,000.

For the nine months ended June 30, 2013 and 2012, EBITDA, as adjusted, was $2,921,000 and $1,269,000 respectively. This improvement of $1,652,000 in the nine months ended June 30, 2013 over 2012 resulted from a general improvement in revenues and net income as reported which improved by $3,460,000 due to higher revenues, improving margins and a decrease in operating expenses as a result of management’s focus on cost cutting, offset by a reduction in the adjustment for interest expense of $524,000.

The following table presents a reconciliation of EBITDA, as adjusted, to net income (loss) as reported in accordance with generally accepted accounting principles.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Net income (loss), as reported	$805,000	$661,000	$1,258,000	$(2,202,000)
Interest expense	10,000	213,000	240,000	764,000
Taxes	20,000	34,000	128,000	116,000
Depreciation	103,000	122,000	330,000	410,000
Amortization	155,000	155,000	466,000	466,000
EBITDA	1,093,000	1,185,000	2,422,000	(446,000)
Non-cash compensation expense	-	1,000	-	10,000
Non-cash other administrative expense	-	-	125,000	450,000
Forgivable loan write down	77,000	61,000	212,000	204,000
Loss on disposition of joint venture	-	-	-	1,051,000
Loss on investment in unaffiliated entity	-	-	162,000	-
EBITDA, as adjusted	$1,170,000	$1,247,000	$2,921,000	$1,269,000

EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense and loss on disposition of joint venture and loss on investment in unaffiliated entity, is a key metric we use in evaluating our business. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC.

Non-G.A.A.P. Information for the Fiscal Year Ended September 30, 2012 Compared with September 30, 2011

Management considers earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our board of directors and management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as stock-related compensation and changes in fair value of derivative liabilities. EBITDA, as adjusted should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities. For fiscal year 2012 and 2011, EBITDA, as adjusted, was $1,529,000 and $119,000, respectively. This improvement of $1,410,000 during fiscal 2012 when compared to 2011 resulted from a general decrease in operating expenses partially offset by a lower decrease in revenues.

The following table presents a reconciliation of EBITDA, as adjusted, to net loss as reported in accordance with generally accepted accounting principles, or GAAP.

	Fiscal Year Ended
	2012	2011

Net loss, as reported	$(1,937,000)	$(4,713,000)
Interest expense	916,000	1,147,000
Taxes	153,000	148,000
Depreciation	533,000	633,000
Amortization	538,000	644,000
EBITDA	203,000	(2,141,000)
Non-cash compensation expense	10,000	265,000
Forgivable loan write-down	265,000	392,000
Loss on disposition of unconsolidated joint venture	1,051,000	-
Change in fair value of derivative liabilities	-	1,603,000
EBITDA, as adjusted	$1,529,000	$119,000

EBITDA, as adjusted for, non-cash compensation expense, forgivable loan write-down and changes in fair value of derivative liabilities, is a key metric we use in evaluating our business. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC.

Liquidity and Capital Resources

Source of liquidity and capital resources

	Ending Balance at June 30,		Average Balance during first nine months of
	2013	2012	2013	2012
Cash	$14,696,000	$6,564,000	$9,625,000	$6,631,000
Receivables from broker-dealers and clearing organizations	$3,617,000	$2,910,000	$3,271,000	$2,812,000
Marketable securities	$618,000	$654,000	$1,189,000	$554,000
Accounts payable, accrued expenses and other liabilities	$11,662,000	$11,648,000	$11,648,000	$11,765,000
Convertible notes payable excluding debt discount	$-	$4,533,000	$4,533,000	$6,333,000
Subordinated borrowings	$-	$-	$-	$55,000

Source of liquidity and capital resources

At June 30, 2013 and 2012, 81% and 61%, respectively, of our total assets consisted of cash and cash equivalents, receivables from clearing brokers and other broker-dealers and, marketable securities owned. The level of cash used in each asset class is subject to fluctuation based on market volatility, revenue production and trading activity in the marketplace. Allocation of cash into marketable securities classes are dependent upon overall market activity, but the majority of our securities owned are in municipal securities and common stock.

The Broker-Dealer Subsidiaries are subject to the SEC's Uniform Net Capital Rule 15c3-1, which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital. Net capital is defined as the net worth of a broker-dealer subject to certain adjustments. In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer's position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer's net capital. National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. At June 30, 2013, National Securities’ net capital exceeded the requirement by approximately $3,163,000. Due to its market maker status, vFinance Investments is required to maintain a minimum net capital of $1,000,000 and at June 30, 2013, vFinance Investments’ net capital exceeded the requirement by approximately $1,098,000.

Advances, dividend payments and other equity withdrawals from the Company’s broker-dealer subsidiaries are restricted by the regulations of the SEC and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to the Company. During the nine month ended June 30, 2013 and 2012, the Broker-Dealer Subsidiaries were in compliance with the rules governing dividend payments and other equity withdrawals.

The Company extends unsecured credit in the normal course of business to its brokers. The determination of the appropriate amount of the reserve for uncollectible accounts is based upon a review of the amount of credit extended, the length of time each receivable has been outstanding, and the specific individual brokers from whom the receivables are due.

The objective of liquidity management is to ensure that the Company has ready access to sufficient funds to meet commitments, fund deposit withdrawals, and efficiently provide for the credit needs of customers.

Our primary sources of liquidity include the sale of our securities and other financing activities and our cash flow from operations. We believe that we have sufficient funds from operations to fund our ongoing operating requirements for the foreseeable future. However, we may need to raise funds to enhance our working capital and use them for strategic purposes. If such need arise, we intend to generate proceeds from either debt or equity financing.

On January 25, 2013, the Company issued 29,450,000 shares of its common stock for gross proceeds of approximately $8.8 million. The Company used the proceeds from the issuance of shares to repay certain outstanding indebtedness and for general corporate, working capital and net capital purposes and associated costs and fees relating to the transaction.

During January 2013, the Company issued 10,000,000 shares of its common stock in satisfaction of obligations under convertible notes aggregating $5,000,000 and repaid senior subordinated notes payable of $2,800,000.

We do not have any material commitments for capital expenditures. We routinely purchase computer equipment and technology to maintain or enhance the productivity of our employees and such capital expenditures have ranged between $96,000 and $106,000 during the first nine months of fiscal 2013 and 2012, respectively.

Nine months ended June 30, 2013

The decrease in marketable securities as of June 30, 2013 is primarily due to an decrease in the position of municipal securities held for resale by the Company than it had in September 2012. Changes in securities owned, marketable at market value are dependent upon overall market activity and opportunities perceived by the Company. The inrease in accounts payables during the first nine months of fiscal 2013 is due to the timing of certain invoices received at this time of the year.

Cash used in investing activities during the first nine months of fiscal 2013 amounted to $96,000 which was due to the purchase of fixed assets to maintain the Company’s infrastructure. Cash provided by financing activities of $5,575,000 during the first nine months of fiscal 2013 resulted primarily from an issuance of common stock in January 2013 offset by the repayment of the balance of the convertible note payable of $2,800,000 which satisfied all of our remaining obligations under the outstanding notes payable.

Nine months ended June 30, 2012

The increase in other receivables during the nine month period ended June 30, 2012 is primarily due to the increase in receivables associated with investment banking transactions. Changes in securities owned is primarily due to a general increase in securities held for trading as well as increase in the valuation of non-marketable warrants and securities held, which the Company received as compensation for investment banking deals. The decrease in accounts payables during the nine months period ended June 30, 2012 is primarily due to the overall decrease in revenues as compared to the same period in fiscal year 2011.

Cash used in investing activities during the first nine months of fiscal 2012 amounted to $656,000 which was primarily due to the need to complete the funding of an investment in an unconsolidated joint venture of $550,000, resulting from prior obligations and by recurring purchases of computer equipment of $106,000.

Cash provided by financing activities during the first nine months of fiscal 2012 amounted to $910,000 and resulted primarily from an issuance of convertible note payable of $4,000,000 which satisfied our obligations under an outstanding convertible note payable of $3,000,000. Additionally, we made net repayments of $90,000 of our subordinated borrowings during the same period.

Sources of liquidity and capital resources

	Ending Balance September 30,		Average Balance during fiscal
	2012	2011	2012	2011
Cash	$7,934,000	$6,698,000	$7,316,000	$6,044,000
Receivables from broker-dealers and clearing organizations	3,650,000	2,714,000	3,182,000	3,116,000
Marketable securities	696,000	454,000	575,000	567,000
Accounts payable, accrued expenses and other liabilities	11,560,000	11,832,000	11,696,000	11,887,500
Convertible notes payable excluding debt discount	6,800,000	6,000,000	6,400,000	6,000,000
Notes payable	-	-	-	250,000
Subordinated borrowings	1,000,000	100,000	550,000	425,000

At September 30, 2012 and 2011, 74% and 60%, respectively, of our total assets consisted of cash and cash equivalents, marketable securities owned and receivables from clearing brokers and other Broker-Dealers. The level of cash used in each asset class is subject to fluctuation based on market volatility, revenue production and trading activity in the marketplace. Allocation of cash into marketable securities classes are dependent upon overall market activity, but the majority of our securities owned are in municipal securities and common stock.

At September 30, 2012, National Securities’ net capital exceeded the requirement by approximately $1,144,000. Due to its market maker status, vFinance Investments is required to maintain a minimum net capital of $1,000,000 and EquityStation is required to maintain $50,000, and at September 30, 2012 the firms had excess net capital of approximately $639,000 and $95,000 respectively.

Advances, dividend payments and other equity withdrawals from the Broker-Dealer Subsidiaries are restricted by the regulations of the SEC and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to National. During 2012 and 2011, the Broker-Dealer subsidiaries were in compliance with the rules governing dividend payments and other equity withdrawals.

We extend unsecured credit in the normal course of business to its brokers. The determination of the appropriate amount of the reserve for uncollectible accounts is based upon a review of the amount of credit extended, the length of time each receivable has been outstanding, and the specific individual brokers from whom the receivables are due.

The objective of liquidity management is to ensure that National has ready access to sufficient funds to meet commitments, fund deposit withdrawals and efficiently provide for the credit needs of customers.

Our primary sources of liquidity include the sale of its securities and other financing activities and its cash flow from operations. We believe that it has sufficient funds from operations to fund its ongoing operating requirements through at least 2012. However, we may need to raise funds to enhance its working capital and use them for strategic purposes.

At September 30, 2012, we had total indebtedness of $7.8 million. We have secured convertible promissory notes aggregating $5,000,000 during March, April and September 2012 and a subordinated note of $1.0 million during September 2012, which may mature as early as August 2013, or, if certain conditions are met, in March 2015. We used a portion of the proceeds from the convertible promissory notes and subordinated notes to satisfy the principal of $4.2 million convertible promissory notes which matured in March and June 2012. We also have a remaining obligation of $1.8 million convertible promissory note which now matures in January 2013. Such notes are unsecured, are solely the obligation of our parent company and not any of its operating subsidiaries, including our broker-dealer subsidiaries. Such notes are due to entities affiliated to two of our directors.

We did not have any material commitments for capital expenditures. We routinely purchase computer equipment and technology to maintain or enhance the productivity of its employees and such capital expenditures have ranged between $221,000 and $480,000 during fiscal 2012 and 2011, respectively.

	Year ended September 30,
	2012	2011
Cash flows from operating activities
Net Loss	$(1,937,000)	$(4,713,000)
Non-cash adjustments
Depreciation and amortization	1,154,000	1,254,000
Loss on disposition of unconsolidated joint venture	1,051,000	-
Amortization of advances to registered representatives	265,000	392,000
Increase in fair value of derivative liabilities	-	1,603,000
Fair value of options	10,000	265,000
Other	55,000	270,000
Changes in assets and liabilities
Receivables from clearing organizations, broker-dealers and others	(786,000)	1,420,000
Marketable securities	(307,000)	310,000
Accounts payable and accrued expenses and other liabilities	773,000	(690,000)
Other	29,000	47,000
Net cash provided by operating activities	307,000	158,000
Cash flows used in investing activities
Redemption of note receivable	-	500,000
Capital contributions to unconsolidated joint venture	(550,000)	(501,000)
Purchase of fixed assets	(221,000)	(480,000)
	(771,000)	(481,000)
Cash flows from financing activities
Repayment of subordinated borrowings, net	900,000	(650,000)
Proceeds from convertible notes payable	5,000,000	-
Repayment of notes and convertible notes payable	(4,200,000)	(500,000)
Proceeds from issuance of common and preferred stock, net	-	2,781,000
	1,700,000	1,631,000
Net variation in cash	$1,236,000	$1,308,000

Year ended September 30, 2012

The increase in receivables from clearing organizations, broker-dealers and others at September 30, 2012 as compared to September 30, 2011 is primarily due to the higher revenues in September 2012 as compared to September 2011 revenues. These receivables are typically received within 30 days of the close of the prior month. Changes in securities owned are primarily due to a general increase in securities held for trading as well as increase in the valuation of non-marketable warrants and securities held, which we received as compensation for investment banking deals. The increase in accounts payables, accrued expenses and other liabilities at September 30, 2012 as compared to September 30, 2011 is primarily due to the higher commissions payable consistent with the revenues in September 2012 as compared to September 2011 revenues.

Cash used in investing activities during fiscal 2012 amounted to $771,000 which was primarily due to the need to complete the funding of an investment in an unconsolidated joint venture of $550,000, resulting from prior obligations and by recurring purchases of computer equipment of $221,000.

Cash provided by financing activities during fiscal 2012 amounted to $1,700,000 and resulted primarily from an issuance of convertible notes payable and subordinated debt of $6,000,000 which partly satisfied National's obligations under two outstanding convertible notes payable of $4,200,000. Additionally, National made net repayments of $100,000 of its subordinated borrowings during the same period.

Year ended September 30, 2011

The decrease in receivables during fiscal 2011of $1,420,000 is primarily due to a decrease in receivables from clearing firms resulting from lower revenues during the month of September year over year, and the decrease in payables during fiscal 2011 of $690,000 is primarily due to a decrease in commissions payable corresponding to the lower sales during the month of September year over year.

Cash used in investing activities during fiscal 2011 amounted to $481,000 which was primarily due to the redemption of a note receivable of $500,000, offset by recurring purchases of computer equipment of $480,000 and an investment in an unconsolidated joint venture of $501,000.

Cash provided by financing activities of $1,631,000 during fiscal 2011 and was primarily due to net proceeds from the issuance of Series D Preferred Stock and National's shares of common stock aggregating $2,750,000, offset by principal repayments aggregating $1,150,000 of subordinated borrowings and notes payable.

Operating cash flows from period to period

National’s cash flows from operating activities increase to $307,000 from $158,000 for fiscal years 2012 and 2011, respectively. Such increase is primarily attributable to the following:

●	aforementioned changes in assets and liabilities during the respective periods, and
●	overall greater decrease in operating expenses offset by lower revenues

Inflation

The Company believes that the effect of inflation on its assets, consisting of cash, securities, office equipment, leasehold improvements and computers has not been significant.

Off-Balance Sheet Arrangements

The Company does not have any off-balance-sheet arrangements (as defined in Regulation S-K 303(a)(4)(ii)) that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Guidance Adopted

In July 2012, the FASB issued ASU No. 2012-02, Testing indefinite-lived intangible assets for impairment. The update aims to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. This guidance was effective for the Company beginning on October 1, 2012. The adoption of this accounting guidance did not have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about offsetting assets and liabilities, an accounting update that creates new disclosure requirements requiring entities to disclose both gross and net information for derivatives and other financial instruments that are either offset in the statement of financial condition or subject to an enforceable master netting arrangement or similar arrangement. The disclosure requirements are effective for the Company beginning on or after January 1, 2013. Since these amended principles require only additional disclosures concerning offsetting and related arrangements, adoption will not affect the Company’s consolidated statements of income or financial condition.

In September 2011, the FASB issued Accounting Standard Update (“ASU”) No. 2011-08, Testing Goodwill for Impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. The new guidance was effective for the Company beginning October 1, 2012 and did not have material impact on the Company’s financial statements upon adoption.

Recent Accounting Guidance Not Yet Adopted

In July 2013, the FASB Issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The Update provides guidance for the presentation of an unrecognized tax benefit when, among other things, a net operating loss carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date.

The new guidance will be effective for the Company beginning January 1, 2014. Earlier adoption is permitted. The Company believes that the new guidance will not have any material impact on the Company’s financial statements upon adoption.

In February 2013, the FASB issued Accounting Standard Update (“ASU”) No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The Update provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. generally accepted accounting principles (GAAP). The guidance in this Update requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the following:

a.      The amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors

b.      Any additional amount the reporting entity expects to pay on behalf of its co-obligors.

The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The new guidance will be effective for the Company beginning January 1, 2014. Earlier adoption is permitted. The Company believes that the new guidance will not have any material impact on the Company’s financial statements upon adoption.

Quantitative and Qualitative Disclosure about Market Risk

Market Risk

We maintain trading securities owned and securities sold, but not yet purchased in order to facilitate client transactions, to meet a portion of our clearing deposit requirements at various clearing organizations. These securities include debt securities issued by the U.S. government, money market funds, corporate debt securities, certificates of deposit and equity securities.

Changes in the value of our trading inventory may result from fluctuations in interest rates, credit ratings of the issuer, equity prices and the correlation among these factors. We manage our trading inventory by product type. The balances are based upon pending client activities which are monitored by our broker dealer support services department. Because these positions arise from pending client transactions, there are usually no specific trading or position limits. Positions held to meet clearing deposit requirements consist of U.S. government securities. The amount of securities deposited depends upon the requirements of the clearing organization. The level of securities deposited is monitored by the settlement area within our broker dealer support services department.

We do not enter into contracts involving derivatives or other similar financial instruments for trading or proprietary purposes.

Our primary market risk arises from the fact that we engage in proprietary trading and historically have made dealer markets in equity securities. We may incur losses as a result of price movements in these inventories due to changes in interest rates, foreign exchange rates, equity prices and other political factors. We are not subject to direct market risk due to changes in foreign exchange rates. However, we are subject to market risk as a result of changes in interest rates and equity prices, which are affected by global economic conditions. We manage our exposure to market risk by limiting its net long or short positions. Trading and inventory accounts are monitored daily by management and we have instituted position limits. Current and proposed underwriting, corporate finance, merchant banking and other commitments are subject to due diligence reviews by our senior management, as well as professionals in the appropriate business and support units involved.

Credit risk represents the amount of accounting loss we could incur if counterparties to our proprietary transactions fail to perform and the value of any collateral proves inadequate. Although credit risk relating to various financing activities is reduced by the industry practice of obtaining and maintaining collateral, we maintain more stringent requirements to further reduce our exposure. We monitor our exposure to counterparty risk on a daily basis by using credit exposure information and monitoring collateral values and establishment of credit limits. We maintain a credit committee, which reviews margin requirements for large or concentrated accounts and sets higher requirements or requires a reduction of either the level of margin debt or investment in high-risk securities or, in some cases, requires the transfer of the account to another broker-dealer.

We monitor our market and credit risks daily through internal control procedures designed to identify and evaluate the various risks to which we are exposed. There can be no assurance, however, that our risk management procedures and internal controls will prevent losses from occurring as a result of such risks.

The following table shows the quoted market values of marketable securities we owned ("long") , securities we sold but have not yet purchased ("short") , and net positions as of June 30, 2013:

	Long	Short	Net
Corporate stocks	$68,000	$11,000	$57,000
Government obligations	388,000	-	388,000
	$456,000	$11,000	$445,000

Operational Risk

Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our technology or financial operating systems and inadequacies or breaches in our control processes. We operate in a dynamic market and are reliant on the ability of our employees and systems to process a large number of transactions. These risks are less direct and quantifiable than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing transaction volumes. In the event of a breakdown or improper operation of systems or improper action by employees, we could suffer financial loss, regulatory sanctions and damage to our reputation. Business continuity plans exist for critical systems, and redundancies are built into the systems as deemed appropriate. In order to mitigate and control operational risk, we have developed and continue to enhance specific policies and procedures that are designed to identify and manage operational risk at appropriate levels throughout our organization and within various departments. These control mechanisms attempt to ensure that operational policies and procedures are being followed and that our employees operate within established corporate policies and limits.

Risk Management

We have established various committees of the Board of Directors to manage the risks associated with our business. Our Audit Committee was established for the primary purpose of overseeing (i) the integrity of our unaudited and audited condensed consolidated financial statements, (ii) our compliance with legal and regulatory requirements that may impact our unaudited condensed consolidated financial statements or financial operations, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our independent auditor and internal audit function.

In addition, we have written policies and procedures that govern the conduct of business by our employees and our relationship with our clients. Our client policies address the extension of credit for client accounts, data and physical security, compliance with industry regulation and codes of ethics to govern employee conduct among other matters.

BUSINESS

General

National Holdings Corporation, a Delaware corporation organized in 1996, is a financial services organization, operating primarily through its wholly-owned subsidiaries, National Securities Corporation (“National Securities” or “NSC”) and vFinance Investments, Inc. (“vFinance Investments”) (collectively, the “Broker-Dealer Subsidiaries”). The Broker-Dealer Subsidiaries conduct a national securities brokerage business through their main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington.

Through its Broker-Dealer Subsidiaries, the Company (1) offers full service retail brokerage to approximately 39,000 high net worth individual and institutional clients, (2) provides investment banking, merger and acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) engages in trading securities, including making markets in over 5,800 securities, providing liquidity in both foreign and domestic issues on a variety of exchanges and also providing execution and technical analysis in the United States Treasury marketplace. The Broker-Dealer Subsidiaries are introducing brokers and clear all transactions through clearing organizations on a fully disclosed basis. They are registered with the Securities and Exchange Commission (the "SEC"), are members of the Financial Industry Regulatory Authority ("FINRA"), Securities Investor Protection Corporation ("SIPC") and are also members of the National Futures Association ("NFA").

Our brokers operate primarily as independent contractors. An independent contractor registered representative who becomes an affiliate of a Broker-Dealer Subsidiary typically establishes his own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, computer and other equipment, stock quotation machines, software and general office supplies. The independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his sales than an employee registered representative at a traditional employee-based brokerage firm. This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for lower or non-production.

Our wholly-owned subsidiary, National Asset Management, Inc., a Washington corporation ("NAM"), is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed.

Our wholly-owned subsidiary, National Insurance Corporation, a Washington corporation ("National Insurance"), provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities.

August 2013 Private Placement

On August 28, 2013, we entered into a Securities Purchase Agreement (the "August Purchase Agreement") with the selling stockholders providing for the issuance and sale of 10,583,330 shares of our common stock for an aggregate purchase price of approximately $3,175,000. The closing of the sale of the Shares occured on August 30, 2013 (the “August Closing”).

In connection with the August Purchase Agreement, on August 28, 2013, the Company and the Purchasers entered into a Registration Rights Agreement (the “August Registration Rights Agreement”). Pursuant to the August Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to (i) file with the SEC as soon as practicable but in no event later than 45 days of the date of the August Closing, a registration statement covering the resale of all shares sold pursuant to the August Purchase Agreement and (ii) have the registration statement be declared effective under the Securities Act as soon as practicable but in no event later than the 90 days or if there is a review of the registration statement by the SEC, 120 days after the date of the August Closing. In the event that (1) a registration statement is not declared effective by the SEC on or prior to its required effectiveness date, (2) after the date the registration statement is declared effective by the SEC, (a) a registration statement ceases for any reason, to remain continuously effective or (b) the selling stockholders are not permitted to utilize the prospectus included in the registration statement therein to resell the shares, in each case, for more than an aggregate of 20 consecutive days or 45 days during any 12-month period, or (3) the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1) under the Securities Act, it shall pay to each selling stockholder an amount in cash equal to 1% of the purchase price attributed to the such selling stockholder's shares on the date the failure occurs and every 30 days thereafter, until cured subject to a maximum amount of up to 10% of the aggregate purchase price of the shares. We are registering the shares under the August Registration Statement, of which this prospectus is a part, to satisfy our obligation under the August Registration Rights Agreement.

Merger Agreement

On June 20, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with National Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of us ("Merger Sub"), and Gilman Ciocia, Inc., a Delaware corporation ("Gilman"). Upon the terms and subject to the conditions set forth in the Merger Agreement, Gilman became a wholly-owned subsidiary of the Company through a merger of Merger Sub with and into Gilman, with Gilman as the surviving corporation (the "Merger").

Upon the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger, each share of Gilman's common stock, par value $0.01 per share (the “Gilman Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than any dissenting shares), shall be converted into the right to receive 0.24884345081shares of our common stock; provided that in no event shall the Company or Merger Sub issue in excess of 24,000,000 shares (subject to rounding for fractional shares), in the aggregate, of our common stock. Immediately prior to the closing of the merger, the outstanding indebtedness of Gilman will not exceed $5,400,000 (the “Assumed Indebtedness”) which shall exclude any capital leases and any insurance premium financing of Gilman or its subsidiaries, and the Company shall cause the Assumed Indebtedness to be paid off at the closing of the merger. Any amounts of Assumed Indebtedness in excess of $5,000,000 and up to $5,400,000 (the “Difference”) shall cause a reduction in the number of shares of our common stock issued under the Merger Agreement; such reduction in a share amount equal to the quotient of the Difference and $0.30 (subject to equitable adjustment for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into our common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to our common stock). In addition, the Company has agreed to issue options to purchase 1,750,000 shares of our common stock to certain employees and independent contractors of Gilman at an exercise price of $0.50 per share at the Closing. Following the closing of the merger, the Company has also agreed to appoint two persons nominated by the Board of Directors of Gilman and reasonably acceptable to the Company to serve as Class I members of the Board of Directors of the Company and to nominate such persons for election at the next election of Class I directors of the Company.

Consummation of the Merger was subject to closing conditions, including, among other things, (i) the adoption and approval of the Merger Agreement by the requisite vote of Gilman's stockholders(the stockholders of Gilman voted to adopt the Merger Agreement on September 9, 2013); (ii) the effectiveness of a registration statement on Form S-4 to be filed by the Company (which was declared effective by the SEC on August 9, 2013); (iii) the outstanding indebtedness of Gilman not exceeding $5,400,000 which will exclude any capital leases and any insurance premium financing of Gilman or its subsidiaries; (iv) the holders of not more than 5% of Gilman Common Stock outstanding having perfected and not withdrawn a demand for dissenter's rights under applicable law; (v) all severance, change of control payments, accelerations, accrued compensation, bonus, and vacation relating to any and all employees and consultants not exceeding the amounts set forth in Gilman's schedules to the Merger Agreement; (vi) FINRA having approved an application under Rule 1017 with respect to the Merger (the "Rule 1017 Application"); (vii) the Voting and Support Agreements (as defined below) having been executed and delivered to the Company; (viii) the absence of any law or order prohibiting the Merger; and (ix) the accuracy of the representations and warranties, subject to customary materiality qualifiers.

Each of the Company, Gilman and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that (i) Gilman will conduct its business in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and the closing of the Merger; (ii) the Company and Gilman will not engage in certain kinds of transactions or take certain actions during such period; (iii) the Company and Gilman will cooperate in preparing and promptly causing to be filed with the SEC a proxy statement/prospectus and a Registration Statement on Form S-4 and to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing with the SEC (the Form Registration Statement on Form S-4 was declared effective on August 9, 2013); (iv) Gilman as soon as practicable following the date upon which the S-4 becomes effective take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the requisite stockholder vote to adopt the Merger Agreement; (v) Gilman's board of directors recommending that its stockholders adopt the Merger Agreement, subject to certain exceptions; and (vi) the Company promptly causing to be filed with FINRA the Rule 1017 Application.

Prior to the Closing, Gilman was not permitted to solicit, initiate, knowingly encourage or facilitate, participate in any discussions or negotiations or entertain any proposals to be acquired other than pursuant to the Merger Agreement, subject to certain exceptions, including for Gilman's “fiduciary out” for a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the Company, on the one hand, and Gilman, on the other hand. The Merger Agreement provides that, upon termination under specified circumstances, (i) Gilman would be required to pay Gilman a termination fee of $800,000, and (ii) the Company would be required to pay Gilman a reverse termination fee of $800,000.

On October 15, 2013, we completed the merger with Gilman. Pursuant to the Merger Agreement, the Company issued to the Gilman stockholders 0.235019 shares of our common stock for each outstanding share of Gilman common stock. In connection with the closing of the Merger two nominees of the Board of Directors of Gilman, James Ciocia and Frederick “Rick” Wasserman, were appointed to our Board of Directors as class I directors.

January Private Placement

On January 24, 2013, we entered into a Securities Purchase Agreement (the "January Purchase Agreement") with certain accredited investors providing for the issuance and sale of 29,450,000 shares of our common stock for an aggregate purchase price of approximately $8.8 million. The closing of the sale of the January Private Placement occurred on January 25, 2013 (the “January Closing”).

In connection with the January Purchase Agreement, on January 24, 2013, the Company and the purchasers entered into a Registration Rights Agreement (the "January Registration Rights Agreement"). Pursuant to the January Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to (i) file with the SEC as soon as practicable but in no event later than 45 days of the date of the January Closing, a registration statement covering the resale of all shares sold in the January Private Placement and (ii) have the registration statement be declared effective under the Securities Act as soon as practicable but in no event later than the 90 days or if there is a review of the registration statement by the SEC, 120 days after the date of the January Closing.  In the event that (1) a registration statement is not declared effective by the SEC on or prior to its required effectiveness date, (2) after the date the registration statement is declared effective by the SEC, (a) a registration statement ceases for any reason, to remain continuously effective or (b) the purchasers are not permitted to utilize the prospectus included in the registration statement therein to resell the shares, sold in the January Private Placement, in each case, for more than an aggregate of 20 consecutive days or 45 days during any 12-month period, or (3) the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1) under the Securities Act, it shall pay to each purchaser an amount in cash equal to 1% of the purchase price attributed to the such purchaser's shares on the date the failure occurs and every 30 days thereafter, until cured subject to a maximum amount of up to 10% of the aggregate purchase price of the shares. We are registering the shares under the January Registration Statement, of which this prospectus is a part, to satisfy our obligation under the January Registration Rights Agreement.

Recapitalization

We have previously issued and sold to certain accredited investors (the "Series D Holders") units comprised of (i) shares of Series D preferred stock, par value $0.02 per share (the “Series D Preferred Stock”), convertible into shares of our common stock, and (ii) warrants exercisable for shares of our common stock. In conjunction with the Purchase Agreement, on January 24, 2013, we entered into a Conversion and Exchange Agreement (the "Series D Conversion and Exchange Agreement") with the Series D Holders pursuant to which, among other things, each Series D Holder converted all of such Series D Holder's shares of Series D Preferred Stock into 6,000,000 shares of our common stock in accordance with the terms and conditions of the Certificate of Designation, Preferences and Rights for the Series D Preferred Stock, dated September 29, 2010 (the "Series D Conversion"). The closing of the Series D Conversion occurred in conjunction with the January Closing. Following the Series D Conversion, no shares of Series D Preferred Stock are outstanding and all rights of the Series D Holders with respect to the Series D Preferred Stock terminated.

We have previously issued and sold to an accredited investor (the "Series E Holder") convertible notes in the aggregate initial principal amount of $5,000,000 (the "Notes”). The Notes are convertible into units consisting of (i) Series E preferred stock, par value $0.01 per share (the “Series E Preferred Stock”) convertible into shares of our common stock, and (ii) a warrant exercisable for shares of our common stock. In conjunction with the January Purchase Agreement, on January 24, 2013, we entered into a Conversion and Exchange Agreement (the "Series E Conversion and Exchange Agreement") with the Series E Holder pursuant to which, among other things, (i) the Series E Holder converted all of the Notes (and all accrued and unpaid interest thereon) into shares of Series E Preferred Stock in accordance with the terms and conditions of the Notes (the "Note Conversion"), and (ii) then the Series E Holder converted all of its Series E Preferred Stock into 10,000,000 shares of our common stock in accordance with the terms and conditions of the Certificate of Designation, Preferences and Rights for the Series E Preferred Stock, dated March 30, 2012 (the "Series E Conversion"). The closing of the Note Conversion and the Series E Conversion occurred in conjunction with the January Closing. Following the Note Conversion and the Series E Conversion, no Notes or shares of Series E Preferred Stock are outstanding and all rights of the Series E Holder with respect to the Notes and the Series E Preferred Stock issuable to the Series E Holder upon conversion of the Notes terminated, except for the right to receive the number of whole shares of our common stock issuable upon conversion of the Series E Preferred Stock.

We have previously issued warrants (the "Warrants") representing the right to purchase shares of common stock to certain investors (the "Warrantholders"), including, with limitation, the holders (the "Series C Holders") (as described more fully below) of shares of Series C preferred stock, par value $0.02 per share (the "Series C Preferred Stock"), the Series D Holders and the Series E Holders. In conjunction with the Purchase Agreement, on January 24, 2013, the we entered into a Warrant Exchange Agreement with the Warrantholders pursuant to which, among other things, the Warrantholders exchanged certain of the Warrants for 12,951,196 shares of our common stock (the "Warrant Exchange"). The closing of the Warrant Exchange occurred in conjunction with the January Closing. Following the Warrant Exchange, all of the rights of the Warrantholders with respect to the Warrants terminated. Following the Warrant Exchange there were warrants to purchase 1,990,505 shares of our common stock issued and outstanding, which include warrants held by certain holders of Series C Preferred Stock.

On January 24, 2013, the holders of a majority of the outstanding shares of Series C Preferred Stock, approved the Amended and Restated Certificate of Designation, Preference and Rights of the Series C Preferred Stock (the "Amended and Restated Series C Certificate of Designation"). The Amended and Restated Series C Certificate of Designation provides, among other things, that in the event the Company shall have raised at least $5 million through the sale of our common stock, at a purchase price not less than $.30 per share in a private placement transaction by March 31, 2013, all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of our common stock at the then effective conversion price of the Series C Preferred Stock. As a result of the January Closing, the mandatory conversion date for the Series C Preferred Stock was January 25, 2013. As of the mandatory conversion date, the holders of Series C Preferred Stock are entitled to receive an aggregate of 3,416,692 shares of our common stock. From and after the mandatory conversion date, no shares of Series C Preferred Stock are outstanding and all of the rights of the holders of Series C Preferred Stock with respect to the Series C Preferred Stock terminated.

Clearing Relationships

Our Broker-Dealer Subsidiaries have clearing arrangements with National Financial Services LLC (“NFS”), COR Clearing LLC (“COR”)(formerly known as Legent Clearing, ICBC (formerly known as Fortis Securities, LLC (“ICBC”), Rosenthal Collins Group, LLC. (“Rosenthal”), and R.J. O’Brien (“RJO”).

Financial Information about Industry Segments

The Company realized approximately 82% and 85% of its total revenues in the first nine months of fiscal 2013 and in fiscal year 2012, respectively, from brokerage services, principal and agency transactions, and investment banking. During the first nine months of fiscal year 2013 and 2012, brokerage services consisting of retail brokerage commissions represented 62% and 58% , respectively, of total revenues, principal and agency transactions consisting of net dealer inventory gains represented 12% and 12%, respectively, of total revenues, and investment banking, consisting of corporate finance commissions and fees, represented 9% and 14%, respectively, of total revenues. For a more detailed analysis of our results by segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 19 of this prospectus.

Brokerage Services

Our Broker-Dealer Subsidiaries are each registered as a broker-dealer with the SEC and are licensed in all 50 states, the District of Columbia and Puerto Rico. The Broker-Dealer Subsidiaries are also members of the FINRA, the Municipal Securities Rulemaking Board ("MSRB") and the SIPC, and are also members of the NFA. Brokerage services to retail clients are provided through our sales force of investment executives at the Broker-Dealer Subsidiaries.

Our goal is to meet the needs of our investment executives and their clients. To foster individual service, flexibility and efficiency and to reduce fixed costs, our investment executives primarily act as independent contractors responsible for providing their own office facilities, sales assistants, telephone, Internet, computer and other equipment, software, quote service, supplies and other items of overhead. Investment executives are given broad discretion to structure their own practices and to specialize in different areas of the securities market subject to supervisory procedures and applicable rules and regulations. In addition, investment executives have direct access to research materials, management, traders, and all levels of support personnel.

The brokerage services provided by our investment executives include execution of purchases and sales of stocks, bonds, mutual funds, annuities and various other securities for individual and institutional customers. In fiscal year 2012, stocks and options represented approximately 69% of our business, bonds represented approximately 12% of our business, and mutual funds and annuities and insurance made up approximately 19% of our business. The percentage of each type of business varies over time as the investment preferences of our customers change based on market conditions.

Typically, our Broker-Dealer Subsidiaries do not recommend particular securities to customers. Rather, recommendations to customers are determined by individual investment executives based upon their own research and analysis, subject to applicable FINRA customer suitability standards. Most investment executives perform fundamental (as opposed to technical) analysis. Solicitations may be by telephone, email, seminars or newsletters.

We generally act as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which we do not make a market, and charge commissions based on the services we provide to our customers. In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. We may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. We believe our mark-ups, mark-downs and commissions are competitive based on the services we provide to our customers. In each instance the commission charges, mark-ups or mark-downs, are to be in compliance with guidelines established by FINRA. In order to increase revenues generated from these activities, we continuously seek to hire additional registered representatives and work with our current registered representatives to increase their productivity.

Our registered representatives are primarily independent contractors, not salaried employees. As such, payments to these persons are based on commissions generated and represent a variable cost rather than a fixed cost of operating our business. Commission expense represents a significant majority of our total expenses. We work to control our fixed costs in order to achieve profitability based upon our expectation of market conditions and the related level of revenues. Additionally, we require most of our registered representatives to absorb their own overhead and expenses, thereby reducing our share of the fixed costs.

Investment executives in the brokerage industry are traditionally compensated on the basis of set percentages of total commissions and mark-ups generated. Most brokerage firms bear substantially all of the costs of maintaining their sales forces, including providing office space, sales assistants, telephone and Internet service, computers and other equipment and supplies. The average commission paid to investment executives in the brokerage industry generally ranges from 30% to 50% of total commissions generated.

Since we require most of our investment executives to absorb their own overhead and expenses, we pay a higher percentage of the net commissions and mark-ups generated by our investment executives, as compared to traditional investment executives in the brokerage industry. This arrangement also reduces fixed costs and lowers the risk of operational losses for lower or non-production. Our operations include execution of orders, processing of transactions, internal financial controls, supervision and compliance with regulatory and legal requirements.

As of June 30, 2013, we had a total of approximately 890 associates of which 139 were employees and 753 were independent contractors. Of these approximately 630 were registered representatives. Persons who have entered into independent contractor agreements are not considered employees for purposes of determining our obligations for federal and state withholding, unemployment and social security taxes. Our independent contractor arrangements conform to accepted industry practice, and therefore, we do not believe there is a material risk of an adverse determination from the tax authorities that would have a significant effect on our ability to recruit and retain investment executives or on our current operations and financial results of operations. There is no assurance that the tax status of our independent contractors will not change as a result of regulatory or legislative actions. No employees are covered by collective bargaining agreements and we believe our relations are good with both our employees and independent contractors.

Our business plan includes the growth of our retail and institutional brokerage business, while recognizing the volatility of the financial markets. In response to historical market fluctuations, we have periodically adjusted certain business activities, including proprietary trading and market-making trading. We believe that consolidation within the industry may occur and we may consider strategic acquisitions in the future, but we are focused on generating positive cash flow and achieving profitability of our existing operations.

Periodic reviews of controls are conducted and supervision, administrative and operations personnel meet frequently with management to review operating conditions. Compliance, supervision and operations personnel monitor compliance with applicable laws, rules and regulations.

Principal and Agency Transactions

We buy and maintain inventories in equity securities as a "market-maker" for sale of those securities to other dealers and to our customers. We may also maintain inventories in corporate, government and municipal debt securities for sale to customers. The level of our market-making trading activities will increase or decrease depending on the relative strength or weakness of the broader markets. As of June 30, 2013, we made markets in over 5,000 micro and small-cap, NASDAQ and other exchange-listed stocks.

We anticipate that we will continue market-making trading activity in the future, which may include companies for which we managed or co-managed a public offering.

Our trading departments require a commitment of capital. Most principal transactions place our capital at risk. Profits and losses are dependent upon the skill of the traders, price movements, trading activity and the size of inventories. Since our trading activities occasionally may involve speculative and thinly capitalized stocks, including stabilizing the market for securities which we have underwritten, we impose position limits to reduce our potential for loss.

In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. We may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. We believe our mark-ups, mark-downs and commissions are competitive based on various factors including the services we provide to our customers.

In executing customer orders to buy or sell listed and over-the-counter securities in which we do not make a market, we generally act as an agent and charge commissions that we believe are competitive, based on the services we provide to our customers.

Investment Banking

We provide corporate finance and investment banking services, including underwriting the sale of securities to the public and arranging for the private placement of securities with investors. Our corporate finance operations provide a broad range of financial and corporate advisory services, including mergers and acquisitions, project financing, capital structure and specific financing opportunities. We also act as an underwriter of equity securities in both initial and secondary public offerings. Corporate finance revenues are generated from capital raising transactions of equity and debt securities and fees for strategic advisory services, and will vary depending on the number of private and public offerings completed by us during a particular fiscal year.

Institutional Services

A critical element of our business strategy is to identify institutional quality investments that offer above market returns. We support that mission by providing institutional investment managers, primarily hedge fund managers, a complete array of services designed to enhance portfolio performance. Hedge funds represent the fastest growing segment of the money management market and by definition are focused on achieving positive returns for their investors while controlling risk. We offer fund managers access to advanced direct market access trading platforms, investment opportunities and independent research products. Additionally, we offer fund managers the ability to reduce their transaction costs by offering them access to our trading desk for illiquid securities and automated trading systems for their liquid transactions as well as special execution services using volume weighted averages and average pricing for micro and small-cap stocks. We believe we have a mutually beneficial relationship with our Investment Banking Division ("IBD") as fund managers looking for investment opportunities fund IBD's corporate clients and our relationships with fund managers may create opportunities to increase the number and quality of IBD clients.

As of June 30, 2013, we employed or had contractual relationships with approximately 10 individuals providing institutional services, approximately six of whom provide hedge fund related services. We service approximately 200 institutional customers, of which approximately 85 are hedge funds. For the first nine months of fiscal year 2013 and for the fiscal year ended September 30, 2012, hedge fund related services accounted for approximately $5.0 and $5.0 million respectively, in revenue.

Internet Strategy

Our www.vfinance.com website is available to an audience of entrepreneurs, corporate executives and private and institutional investors in approximately 100 countries. The website provides sales leads to our brokerage and institutional services divisions, giving visitors convenient access to a variety of financial services, proprietary business development tools, searchable databases and daily news. The website features our database of venture capital firms and angel investors accessible with vSearch, a proprietary web-based data mining tool that allows entrepreneurs to search potential funding sources by different criteria, including geography, amount of funds required, industry, stage of corporate development or keyword. Much of the information on the website is provided free of charge, however, we charge nominal fees for the use of proprietary search engines and premium services such as our business planning services.

Administration, Operations, Securities Transactions Processing and Customer Accounts

Our Broker-Dealer Subsidiaries do not hold any funds or securities for customers. Instead, they use the services of clearing agents on a fully-disclosed basis. These clearing agents process all securities transactions and maintain customer accounts. Customer accounts are protected through the SIPC for up to $500,000, of which coverage for cash balances is limited to $250,000. In addition to SIPC protection, our clearing agent provides brokerage accounts additional “excess of SIPC” coverage from Lloyd’s of London, together with other insurers. The “excess of SIPC” coverage would only be used when SIPC coverage is exhausted. Like SIPC protection, “excess of SIPC” protection does not cover investment losses in customer accounts due to market fluctuation. It also does not cover other claims for losses incurred while broker-dealers remain in business. Total aggregate “excess of SIPC” coverage available through our clearing agent “excess of SIPC” policy is $1 billion. Within the “excess of SIPC” coverage, there is no per account dollar limit on coverage of securities, but there is a per account limit of $1.9 million on coverage of cash. This is the maximum “excess of SIPC” protection currently available in the brokerage industry.

Competition

The Company is engaged in a highly competitive business. With respect to one or more aspects of our business, our competitors include member organizations of the New York Stock Exchange and other registered securities exchanges in the United States and Canada, the U.K., Europe and members of FINRA. Many of these organizations have substantially greater personnel and financial resources and more sales offices than the Company. Discount brokerage firms affiliated with commercial banks provide additional competition, as well as companies that provide electronic on-line trading. In many instances, the Company is also competing directly for customer funds with investment opportunities offered by real estate, insurance, banking, and savings and loans industries.

The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.

Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

We also compete with other securities firms for successful sales representatives, securities traders and investment bankers. Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. For a further discussion of risks facing the Company, please see the “Risk Factors” section of this prospectus.

Government Regulation and Supervision

The securities industry, our Broker-Dealer Subsidiaries, and our investment adviser businesses are subject to extensive regulation by the SEC, FINRA, NFA and state securities regulators and other governmental regulatory authorities. The principal purpose of these regulations is the protection of customers and the securities markets. The SEC is the federal agency charged with the administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the FINRA, that adopt rules, subject to approval by the SEC, which govern their members and conduct periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. All of our Broker-Dealer Subsidiaries are registered broker-dealers with the SEC and members of FINRA. They are licensed to conduct activities as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico.

In addition, as registered broker-dealers and members of FINRA, our Broker-Dealer Subsidiaries are subject to the SEC's Uniform Net Capital Rule 15c3-1 (the “Rule”), which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital. Net capital is defined as the net worth of a broker-dealer subject to certain adjustments. In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer's position in securities, be valued in a conservative manner so as to avoid overstating of the broker-dealer's net capital.

National Securities has elected to use the alternative standard method permitted by the Rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. The alternative method precludes National Securities from having to calculate a ratio of aggregate indebtedness to net capital. At June 30, 2013, National Securities had net capital of approximately $3,413,000 which was approximately $3,163,000 in excess of its required net capital of $250,000.

Due to its market maker status, vFinance Investments is required to maintain a minimum net capital of $1,000,000. In addition to the net capital requirements, vFinance Investments is required to maintain a ratio of aggregate indebtedness to net capital, as defined, of not more than 15 to 1 (and the rule of the “applicable” exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At June 30, 2013, vFinance Investments had net capital of approximately $2,098,000, which was approximately $1,098,000 in excess of its required net capital of $1,000,000. Each of the Broker-Dealer Subsidiaries qualifies under the exemptive provisions of Rule 15c3-3 which relates to the custody of securities for the account of customers pursuant to Section (k)(2)(ii) of the Rule as none of them carry security accounts of customers or perform custodial functions related to customer securities.

The Exchange Act and the FINRA Conduct Rules require our Broker-Dealer Subsidiaries to supervise the activities of its investment executives. As part of providing such supervision, these subsidiaries maintain written supervisory procedures. Compliance personnel and outside auditors conduct inspections of branch offices periodically to review compliance with the Company's procedures. A registered principal provides onsite supervision at each of the Broker-Dealer Subsidiaries’ larger offices. The other offices (averaging two investment executives per office) are not required by FINRA rules to have a registered principal on site and are therefore supervised by registered principals off site. Designated principals review customer trades to ensure compliance with FINRA Conduct Rules including mark-up guidelines.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) establishes new and enhanced compensation and corporate governance oversight for the financial services industry, provides a specific framework for payment, clearing and settlement regulation, and empowers the SEC to adopt regulations requiring new fiduciary duties and other more stringent regulation of broker-dealers, investment companies and investment advisers. Our existing policies and procedures already provided for much of the Dodd-Frank Act new requirements.

Application of Laws and Rules to Internet Business and Other Online Services

Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. When the Securities Act which governs the offer and sale of securities, and the Exchange Act, which governs, among other things, the operation of the securities markets and broker-dealers, were enacted, such Acts did not contemplate the conduct of a securities business through the Internet and other online services. The recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, FINRA and other regulatory agencies.

Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

As our services, through our subsidiaries, are available over the Internet in multiple jurisdictions, and as we, through our subsidiaries, have numerous clients residing in these jurisdictions, these jurisdictions may claim that our subsidiaries are required to qualify to do business as a foreign corporation in each such jurisdiction. While our Broker-Dealer Subsidiaries are currently registered as broker-dealers in the jurisdictions described in this prospectus, all of our subsidiaries are qualified to do business as corporations in only a few jurisdictions. Failure to qualify as an out-of-state or foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify.

Intellectual Property

We own the following federally registered marks: vFinance, Inc.(R), vFinance.com, Inc.(R), AngelSearch(R), Direct2Desk(R) and EquityStation  (R).

Employees

As of June 30, 2013, the Company employed the following personnel:

Position	Salaried Employees	Independent Contractors	Total
Officers	9	0	9
Administration	75	173	248
Brokers	19	571	590
Traders	30	0	30
Investment Bankers	6	0	6
Advisors	0	9	9
Totals	139	753	892

None of our personnel are covered by a collective bargaining agreement. We consider our relationships with our employees to be good. Any future increase in the number of employees will depend upon the growth of our business. Our registered representatives are required to take examinations administered by FINRA and state authorities in order to qualify to transact business and are required to enter into agreements with us obligating them, among other things, to adhere to industry rules and regulations, our subsidiaries’ supervisory procedures and not to solicit other employees or brokers in the event of termination.

Seasonality and Backlog

Our business is not subject to significant seasonal fluctuations, and there are no material backlogs in our business.

Research and Development and Environmental Matters

We did not incur any research and development expenses during the last two fiscal years. We do not incur any significant costs or experience any significant effects as a result of compliance with federal, state and local environmental laws.

Properties

The Company owns no real property. Its corporate headquarters are in space leased by National Securities in New York, New York. The Company also leases office space through its subsidiaries in Boca Raton, Florida, New York, New York, Seattle, Washington and Tinton Falls, New Jersey. Independent contractors individually lease the Company’s branch offices that are operated by those independent contractors.

Leases expire at various times through June 2017. The Company believes the rent at each of its locations is reasonable based on current market rates and conditions. We consider the facilities of our company and those of our subsidiaries to be reasonably insured and adequate for the foreseeable needs of the Company and its subsidiaries.

The Company leases office space in the following locations. The following chart provides information related to these lease obligations:

Address	Approximate Square Footage	Approximate Annual Lease Rental	Lease Termination Date

410 Park Avenue, New York, NY	11,885	$582,365	October 30, 2018
1001 Fourth Ave Seattle, WA	9,739	$338,436	June 30, 2017
4000 Rt. 66 Tinton Falls, NJ	4,258	$104,321	November 30, 2015
131 Gaither Drive Mount Laurel, NJ	1,400	$19,600	Month to Month
1200 N. Federal Highway Boca Raton, FL	17,089	$542,100	August 21, 2015
3010 North Military Trail Boca Raton, FL	2,634	$64,460	February 28, 2014
2170 W. St. Rd. 434 Longwood, FL	940	$13,632	September 30, 2013

Legal Proceedings

The Company and its subsidiaries are defendants in arbitrations and administrative proceedings, lawsuits and claims, which are routine and incidental to our business, alleging specified damages of approximately $16,000,000. The Company estimates, to the extent that it can, that based on discussions with legal counsel and prior experience, its aggregate liability from these pending actions may exceed $300,000 (exclusive of fees, costs and unspecified punitive damages related to certain claims and inclusive of expected insurance coverage). These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and based on discussions with counsel believes that the eventual outcome of these matters will not have a material adverse effect on the Company. However, the ultimate outcome of these matters cannot be determined at this time. The amounts related to such matters that are reasonably estimable and which have been accrued at June 30, 2013 and 2012, are $267,000 and $610,000 (inclusive of legal fees and estimated claims), respectively, and have been included in "Accounts Payable, Accrued Expenses and Other Liabilities" in the accompanying consolidated statements of financial condition. The Company has included in "Professional fees" litigation and FINRA related expenses of $854,000 for the first nine months of fiscal year 2013 and $1,158,000 and $1,169,000 for fiscal years 2012 and 2011, respectively.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our current directors and executive officers as of October 15, 2013:

Name	Age	Positions Held	Class and Year in Which Term Expires
Mark D. Klein (4)	51	Executive Co-Chairman and Chief Executive Officer	Class II, 2015
Robert B. Fagenson	64	Executive Co-Chairman	Class I, 2014
Mark Goldwasser	54	President and Director	Class III, 2016
Leonard J. Sokolow	56	Director	Class III, 2016
Frank S. Plimpton (1)(4)	58	Director	Class II, 2015
Salvatore Giardina (1)(2)(3)	51	Director	Class III, 2016
Peter Zurkow (1)(2)	59	Director	Class I, 2014
William Lerner (2)(3)(4)	73	Director	Class I, 2014
Frederic B. Powers III (3)	47	Director	Class II, 2015
James Ciocia	57	Director	Class I, 2014
Frederick Wasserman	59	Director	Class II, 2015
Alan B. Levin	50	Chief Financial Officer

(1)     Member of Audit Committee
(2)     Member of Compensation Committee
(3)     Member of Corporate Governance Committee
(4)     Member of Nominating Committee

Our officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships among our executive officers and directors.

Following is a brief description of the business experience and educational background of each of our directors and executive officers, including the capacities in which they served during the past five years.

Mark D. Klein has been a member of our Board of Directors since March 2012. Mr. Klein has served as Executive Co-Chairman since July 2012 and as Chief Executive Officer since January 2013. Mr. Klein has served as a member of the board of directors of GSV Capital Corp. since 2011. Mr. Klein also served as a director of New University Holdings Corp., a capital pool company listed on the TSX Venture Exchange, since its inception in 2010 through August 2011, when of New University Holdings merged with ePals, Inc., the world’s largest K-12 learning network provider. In addition, from April 2010 until May 2011, Mr. Klein served as the Chief Executive Officer, President and a Director of 57th Street General Acquisition Corp, a special purpose acquisition company, until it completed a merger with Crumbs Bake Shop. Mr. Klein continues to serve as a Director of Crumbs. Between 2007 and 2009, Mr. Klein served as the Chief Executive Officer, President and a Director of Alternative Asset Management Acquisition Corporation, a special purpose acquisition company he helped form in 2007, and which completed a merger with Great American Group LLC. Mr. Klein continues to serve on the Board of Directors of Great American Group. From 2007 until 2008, Mr. Klein served as the Chief Executive Officer of Hanover Group US LLC, an indirect US subsidiary of the Hanover Group. Prior to joining Hanover in 2007, Mr. Klein served as Chairman of Ladenburg Thalmann & Co. Inc. From March 2005 to September 2006, he was Chief Executive Officer and President of Ladenburg Thalmann Financial Services, Inc., the parent of Ladenburg Thalmann & Co. Inc., and Chief Executive Officer of Ladenburg Thalmann Asset Management Inc., a subsidiary of Ladenburg Financial Services, Inc. Prior to joining Ladenburg Thalmann, from June 2000 to March 2005, Mr. Klein served as the Chief Executive Officer and President of NBGI Asset Management, Inc. and NBGI Securities, which were the US subsidiaries of the National Bank of Greece. Mr. Klein has been a portfolio manager of the LTAM Titan Fund, a fund of funds hedge fund, since 2004. Mr. Klein is also a Managing Member and Majority Partner of M. Klein & Company, LLC, which owns the Klein Group, LLC, a registered broker dealer. Mr. Klein also maintains registration with the Klein Group, LLC as a registered representative and Principal. Mr. Klein is a graduate of the J.L. Kellogg Graduate School of Management at Northwestern University, with a Masters of Management Degree, and also received a Bachelor’s of Business Administration Degree with high distinction from Emory University. Our Board of Directors has concluded that Mr. Klein’s extensive familiarity with the financial and investment banking industries and experience as a director of other publicly-traded companies provides our Board of Directors with valuable insight and perspective, and that therefore he is qualified to serve as a member of our Board of Directors.

Robert Fagenson has been a member of our Board since March 2012 and has served as Executive Co-Chairman since July 2012. Mr. Fagenson has spent the majority of his career at the New York Stock Exchange, where he was Managing Partner of one of largest specialist firms operating on the exchange trading floor. Having sold his firm and subsequently retired from that business in 2007, he has been CEO of Fagenson. & Co., Inc., a 50 year old broker dealer that engaged in institutional brokerage as well as investment banking and money management. On March 1, 2012, Fagenson transferred its brokerage operation, accounts and personnel to National Securities and operates as a branch office of that firm. During his career as a member of the New York Stock Exchange beginning in 1973, he has served as a Governor on the trading floor and was elected to the NYSE Board of Directors in 1993, where he served for six years, eventually becoming Vice Chairman of the Board in 1998 and 1999. He returned to the Board in 2003 and served until the Board was reconstituted with only non-industry directors in 2004. Mr. Fagenson has served on the boards of a number of public companies and presently is the Non-Executive Chairman of Document Security Systems, Inc. (NYSE/Alternext - DMC) and a member of the Board of Cash Technologies Corp. He is also a Director of the National Organization of Investment Professionals (NOIP). In addition to his business related activities, Mr. Fagenson, serves as Vice President and a Director of New York Services for the Handicapped, Treasurer and Director of the Centurion Foundation, Director of the Federal Law Enforcement Officers Association Foundation, Treasurer and Director of the New York City Police Museum and as a Member of the Board of the Sports and Arts in Schools Foundation. He is a Member of the alumni boards of both the Whitman School of Business and the Athletic Department at Syracuse University. He also serves in a voluntary capacity on the boards and committees of many civic, social and community organizations. Mr. Fagenson received his B.S. degree in Transportation Sciences & Finance from Syracuse University in 1970. Our Board of Directors believes that Mr. Fagenson's extensive experience in serving on boards of directors and his leadership experience he gained by serving as Chief Executive Officer of Fagenson & Co., Inc., as well as his extensive knowledge of public company governance derived from his many years of service on the board of and as vice chairman of The New York Stock Exchange, qualifies him to serve on our Board of Directors.

Mark Goldwasser has served as a member of our Board since December 2001. Mr. Goldwasser joined National in June 2000. Mr. Goldwasser has served as our President since January 2013. From August 2000 to July 2008 Mr. Goldwasser also served as our President. From December 2001 to January 2013 he served as our Chief Executive Officer and from April 2005 to March 2012 he served as our Chairman. Prior to joining National, Mr. Goldwasser was the Global High Yield Sales Manager at ING Barings from 1997 to 2000. From 1995 to 1997, Mr. Goldwasser was the Managing Director of High Yield Sales at Schroders & Co., and from 1991 to 1995, the Vice President of Institutional High Yield Sales at Lazard Freres & Co. From 1984 to 1991, Mr. Goldwasser served as the Associate Director of Institutional Convertible Sales and Institutional High Yield Sales at Bear Stearns & Co., Inc. From 1982 to 1984, Mr. Goldwasser was a Floor member of the New York Mercantile Exchange (NYMEX) and the Commodity Center (COMEX). Mr. Goldwasser received his B.A. with Honors from the University of Capetown in 1979. Our Board of Directors believes that Mr. Goldwasser's extensive experience in the broker dealer industry, as well as his extensive knowledge of all aspects of our business that he gained in previously serving as our Chief Executive Officer, qualifies him to serve on our Board of Directors.

Leonard J. Sokolow served as the chairman of the board of directors of vFinance since January 1, 2007, one of its directors since November 8, 1997 and its Chief Executive Officer since November 8, 1999. Following the merger of vFinacne with National in July 2008, Mr. Sokolow joined National as its Vice Chairman and President and become a member of the board of directors as the nominee of vFinance and served as its President until July 2012 and as Vice Chairman until January 2013. From January 5, 2001 through December 31, 2006, Mr. Sokolow was President of vFinance. From November 8, 1999 through January 4, 2001, Mr. Sokolow was Vice Chairman of vFinance’s board of directors. Since September 1996, Mr. Sokolow has been President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries that is a wholly owned subsidiary of vFinance. Union Atlantic LC has been inactive since September 16, 2005. Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business-consulting firm. Genesis Partners, Inc. has been inactive since December 31, 2002. From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company. Mr. Sokolow received his B.A. degree in Economics from the University of Florida in 1977, a J.D. degree from the University of Florida Levin College of Law in 1980 and an L.L.M. degree in Taxation from the New York University Graduate School of Law in 1982. Mr. Sokolow is a Certified Public Accountant. He is also a director of Consolidated Water Co. Ltd. (Nasdaq: CWCO) and Chairman of its audit and nominations committees, positions he has held since May 2006 and October 2009 respectively, and a director of Alberta Oilsands Inc. (TSX-V:AOS) and Chairman of its audit committee, positions he has held since April 2010. Our board of directors believes that Mr. Sokolow's business, leadership and management experience he gained by serving as President of vFinance and Genisis Partners and as Chief Executive Officer of American Growth Fund, as well as his extensive knowledge of all aspects of our business that he gained in serving as our President, qualifies him to serve on our board of directors.

Frank S. Plimpton has served as a member of our Board since June 2010. Mr. Plimpton has over 30 years of experience in reorganizations, investment banking and private equity investing. Mr. Plimpton served as a partner of Matlin Patterson Global Advisors LLC from its inception in July 2002 through 2008, and was a member of its predecessor, the Distressed Securities Group at Credit Suisse First Boston from 1998-2002. Mr. Plimpton worked as a distressed investor with Smith Management Company (1991-1995), Pegasus Financial (1995-1996) and Wexford Capital Advisors (1996-1998); as an M&A/restructuring investment banker with PaineWebber Incorporated (now part of UBS, 1984-1989) and Solomon Brothers, Inc. (now part of Citicorp, 1989-1991); and as a Chapter 11 bankruptcy lawyer with Milbank, Tweed, Hadley & McCloy (1981-1984). Mr. Plimpton is a former director of Broadpoint Gleacher Securities, Inc. (now Gleacher & Co.), XLHealth Corporation, Renewable BioFuels, LLC, and NorthernStar Natural Gas, LLC. Mr. Plimpton holds a BA in Applied Mathematics and Economics from Harvard College (cum laude, 1976). Mr. Plimpton received a law degree from the University of Chicago Law School (1981), and an MBA (1980) from the University of Chicago Booth School of Business. Our Board of Directors believes that Mr. Plimpton's extensive experience in private equity, reorganizations, investment banking and investing qualifies him to serve on our Board of Directors.

Salvatore Giardina has served as a member of our Board since October 2012. He has served as Chief Financial Officer of Pragma Securities LLC and its holding company, Pragma Weeden Holdings LLC, since 2009. From 2006 through 2008, Mr. Giardina served as S.V.P. and Chief Financial Officer of G-Trade Services LLC and ConvergEx Global Markets LLC. From 2002 through 2006, Mr. Giardina served as V.P. and Chief Financial Officer of Ladenburg Thalmann Financial Services Inc., the publicly-traded holding company of Ladenburg Thalmann & Co., Inc., where Mr. Giardina served as its E.V.P. and Chief Financial Officer from 1998 through 2006 and as its Controller from 1990 through 1998. From 1983 through 1990, Mr. Giardina was an auditor with the national public accounting firm of Laventhol & Horwath. Mr. Giardina is a certified public accountant and is Series 27 registered. Mr. Giardina earned his Bachelor of Business Administration degree from Pace University in 1983. Our Board of Directors believes that Mr. Giardina's extensive financial expertise and his practical and management experience in public accounting and corporate finance qualifies him to serve on our Board of Directors. Mr. Giardina also serves as our Audit Committee financial expert.

Peter Zurkow has served as a member of our Board since October 2012. He has served as Managing Director and Head of Corporate Finance at Britton Hill Capital since 2011. He is Co-Founder of Gourmetrics, Inc. From 2010 through 2012, Mr. Zurkow served as Acting EVP and Director of Finance and Business Development at Advanced Brain Technologies. From 2007 through 2009, Mr. Zurkow served as Portfolio Manager and Chief Compliance Officer for 12 Meter Management, L.P. / Select 12 Meter Funds. From 2004 through 2007, Mr. Zurkow was a Co-Founder and Managing Member of Fox Hall Investments, LLC. From 2002-2004, Mr. Zurkow was a Managing Director of Investec, Inc. From April 2001 to December 2001, he was a private investor. Prior to joining Investec, from 1992 to April 2001 Mr. Zurkow was a Managing Director in UBS Warburg’s technology investment banking division. He joined UBS in conjunction with its acquisition of Paine Webber Group, where Mr. Zurkow had been a Managing Director in the firm’s investment banking, principal transactions, and fixed income divisions from 1992 to 2000. He was also a Managing Partner of PaineWebber’s alternative asset management arm and a Member of the Investment Committee for the firm’s Employee Pension Fund. Prior to joining PaineWebber, Mr. Zurkow was an Associate Managing Director and a Portfolio Manager in the Risk Arbitrage Department of Wertheim, Schroder. Our Board of Directors believes that Mr. Zurkow's extensive experience in investing and investment banking qualifies him to serve on our Board of Directors.

William Lerner has served as a member of our Board since March 2013. For over the last five years, Mr. Lerner has been engaged in the private practice of corporate and securities law in New York and Pennsylvania. Since 2006, Mr. Lerner has served as a director/trustee of The Daily Income Fund, a diversified, open-end management investment company, and also serves on its Compensation Committee and is the Chairman of the Compliance and Risk Committee. Mr. Lerner also served as Branch Chief of the Enforcement Division at the SEC and a former officer and director of compliance at the American Stock Exchange. Our Board of Directors believes that Mr. Lerner's perspective as a non-management director and his experience as a corporate lawyer with substantial experience and insight into matters relating to the SEC and the securities markets qualifies him to serve on our Board of Directors.

Frederic B. Powers III, has served as a member of our Board since March 2013. Since June 2012, Mr. Powers has served as Managing Director of Powers Private Equity LLC – Family Office, a company that makes direct investments in public and private companies. From 1989 to May 2012, Mr. Powers served in various capacities, including President and Executive Vice President, at Powers Fasteners, Inc., a global manufacturer and distributor of construction products to the professional market. Our Board of Directors believes that Mr. Powers' perspective as a non-management director and as an investors, as well as his 23 years' executive level experience he gained by serving as President and Executive Vice President of a multinational corporation qualifies him to serve on our Board of Directors.

James Ciocia has served as a member of our Board since October 2013. He was a principal founder of Gilman Ciocia, Inc. having opened its first tax preparation office in 1981 and serving as its Chief Executive Officer from 1981 until November 6, 2000. Mr. Ciocia holds a B.S. in Accounting from St. John's University. Mr. Ciocia brings to the board of directors extensive business and operating experience as well as insights into and experiences within the tax preparation and financial planning industry.

Frederick Wasserman has served as a member of our Board since Octboner 2013. He served as a director of Gilman Ciocia, Inc. from September 2007 under October 2013. Since May 2008, Mr. Wasserman has served as the President of FGW Partners, LLC, which provides management and financial consulting services. From January 2007 until April 2008 Mr. Wasserman provided management and financial consulting services as a sole practitioner. From August 2005 until December 31, 2006, Mr. Wasserman served as the Chief Operating and Chief Financial Officer for Mitchell & Ness Nostalgia Co., a privately-held manufacturer and distributor of licensed sportswear and authentic team apparel. Prior to his employment at Mitchell & Ness, Mr. Wasserman served as the President of Goebel of North America, a U.S. subsidiary of W. Goebel Porzellanfabrik GmbH & Co., an international manufacturer of collectibles, gifts and home decor. Mr. Wasserman held several positions, including Chief Financial Officer and President with Goebel of North America from 2001 to 2005. Mr. Wasserman is non-executive Chariman of the Board and audit committee member for DHL Holdings Corp. (formerly TeamStaff, Inc.), a provider of government logistics services. Mr. Wasserman is also a director and Chairman of the audit committee of MAM Software Group Inc., a provider of software products for the automobile aftermarket, director, Chairman of the compensation committee and audit committee member of Acme Communications, Inc., an owner and operator of television stations, and director, Chairman of the audit committee and compensation committee member of Breeze-Eastern Corporation, a manufacturer and distributor of cargo and rescue lifting equipment. Mr. Wasserman received a B.S. degree in Economics from The Wharton School of the University of Pennsylvania in 1976. As the President of a management and financial consulting services firm, and former Chief Financial Officer, Chief Operating Officer and President of several public and private companies, Mr. Wasserman brings to our board a great deal of experience as an active member of a number of public company boards as well as a deep understanding of the financial and operational aspects of a business.

 Alan B. Levin, has been our Chief Financial Officer since the merger with vFinance, Inc. in July 2008. Prior to that, he served as Chief Financial Officer of vFinance since January 2007. Prior to that date, he served as its Interim Chief Financial Officer since July 2006 and its Controller since June 2005. Prior to joining vFinance, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005. Mr. Levin has over 14 years of experience in the brokerage industry serving as a Financial and Operations Principal and 24 years of experience serving in accounting management roles in various industries. He received a B.S. degree in Economics with a concentration in Accounting from Southern Connecticut State University in New Haven, Connecticut in 1986.

Arrangements for Nominations to the Board

Mr. Plimpton was elected to the Board of Directors in 2010 pursuant to the terms of a Share Purchase Agreement dated July 21, 2010. Under the terms of the agreement, the Company agreed to take all actions necessary to appoint Mr. Plimpton as a member of the Board of Directors. Furthermore, Mr. Plimpton cannot be removed as a director of the Company by the Board other than as permitted by law.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant.

Since July 2012, Mark D. Klein and Robert B. Fagenson have each served as Executive Co-Chairman of the Board of the Company and as of January 25, 2013, Mr. Klein has also served as Chief Executive Officer. Messrs. Klein and Fagenson are involved in the Company's day-to-day operations and the strategic decision making at the Board level. Based on its most recent review of the Company's leadership structure, the Board continues to believe that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership. The Board believes that having Messrs. Klein and Fagenson serving in these positions provides the Company with decisive and effective leadership.

In considering its leadership structure, the Board has taken a number of factors into account. A number of Board and committee processes and procedures, including regular executive sessions of non-management Directors and a regular review of the Company's and our executive officers’ performance, provide substantial independent oversight of the Company's management’s performance. The Board has the ability to change its structure, should that be deemed appropriate and in the best interest of the Company and its stockholders.

The Executive Co-Chairmen of the Board preside at all meetings of the stockholders and of the Board as a whole. The Executive Co-Chairmen perform such other duties, and exercise such powers, as from time to time shall be prescribed by the Company's Board of Directors.

Corporate Governance

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Risk Oversight

Assessing and managing risk is the responsibility of our management. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board is directly involved in overseeing risks related to the Company’s overall strategy, including product, go-to-market and sales strategy, executive officer succession, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

●

The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee.

●	The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices.

●

The Corporate Governance Committee is responsible for overseeing risks related the Company’s corporate governance. In this regard, the Corporate Governance Committee reviews transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

●

The Nominating Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees. In this regard the Nominating Committee conducts an annual evaluation of the Board and its committees, plans for Board member succession and executive officer succession plans.

Code of Ethics and Business Conduct

We have adopted the National Holdings Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), a code of conduct that applies to our directors, officers and employees. The Code of Conduct was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, and is publicly available on the SEC’s website at www.sec.gov. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Independence

We are currently not listed on any national securities exchange, but in evaluating the independence of our directors, we have applied the independence standards of The Nasdaq Stock Market and those found in the Exchange Act. Under those standards, the Board of Directors has determined that all of the members of the current Board of Directors are independent except Messrs. Goldwasser, Sokolow, Klein, Fagenson and Ciocia.

Meetings and Committees of the Board of Directors and Corporate Governance Matters

During the fiscal year ended September 30, 2013, the Company’s Board of Directors met or acted by unanimous written consent a total of 15 times. Each director attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and committees on which he served during the time he served as a director.

Committees of the Board of Directors

During the fiscal year ended September 30, 2013, the Board of Directors had an Audit Committee, a Compensation Committee and a Corporate Governance Committee and since May 2013, the Board of Directors had a established a Nominating Committee.

Audit Committee

The Audit Committee currently consists of Frank S. Plimpton, Salvatore Giardina and Peter Zurkow.

On January 22, 2003, the Board adopted a charter for the Audit Committee, as amended and restated on January 12, 2004 and January 27, 2009, a copy of which is available on our website, www.NHLDCorp.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has the power and authority to engage the independent public accountants, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of the statements and monitors the functioning of the Company’s accounting and internal control systems through discussions with representatives of management and the independent public accountants.

Under SEC rules, companies are required to disclose whether their audit committees have an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act. The Board of Directors has determined that Salvatore Giardina is a financial expert. The Audit Committee meets quarterly and on an on-needed basis. The Committee met four times during the year ended September 30, 2012.

Compensation Committee

The Compensation Committee currently consists of Salvatore Giardina, Peter Zurkow and William Lerner. On January 12, 2004, the Compensation Committee adopted a formal Compensation Committee Charter, as amended and restated on January 27, 2009, which contains a detailed description of the committee’s duties and responsibilities, a copy of which is available on our website, www.NHLDCorp.com The Compensation Committee meets annually and on an on-needed basis. The Committee did not meet or act by unanimous written consent during the year ended September 30, 2012.

Corporate Governance Committee

The Corporate Governance Committee currently consists of Salvatore Giardina, William Lerner and Frederic Powers. The Corporate Governance Committee was created with certain duties and responsibilities, including setting the Company’s trading policy, monitoring Sarbanes-Oxley matters, resolving Board of Director conflicts and/or such other duties and responsibilities as set forth in the Corporate Governance Committee charter. The Corporate Governance Committee meets on an on-needed basis. The Committee met once during the year ended September 30, 2012.

Nominating Committee

The Nominating Committee currently consists of Mark D. Klein, Frank Plimpton and William Lerner.

Director Qualifications. Board of Director nominations are recommended by the Nominating Committee and the Board of Directors. In making its nominations, the Nominating Committee and the Board of Directors identify candidates who meet the current challenges and needs of the Board of Directors. In determining whether it is appropriate to add or remove individuals, the Nominating Committee and the Board of Directors will consider issues of judgment, diversity, age, skills, background and experience. In making such decisions, the Nominating Committee and Board of Directors consider, among other things, an individual’s business experience, industry experience, financial background and experiences. The Nominating Committee and the Board of Directors also consider the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee and the Board of Directors consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee and the Board of Directors through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at Nominating Committee meetings as well as regular or special meetings of the Board of Directors and may be considered at any point during the year.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating Committee and the Board of Directors. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years, including stockholdings in us, and a written indication by the recommended candidate of the candidate’s willingness to serve.

The Nominating Committee and the Board of Directors will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above. All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee and the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Except as described below under Certain Relationships and Related Transactions, no member of the Company’s Board of Directors or Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers served as a member of the board of directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of the Company’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s directors and executive officers and beneficial owners of more than 10% of our common stock are required to file certain reports, within specified time periods, indicating their holdings of and transactions in the common stock. Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2012 the Company’s insiders have complied with all Section 16(a) filing requirements applicable to them except Frederick Powers filed a late Form 3 and Mark Goldwasser filed a late Form 4 for one reportable transactions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash compensation paid by us to each of Mark Goldwasser, Mark Klein and Alan B. Levin (collectively the “Named Executive Officers”) during the fiscal years ended September 30, 2013 and 2012:

Name and Capacity	Year	Salary	Bonus		Equity Compensation(4)	Other Compensation(5)	Total Compensation
Mark Goldwasser	2013	$416,745	$120,000	(3)	$21,820	$27,216	$585,781
Former Chief Executive Officer and Current President (1)	2012	$494,310	-		$17,666	$25,670	$537,646

Mark Klein	2013	-	-		$85,568	-	$93,950
Chief Executive Officer(2)	2012	-	-		-	-	-

Alan B. Levin	2013	$184,500	-		-	$13,140	$197,640
Chief Financial Officer	2012	$203,474	-		-	$13,324	$216,798

(1)	On January 25, 2013, Mark Goldwasser resigned as our Chief Executive Officer and was appointed our President.
(2)	On January 25, 2013, Mark Klein became our Chief Executive Officer with annual cash compensation of $1.
(3)	This amount represents cash bonus compensation paid to Mr. Goldwasser in accordance with his employment agreement.
(4)	The amount shown in this column represents the grant date fair value of options awards as determined pursuant to ASC 718.
(5)	Represents perquisite payments for auto allowance and club memberships and certain insurance premiums as follows:

	Fiscal Year End
	2013	2012
Mark Goldwasser
Auto Allowance	$12,000	$12,000
Club membership	2,076	346
Insurance Premiums	13,140	13,324
	$27,216	$25,670
Mark Klein
Auto Allowance	$-	$-
Club membership	-	-
Insurance Premiums	-	-
	$-	$-
Alan Levin
Auto Allowance	$-	$-
Club membership	-	-
Insurance Premiums	13,140	13,324
	$13,140	$13,324

In October 2013, the Company paid bonuses to Mark Goldwasser, Mark Klein and Alan Levin in accordance with their employment agreements, in non-cash form by transferring ownership in certain Company owned warrants of an unaffiliated entity. The pretax fair market value of these grants based on the market price on the date of grant, were $41,690, $160,661 and $36,005 respectively.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Mark D. Klein

On June 7, 2013, National entered into a Co-Executive Chairman and Chief Executive Officer Compensation Plan (the "Klein Agreement") with Mark D. Klein, providing for the terms of his employment as Co-Executive Chairman and Chief Executive Officer for a period beginning January 25, 2013 and ending on September 30, 2015 (the "Klein Term"). Under the rules of the Exchange Act, Mr. Klein is not a Named Executive Officer of National. Mr. Klein will initially receive a base salary $1.00 per annum. From and after September 30, 2013, Mr. Klein's base salary for the remainder of the Term shall be as determined by the Compensation Committee (the "Compensation Committee") of our board of directors (with advice (as appropriate) from the board of directors of National), who shall review Mr. Klein's base salary no less frequently than each fiscal year. Mr. Klein will be eligible for an annual bonus for each fiscal year of the Term as determined by the Compensation Committee. During the Term, Mr. Klein will serve as a member of the Executive Committee of National.

Mr. Klein received a grant of fully vested, nonforfeitable, nonqualified stock options to purchase 5,700,000 shares of our common stock, of which (i) options to purchase 1,900,000 shares of common stock have an exercise price of $0.50 per share; (ii) options to purchase 1,900,000 shares of common stock have an exercise price of $0.70 per share; and (iii) options to purchase 1,900,000 shares of common stock have an exercise price of $0.90 per share. The options expire on September 30, 2020.

In the event of any termination of the Klein Agreement, Mr. Klein will be entitled to receive (i) any accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred in accordance with our policy or the Agreement, to the extent incurred on or prior to the date of termination; (iii) any benefits provided under our benefit plans upon termination of the Mr. Klein's employment, in accordance with the terms therein; (iv) any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the date of termination; and (v) any rights to indemnification by virtue of Mr. Klein's position as an officer or director of National or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by National, in accordance with its terms thereof and the Agreement. In the event of any Qualifying Termination (as defined in the Agreement), Mr. Klein is also entitled to receive (1) a lump-sum cash payment of $750,000, provided, that such amount increases to $1,100,000 if a Qualifying Termination occurs in connection with, contingent on or within the 12 months following a Change in Control (as defined in the Agreement); and (2) continuation of the health benefits not to exceed 18 months.

Mark Goldwasser

On July 1, 2008, concurrent with the closing of the merger of National and vFinance, Inc., Mark Goldwasser entered into a five-year employment agreement with us, pursuant to which Mr. Goldwasser was entitled to receive an annual base salary of $450,000, which will increase 5% per year, and an automobile expense allowance of $1,000 per month.

On November 23, 2009, Mr. Goldwasser’s employment agreement was amended to revise the bonus payable under such agreement. As revised, for the fiscal year beginning October 1, 2009, the bonus was payable quarterly in an amount equal to seven and one-half (7.5%) percent of our annual Adjusted EBITDA (as defined below) in excess of $1,500,000 (of which 50% will be paid as soon as practicable in cash after the end of each fiscal quarter (“Paid Portion”), and 50% will accrue until the conclusion of the fiscal year (“Accrued Portion”)).

Mr. Goldwasser was eligible to such additional bonuses as our board of directors determined based upon the Board’s assessment of his performance in the various areas, which bonuses may have been paid in cash and/or our common stock at the Board’s discretion.

Pursuant to the employment agreement, Mr. Goldwasser was granted non-qualified stock options to purchase 1,000,000 shares of our common stock at an exercise price of $1.64 per share, which was equal to the average of the 10-day closing market price of our common stock prior to the effective date of the employment agreement. As of September 30, 2012 all 1,000,000 shares of Mr. Goldwasser’s options have vested. The options expire June 30, 2015. On June 20, 2013 these options were modified to provide that (i) such options will expire upon the earlier to occur of June 20, 2016 and 18 months from the end of his employment; and (ii)(a) 30% of the options will have an exercise price of $0.30 per share; (b) 30% of the options will have an exercise price of $0.40 per share; (c) 20% of the options will have an exercise price of $0.50 per share; and (d) 20% of the options will have an exercise price of $0.60 per share.

On June 20, 2013, we and Mr. Goldwasser entered into an amendment (the “Amendment”) to Mr. Goldwasser’s employment agreement, dated as of July 1, 2008, as amended on November 23, 2009 and November 23, 2009. Pursuant to the Amendment, among other things: (i) Mr. Goldwasser’s base salary (1) for the fiscal year period ended September 30, 2013, shall be at the annual rate of $400,000 per annum; (2) for the fiscal year ended September 30, 2014, shall be at the annual rate of $440,000 per annum; and (3) for the fiscal year ended September 30, 2015, shall be at the annual rate of $460,000 per annum; (ii) the term of the Employment Agreement shall end on September 30, 2015; (iii) for fiscal year ending September 30, 2013 all other bonus plans shall be replaced by a quarterly bonus plan based on 9% of the positive adjusted EBITDA (as defined in the Employment Agreement) reported by us with a maximum of $40,000 earned in any quarter; (iv) all bonuses for fiscal years ending September 30, 2014 and September 30, 2015 shall be at the discretion of the board of directors of National; (v) Mr. Goldwasser will not be entitled to any Severance Amount (as defined in the Employment Agreement) and Termination Year Bonus (as defined in the Employment Agreement); and (vi) if the Employment Agreement is not extended, Mr. Goldwasser shall be entitled to $400,000 payable pro rata over a twelve month period beginning October 1, 2015.

In addition, on June 20, 2013, Mr. Goldwasser received a grant of nonforfeitable, nonqualified stock options to purchase 1,500,000 shares of our common stock under our 2013 Omnibus Stock Incentive Plan, of which (i) options to purchase 500,000 shares of our common stock vested immediately, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90; (ii) options to purchase 500,000 shares of our common stock will vest on June 20, 2014, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90; and (iii) options to purchase 500,000 shares of our common stock will vest on June 20, 2015, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90. The options expire on September 30, 2020.

Alan Levin

Alan Levin entered into an automatically renewing one-year employment agreement on July 1, 2008 pursuant to which he is employed as our Chief Financial Officer. Under the terms of the agreement, Mr. Levin receives an annual base salary of approximately $200,000. The agreement renews annually for a one-year term unless either party gives notice of non-renewal. In addition to his base salary, he is entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the board of directors based upon the assessment by the President of National of Mr. Levin’s performance in the following areas: revenue, net income and revenue growth, new business development, investor relations, communications with the board of directors, and other factors including, without limitation, special projects as assigned by the Chief Executive Officer or the board of directors.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of September 30, 2013 for Mark D. Klein and Mark Goldwasser. As of September 30, 2013, there were no outstanding option awards for Alan Levin.

	Options Grant	Number of Securities Underlying Unexercised Options at Fiscal Year End		Option Exercise	Option Expiration
Name	Date	Exercisable	Unexercisable	Price	Date
Mark D. Klein	6/7/2013	1,900,000	-	$0.50	9/30/2020
Mark D. Klein	7/1/2008	1,000,000	-	$0.70	9/30/2020
Mark D. Klein	7/1/2008	1,000,000	-	$0.90	9/30/2020
Mark Goldwasser	7/1/2008	300,000	-	$0.30	6/20/2016
Mark Goldwasser	7/1/2008	300,000	-	$0.40	6/20/2016
Mark Goldwasser	7/1/2008	200,000	-	$0.50	6/20/2016
Mark Goldwasser	7/1/2008	200,000	-	$0.60	6/20/2016
Mark Goldwasser	6/20/2013 (1)	166,666	334,334	$0.50	6/30/2020
Mark Goldwasser	6/20/2013 (1)	166,666	334,334	$0.70	6/30/2020
Mark Goldwasser	6/20/2013 (1)	166,666	334,334	$0.90	6/30/2020

(1) One third of the option vested immediately, one-third of the option will vest on June 20, 2014, and one-third of the option will vest on June 20, 2015.

Potential Termination and Change in Control Payments

Mark Goldwasser

If Mark Goldwasser’ Employment Agreement, as amended, is not extended beyond its current term, he shall be entitled to $400,000 payable pro rata over a twelve month period beginning October 1, 2015.

Alan Levin

Pursuant to the employment agreements governing the employment of Alan Levin, he would be entitled to compensation upon termination of their agreement by National without Cause, by the individuals for “Good Reason,” or as a result of non-renewal of the agreement by either party, or as a result of his disability or his death, or upon a change of control. According to the employment agreements: “Good Reason” means: (i) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position; (ii) National’s material failure or refusal to perform any of the compensation obligations required to be performed in accordance with the agreement after a reasonable notice and an opportunity to cure same; (iii) a material diminution in title, duties, responsibilities, reporting relationship or positions; (iv) the relocation of the executive’s principal office location; (v) any decrease in salary or bonuses payable pursuant to the terms of the agreement without the executive’s written consent; and (vi) the cessation of his position for any reason without his written consent; Any one of these events shall not be deemed to constitute Good Reason if, within a 30-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by National.

“Cause” shall mean (i) the executive’s commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to National or any of its subsidiaries or affiliates; (ii) alcoholism or drug addiction that materially impairs the executive’s ability to perform his duties; (iii) the substantial and repeated failure to perform duties as reasonably directed by the President), after reasonable notice and an opportunity to cure same; (iv) any material breach or violation of executive’s fiduciary duty owed to National or any of its subsidiaries or affiliates; (v) acts of willful misconduct or gross negligence with respect to National or any of its subsidiaries or affiliates; (vi) any material breach of the agreement which are not cured after reasonable notice is provided; or (vii) action taken by a regulatory body or self-regulatory organization that substantially impairs the executive’s ability to perform his duties pursuant to the employment agreement.

“Change in Control” means (i) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of National (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of National entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns National or all or substantially all of National’s assets either directly or through one or more subsidiaries); (ii) approval by National’s stockholders of a complete dissolution or liquidation of National; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of National representing 35% or more of the combined voting power of National’s then outstanding securities eligible to vote for the election of the board of directors of National.

Assuming if Mr. Levin is terminated by National without Cause, in the event of a Change in Control, by Mr. Levin for Good Reason or upon Mr. Levin’s death or disability, he would be entitle to receive (i) a severance payment equal to 50% of Mr. Levin’s prior year’s salary; (ii) all accrued obligations, and (iii) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Levin, his spouse and dependents were participating immediately prior thereto. In the event of Mr. Levin’s termination due to Cause, without Good Reason or the non-renewal of Mr. Levin’s employment agreement, Mr. Levin would have been entitled only to all accrued obligations.

Director’s Compensation

Each director who receives less than $50,000 in compensation from the Company receives (i) a director’s fee of $24,000 per annum, (ii) $1,000 for each Board meeting such director attends in person, (iii) $500 for each Board meeting such director attends telephonically, (iv) $500 for each committee meeting such director attends in person (up to a maximum of 12 meetings), and (v) $250 for each committee meeting such director attends telephonically (up to a maximum of 12 meetings). The Chair of the Audit Committee receives an additional $6,000 per annum, and the Chairs of the Compensation Committee, the Corporate Governance Committee and the Nominating Committee each receive an additional $3,000 per annum. All Directors shall receive an annual options grant on the 15th day of January of each calendar year following completion of the 36th month of the Director’s term of 15,000 options at the closing market price (mid-point between the bid and asked recorded on the closing price quote on January 15th or the first business day thereafter if markets are closed on the 15th rounded up to the nearest nickel increment (.05). The above options initial and annual grants shall not apply to any management/consulting directors subject to any other management incentive compensation plan. National reimburses all directors for expenses incurred traveling to and from board of directors meetings.

The following table summarizes the compensation of our outside directors for fiscal year 2013:

Name	Fees Paid	Options Awards	Total Compensation
Mark Klein	$40,250	–	$40,250
Robet B. Fagenson	$26,500	–	$26,500
Salvatore Giardina	$41,932	–	$41,932
Frank S. Plimpton	$44,500	–	$44,500
Peter Zurkow	$36,597	–	$36,597
William Lerner	$–	–	$–
Frederic B. Powers III	$21,597	–	$21,597
Robert Lautz (1)	$11,250	–	$11,250
Bryant Riley (2)	$8,682	–	$8,682

(1) Mr. Lautz resigned from the Board of Directors on February 13, 2013.

(2) Mr. Bryant resigned from the Board of Directors on October 29, 2012.

Robert B. Fagenson Employment Agreement

On June 20, 2013, National entered into a Co-Executive Chairman Compensation Plan (the "Fagenson Agreement") with Robert B. Fagenson, providing for the terms of his employment as Co-Executive Chairman for a period beginning January 25, 2013 and ending on September 30, 2015 (the "Fagenson Term"). Mr. Fagenson is not a Named Executive Officer. Mr. Fagenson will initially receive a base salary $1.00 per annum. From and after September 30, 2013, Mr. Fagenson's base salary for the remainder of the Fagenson Term shall be as determined by the Compensation Committee of the board of directors of National (with advice (as appropriate) from the board of directors of National), who shall review Mr. Fagenson's base salary no less frequently than each fiscal year; provided however that his base salary for any year beginning October 1, 2013 shall not be less than $180,000 per year. Mr. Fagenson will be eligible to an annual bonus for each fiscal year of the Term as determined by the Compensation Committee. During the Term, Mr. Fagenson will serve as a member of the Executive Committee of National.

Mr. Fagenson received a grant of nonforfeitable, nonqualified stock options to purchase 1,500,000 shares of our common stock under our 2013 Omnibus Stock Incentive Plan, of which (i) options to purchase 500,000 shares of common stock vested immediately, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90; (ii) options to purchase 500,000 shares of common stock will vest on June 20, 2014, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90; and (iii) options to purchase 500,000 shares of common stock will vest on June 20, 2015, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90. The options expire on September 30, 2020.

In the event of any termination of the Fagenson Agreement, Mr. Fagenson will be entitled to receive (i) any accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred in accordance with National policy or the Fagenson Agreement, to the extent incurred on or prior to the date of termination; (iii) any benefits provided under National’s benefit plans upon termination of the Mr. Fagenson's employment, in accordance with the terms therein; (iv) any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the date of termination; and (v) any rights to indemnification by virtue of Mr. Fagenson's position as an officer or director of National or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by National, in accordance with its terms thereof and the Fagenson Agreement. In the event of any Qualifying Termination (as defined in the Fagenson Agreement), Mr. Fagenson is also entitled to receive (1) a lump-sum cash payment of $360,000 minus what has been paid in salary; provided that such amount increases by 50% of what is paid pursuant to the foregoing calculation if a Qualifying Termination occurs in connection with, contingent on, or within 12 months following, a Change in Control (as defined in the Fagenson Agreement); and (2) continuation of the health benefits for a period not to exceed 18 months.

Equity Compensation Plan Information

The following table sets forth information as of September 30, 2013 with respect to compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Equity compensation plans approved by security holders	1,312,002	(1)	$1.64	5,137,998	(2)

(1) Includes options issued and outstanding under the 2006 and 2008 Stock Option Plans and our 2013 Omnibus Incentive Plan.

(2) Includes options available for issuance under the 2006 and 2008 Stock Option Plans and 2013 Omnibus Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, approval, or notification of transactions with related persons

Our board of directors reviews and votes on transactions, arrangements and relationships between us and any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a fiscal year (such transaction, arrangement or relationship, the “Related Transaction”). The director who has a material interest in the Related Transaction must recuse himself from our board of directors vote on such matter. A majority vote of the remaining board of directors members is required for approval of the Related Transaction. Before such vote, the our board of directors members who are independent of the Related Transaction review, among other things, the following factors:

●	the related person’s interest in the transaction;

●	the approximate dollar value of the amount involved;

●	the terms of the transaction;

●	the benefits to us;

●	the benefits to our stockholders;

●	the availability of other sources for comparable products, services, or financial benefits; and;

●	whether the transaction is on terms that are no less favorable to us than terms that could have been reached with an unaffiliated third-party under the same or similar circumstances.

Certain Relationships and Related Transactions

Marshall S. Geller and Paul Coviello (former directors of us who resigned in January 2012), Plimpton, Goldwasser, Sokolow and Levin have brokerage accounts and margin agreements with either National Securities or vFinance Investments. Mr. Levin has a margin agreement with vFinance Investments but has not maintained a margin balance. The transactions, borrowings and interest charges in these accounts, if any, are handled in the ordinary course of business and are consistent with similar third party customer accounts.

On March 31, 2008 and June 30, 2008, we entered into two loans in the aggregate principal amount of $6 million with St. Cloud Capital, LLC (“St. Cloud”) as lender. Through holdings in St. Cloud, Kacy R. Rozelle and Robert W. Lautz, Jr., former members of our board of directors, are parties to the loans. As of September 30, 2012, we had paid $2,468,000 in cumulative interest on the loans since inception at a rate of 10% and satisfied its obligations under the loans by paying the principal of $6 million during fiscal 2012 . Mr. Rozelle and Mr. Lautz each held less than 25% stakes in the indebtedness, respectively. The loans have been repaid in full.

On January 18, 2011, we formed a joint venture called OPN Holdings, LLC (“OPN” or the “Joint Venture”) with Opus Point Partners, LLC (“Opus”) by entering into (i) a joint venture limited liability company operating agreement (the “JV Agreement”), by and between us and Opus and (ii) an interim funding and services agreement by and between us, National Securities Corporation and OPN (the “Interim Funding agreement,” and together with the JV Agreement, the “OPN JV Agreements”). By their terms, the OPN JV Agreements were effective as of January 14, 2011.

The Joint Venture is the holding company for an investment banking business focused on global life sciences. The Joint Venture, which includes corporate finance, advisory, capital markets and sales, will initially operate through a segregated business unit of our FINRA-registered wholly-owned subsidiary National Securities Corporation. The Interim Funding Agreement covers this initial period and requires OPN to advance operating and payroll expenses to NSC, and will be effective until OPN has formed and registered its own broker-dealer pursuant to FINRA regulations.

In April 2012, we paid $550,000 representing the balance of its capital contribution to the joint venture and subsequently relinguished its interest in Opus. Consequently we recognized a loss on disposition in its unconsolidated joint venture of $1,051,000 at June 30, 2012.

Between March 2012 and September 2012, we issued and sold to National Securities Growth Partners LLC (“NSGP”), the primary principals of which include Mark D. Klein and Robert B. Fagenson, convertible notes in the aggregate initial principal amount of $5,000,000 (the “Notes”). The Notes were convertible into units of National consisting of (i) our Series E preferred stock, par value $0.01 per share, which was convertible into shares of our common stock and (ii) a warrant exercisable for shares of our common stock. In conjunction with the closing of the private placement in January 2013, we entered into a Conversion and Exchange Agreement and a Warrant Exchange Agreement (the “Series E Conversion and Exchange Agreement”) with NSGP pursuant to which, among other things, (i) NSGP converted all of the Notes (and all accrued and unpaid interest thereon) into shares of Series E Preferred Stock in accordance with the terms and conditions of the Notes (the “Note Conversion”); (ii) then, following the Note Conversion, NSGP converted all of its Series E Preferred Stock into 10,000,000 shares of our common stock, and (iii) then, exchanged all of its warrants (10,000,000) to purchase our common stock for 6,697,140 shares of our common stock.

On July 25, 2012, we and Leonard J. Sokolow executed a consulting agreement (the “Consulting Agreement”), which replaced the previous employment agreement between us and Mr. Sokolow which was entered into concurrent with the closing of the merger of us and vFinance, Inc., and which was subsequently amended on November 23, 2009. Under the Consulting Agreement, Mr. Sokolow will provide to us and our affiliates professional consulting services in the area of general corporate, financial reporting, business development, advisory, operational, strategic, public company and broker-dealer matters as needed and requested. During the term of Consulting Agreement Mr. Sokolow will be paid $300,000 per annum.

On January 25, 2013, Messrs. Klein, Fagenson, Goldwasser and Levin purchased shares of our common stock in the private placement at purchase price of $0.30 per share for an aggregate consideration of $377,500. Mr. Klein purchased 1,000,000 shares, Mr. Fagenson purchased 166,666 shares, Mr. Goldwasser purchased 66,666 shares and Mr. Levin purchased 25,000 shares. Additionally, National issued shares of our common stock in exchange for warrants as follows: Messrs. Klein and Sokolow each received 101,214 shares in exchange for 215,741 warrants and Mr. Plimpton received 506,080 shares in exchange for 1,078,730 warrants.

Mr. Fagenson is also a party to an Independent Contractor Agreement, dated February 27, 2012, with the NSC, whereby in exchange for establishing and maintaining a branch office of National Securities Corporation in New York, New York (the “Branch”), Mr. Fagenson receives 50% of any net income accrued at the Branch, which amounted to date has been immaterial and his daughter, Stephanie Fagenson, is receiving an annual salary of $72,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 15, 2013, the date of the table, by:

●	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

●	each of our directors;

●	each of our current executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as indicated by footnote the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. The address of named beneficial owners that are officers and/or directors is: c/o National Holdings Corporation, 410 Park Avenue, 14th Floor, New York, New York 10022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Mark Klein (1)	10,429,855	8.1%
Robert Fagenson (2)	8,681,293	7.0%
Richard Abbe (4)	6,364,203	5.1%
Mark Goldwasser (5)	2,945,685	2.4%
Frederic B. Powers III (6)	1,666,667	1.4%
Leonard Sokolow	1,476,956	1.2%
Frank Plimpton	1,511,285	1.2%
Alan Levin	40,500	*
Salvatore Giardina	-	-
Peter Zurkow	-	-
William Lerner	-	-
James Ciocia	772,770	*
Frederick Wasserman	101,842	*
All executive officers and directors as a group	26,126,853	20.2%
(13 Persons)

* Less than 1%

(1)

Consists of (i) 307,094 shares of our common stock held directly by Mr. Klein, (ii) 5,700,000 shares of our common stock issuable upon exercise of vested options, and (iii) 4,422,761 shares of our common stock held by M Klein & Company, of which Mr. Klein is the managing member and a majority partner and has sole voting and investment power over such shares.

(2)

Consists of (i) 500,000 shares of our common stock issuable upon exercise of options, (ii) 166,666 shares of our common stock held the Trust for the benefit of Toby Fagenson, of which Mr. Fagenson is the sole Trustee and has sole voting and investment power over such shares, and (iii) 8,014,627 shares of our common stock held by Fagenson & Co., Inc., of which Mr. Fagenson is the Chairman and Chief Executive Officer and has sole voting and investment power over such shares.

(3)

Information is based on Amendment No. 2 to Schedule 13D filed by COR Capital LLC on January 18, 2012 with the SEC. Consists of (a) 2,620,321 shares of our common stock and (b) 2.053,005 shares of our common stock issuable upon exercise of warrants COR Securities Holdings Inc. (“COR Securities”) has the power to direct the vote 4,659,718 shares of our common stock. In COR Capital LLC’s (“COR Capital”) capacity as a 34.6% owner of COR Securities, and as the beneficiary of a management agreement with COR Securities conferring certain governance rights on COR Capital, COR Capital may be deemed to beneficially own 4,659,718 shares of our common stock deemed beneficially owned by COR Securities. As the general partner of OR Equity Income Fund LP (“COR Equity”), COR Capital may be deemed to beneficially own 13,608 shares of our common stock deemed beneficially owned by COR Equity. As the managing member of COR Capital, Steven Sugarman may be deemed to beneficially own the 4,659,718 shares of our common stock deemed beneficially owned by COR Securities and the 13,608 shares of our common stock deemed beneficially owned by COR Equity. Consists of The principal business address of COR Capital is 233 Wilshire Boulevard, Suite 830, Santa Monica, CA, 90401.

(4)

Information is based on a Schedule 13G filed by Iroquois Capital management, L.L.C., Joshua Silverman and Richard Abbe on September 23, 2013. Consists of (i) 6,197,533 shares of our common stock over which Iroquois Capital Management and Messrs Silverman and Abbe have shared voting and investment power and (ii) 166,670 shares of our common stock over which Mr. Abbe has sole voting and investment power. The principal business address for Iroquois Capital Management L.L.C. and Mr. Silverman and Abbe is 641 Lexington Avenue, 26th Floor, New York, NY 10022.

(5)

Consists of (i) 1,180,938 shares of our common stock issued on the conversion of 14,762 shares of Series A preferred stock in December 2011, (ii) 236,944 shares our common stock held directly by Mr. Goldwasser, (iii) 7,375 shares of our common stock held in a individual retirement account for the benefit of Mr. Goldwasser, (iv) 7,375 shares of our common stock held in an individual retirement account for the benefit of Mr. Goldwasser’s wife, (v) 13,050, shares of our common stock held in trusts for the benefit of Mr. Goldwasser’s children, of which Mr. Goldwasser is the sole Trustee and (vi)1,500,000 shares of our common stock issuable upon exercise of vested stock options.

(6)

Consists of shares owned by Powers Private Equity LLC, of which Mr. Powers is a Managing Director. Mr. Powers may be deemed to own the shares of our common stock owned by Powers Private Equity LLC. Mr. Powers disclaims beneficial ownership of the shares of our common stock owned by Powers Private Equity LLC. The principal business address of Powers Private Equity LLC is 100 W. Putnam Avenue, Greenwich CT 06830.

SELLING stockholders

This prospectus covers the resale by the selling stockholders of up to an aggregate of 10,583,330 shares of common stock. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders have not had any material relationship with us within the past three years except as disclosed under the heading “Our Relationships with the Selling Stockholders" below.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of September 30, 2013. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders under this prospectus.

Except as disclosed in the footnotes to the table below, each of the selling stockholders have represented to us that they are not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the SEC or designated as a member of the FINRA. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling stockholders listed below.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 122,888,840 shares of common stock outstanding as of October 15, 2013.

Name of Beneficial Owner	Shares of common stock Beneficially Owned Prior to Offering (#)	Maximum Number of Shares of common stock to be Sold Pursuant to this Prospectus	Shares of common stock Beneficially Owned After Offering (##)

			Number	Percentage
Iroquois Master Fund Ltd. (1)	3,833,333	2,500,000	1,333,333	1.1%
Stephen Nicholas	2,333,333	2,333,333	—	—
Chestnut Ridge Partners, LP (2)	1,000,000	1,000,000	—	—
Kingsbrook Opportunities Master Fund LP (3)	1,000,000	1,000,000	—	—
Jeffrey Raymond Perry	750,000	750,000	—	—
David Wasserman	700,000	700,000	—	—
Helmsquire Holdings Limited (4)	700,000	700,000	—	—
Lincoln Capital LLC (5)	333,333	333,333	—	—
Sentinel Capital Solutions (6)	333,333	333,333	—	—
Rockmore Investment Master Fund Ltd. (7)	333,333	333,333	—	—
Merav Abbe Irrevocable Trust (8)	166,666	166,666	—	—
Kensington Trust (9)	166,666	166,666	—	—
American Capital Management LLC (10)	333,332	166,666	166,666	*
Eric H. Jensen	100,000	100,000	—	—

*	Less than 1.00%

(1)

Iroquois Capital Management L.L.C. ("Iroquois Capital") is the investment manager of Iroquois Master Fund, Ltd ("IMF"). Consequently, Iroquois Capital has voting control and investment discretion over the securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(2)	Kenneth Pasternak, a managing member of the general partner of Chestnut Ridge Partners, LP, has sole power to vote and dispose of the shares of common stock held by Chestnut Ridge Partners, LP.

(3)

Kingsbrook Partners LP ("Kingsbrook Partners") is the investment manager of Kingsbrook Opportunities Master Fund LP ("Kingsbrook Opportunities") and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC ("Kingsbrook GP") is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC ("GP LLC") is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(4)	Anthony Heller maintains the power to vote or dispose of the shares of common stock held by Helmsquire Holdings Limited.

(5)

Stephen Temes is the managing member of Lincoln Capital LLC and consequently has voting and investment discretion over securities held by Lincoln Capital LLC. Mr. Temes disclaims beneficial ownership of these shares maintains the power to vote or dispose of the shares of common stock held by Lincoln Capital LLC.

(6)

Includes 333,333 shares held of record by the SCS Tactical Allocation Mutual Fund. Sentinel Capital Solutions, Inc. is the Registered Investment Advisor. Cart Meinelschmidt is the portfolio manager an has the power to direct investments and sole power to vote shares in the SCS Tactical Allocation Mutual Fund. Cart Meinelschmidt and Sentinel Capital Solutions Inc. expressly disclaim any beneficial ownership of the shares. The principal address of Sentinel Capital Solutions, Inc. is 38 S. Potomac Street, Suite 304, Hagerstown, MD 21740.

(7)

Rockmore Capital, LLC ("Rockmore Capital") serves as the investment manager to Rockmore Investment Master Fund Ltd ("Rockmore Master Fund") and in such capacity has investment discretion to vote and dispose of these shares. Mr. Bruce T. Bernstein and Mr. Brian Daley, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these shares. Each of Rockmore Capital and Messrs. Bernstein and Daly disclaims beneficial ownership of these shares.

(8)	Leo Abbe and Colman Abbe maintain the power to vote or dispose of the shares of common stock held by Merav Abbe Irrevocable Trust.

(9)	Leo Abbe maintains the power to vote or dispose of the shares of common stock held by Kensington Trust.

(10)	Philip Mirabelli maintains the power to vote or dispose of the shares of common stock held by American Capital Management LLC

Transactions Through Which the Selling Stockholders Obtained Beneficial Ownership of the Shares of common stock being Offered Hereby

On August 28, 2013, we entered into an August Purchase with the selling stockholders providing for the issuance and sale of the August shares for an aggregate purchase price of approximately $3,175,000 . The closing of the sale of the August Shares occurred on August 30, 2013 (the “August Closing”).

In connection with the August Purchase Agreement, on August 28, 2013, the Company and the selling stockholders entered into the August Registration Rights Agreement. Pursuant to the August Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to (i) file with the SEC as soon as practicable but in no event later than 45 days of the date of the August Closing, a registration statement covering the resale of all shares and (ii) have the registration statement be declared effective under the Securities Act as soon as practicable but in no event later than the 90 days or if there is a review of the registration statement by the SEC, 120 days after the date of the August Closing. In the event that (1) a registration statement is not declared effective by the SEC on or prior to its required effectiveness date, (2) after the date the registration statement is declared effective by the SEC, (a) a registration statement ceases for any reason, to remain continuously effective or (b) the selling stockholders are not permitted to utilize the prospectus included in the registration statement therein to resell the shares, in each case, for more than an aggregate of 20 consecutive days or 45 days during any 12-month period, or (3) the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1) under the Securities Act it shall pay to each selling stockholder an amount in cash equal to 1% of the purchase price attributed to the such selling stockholder’s shares on the date the failure occurs and every 30 days thereafter, until cured subject to a maximum amount of up to 10% of the aggregate purchase price of the shares. We are registering the shares under the August Registration Statement, of which this prospectus is a part, to satisfy our obligation under the August Registration Rights Agreement.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrant by payment of cash, however, we will receive the exercise price of the Warrant.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents or dealer, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their Affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

As of the date of the date hereof, we are authorized to issue 150,000,000 shares of common stock, par value $0.02 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, 50,000 of which has been designated as Series A Preferred stock, 34,500 of which have been designated as Series C Preferred Stock, 100,000 of which have been designated as Series D Preferred Stock and 200,000 of which have been designated as Series E Preferred Stock. As of the date of this proxy statement/prospectus, no shares of Preferred Stock are outstanding.

As of the date hereof, we had 122,888,840 shares of common stock issued and outstanding, and had reserved an additional (i) 1,990,505 shares of common stock for issuance upon exercise of outstanding warrants (ii) 15,500,000 shares of common stock for issuance under National's stock option plans, 9,700,000 of which are reserved for outstanding options, and (ii) 1,500,000 shares of our common stock reserved for issuance under our 2006 Stock Option Plan, 1,030,000 of which are reserved for outstanding options.

Common Stock

Voting Rights. Each holder of shares of our common stock is entitled to one vote for each share of such common stock held by such holder, and voting power with respect to all classes of its securities shall be vested solely in the our common stock. Under our Bylaws, the holders of a majority of the voting power of its issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by its certificate of incorporation. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereon, present in person or represented by proxy, shall decide any questions brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation or of the Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Special Meetings of Stockholders. A special meeting of stockholders may be called at any time by our board of directors or the Chairman of the Board, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 33-1/3 % of the voting power of our issued and outstanding shares of stock entitled to vote at such meeting.

Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of the holders of our common stock, may be taken by written consent without a meeting, provided that such written consent is signed by the holders of all of the outstanding shares of our common stock.

Dividends. Subject to the dividend rights of the outstanding shares of issued and outstanding preferred stock, holders of our common stock are entitled to receive dividends, when, as and if declared by our board of directors out of assets lawfully available for such purposes. No dividends shall be paid on any shares of our common stock unless the same dividend is paid on all shares of our common stock outstanding at the time of such payment.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any distribution of assets upon liquidation, dissolution or winding up of our affairs, holders of our common stock will be entitled to share ratably and equally all of our assets and funds remaining after payment to the holders of our preferred stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of National.

Other Rights. Holders of our common stock have no subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to elect to sell additional shares of our common stock, persons acquiring our common stock in this offering would have no right to purchase additional shares and, as a result, their percentage equity interest in National would be reduced.

Preferred Stock

Our Board is authorized to issue from time to time, in one or more designated series, any or all of its authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series.

Series C Convertible Preferred Stock

Each share of Series C Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, into such number of shares of our common stock as is determined by dividing the Series C Preferred Stock Price by the Series C Conversion Price, which is initially $0.50 (i.e., each share is convertible into approximately 100 shares of common stock). In the event we shall have raised at least $5 million through the sale of its common stock at a purchase price not less than $.30 per share in a private placement transaction by March 31, 2013, all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of our common stock at the then effective conversion price of the Series C Preferred Stock. All of the Series C Convertible Preferred Stock were automatically converted into shares of common stock on January 25, 2013 upon the closing of a private placement on January 2013.

The holders of Series C Preferred Stock generally have the right to vote on any matter with the holders of our common stock, the Series D Preferred Stock and the Series C Preferred Stock. The shares of Series C Preferred Stock are not entitled to receive any dividends.

In the event of any liquidation, dissolution or winding up of National, either voluntary or involuntary, the holders of the Series C Preferred Stock will be entitled to receive, on a pari passu basis with any class or series of our capital stock created specifically ranking, by its terms, on parity with the Series C Preferred Stock, and prior and in preference to any distribution of any of the assets or surplus funds of National to the holders of our common stock, an amount equal to the Series C Preferred Stock Price then held by them.

As of the date hereof, there are no shares of Series C Preferred Stock issued and outstanding.

Series D Convertible Preferred Stock

Each share of Series D Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, into such number of shares of our common stock as is determined by dividing the Series D Preferred Stock Price by the Series D Conversion Price, which is initially $0.50 (i.e., each share is convertible into approximately 100 shares of our common stock).

The holders of Series D Preferred Stock generally have the right to vote on any matter with the holders of our common stock, the Series C Preferred Stock and the Series E Preferred Stock. The shares of Series D Preferred Stock are not entitled to receive any dividends.

In the event of any liquidation, dissolution or winding up of National, either voluntary or involuntary, will be entitled to receive, on a pari passu basis with the Series C Preferred Stock and any class or series of capital stock of National created specifically ranking, by its terms, on parity with the Series D Preferred Stock, and prior and in preference to any distribution of any of the assets or surplus funds of National to the holders of our common stock, an amount equal to the Series D Preferred Stock Price then held by them.

As of the date hereof, there are no shares of Series D Preferred Stock issued and outstanding.

Series E Convertible Preferred Stock

Each share of Series E Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, into such number of shares of our common stock as is determined by dividing the Series E Preferred Stock Price by the conversion price of the Series E Preferred Stock, which is initially $0.50 (i.e., each share is convertible into approximately 100 shares of common stock).

The holders of Series E Preferred Stock generally have the right to vote on any matter with the holders of our common stock, the Series C Preferred Stock and the Series D Preferred Stock on an “as converted” basis (less one share of common stock). The shares of Series E Preferred Stock are not entitled to receive any dividends.

As of the date hereof, there are no shares of Series E Preferred Stock issued and outstanding.

Certain Provisions of Delaware Law and National’s Certificate of Incorporation and By-Laws

A number of provisions of our certificate of incorporation and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors (including takeovers which certain stockholders may deemed to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the our common stock. Our board of directors believes these provisions are appropriate to protect the interests of us and all of our stockholders.

Number of Directors; Filling Vacancies. Our certificate of incorporation and By-laws provide that the number of directors constituting the board of directors will be determined by the affirmative vote of the board of directors or by action of its stockholders. Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

Classification of Directors. Our By-laws provide that the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there are vacancies in our board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.

Following the effective time of the merger with Gilman, we will appoint two persons nominated by the Gilman board of directors and reasonably acceptable to us to serve as Class I members of the our Board of Directors and to nominate such persons for election at the next election of Class I directors of us.

Amendments to By-laws. National’s Bylaws provide that they may be amended or repealed or new bylaws may be adopted by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or by action of the National board of directors at a regular or special meeting thereof.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such time National's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our common stock is issued in registered form, and National’s transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

Warrants

As of the date of this prospectus, we had outstanding warrants to purchase 1,146,755 shares of our common stock at an exercise price of $0.50 per share.

Options

As of the date of this prospectus, we had outstanding options to purchase 9,700,000 shares of our common stock at exercise prices ranging from $0.50 to $0.90 per share issued under our Stock Option Plans.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon by Troutman Sanders LLP, New York, New York.

EXPERTS

 Our consolidated financial statements as of and for the years ended September 30, 2012 and 2011 included in this prospectus have been so included in reliance on the report of Sherb & Co., LLP ("Sherb"), a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing..

Changes In and Disagreements With Accountants
On Accounting and Financial Disclosure

Effective January 1, 2013, Sherb, the independent registered public accounting firm of National, combined its practice with RBSM LLP ("RBSM"). As a result of the combination and upon notice by Sherb to us, on January 29, 2013 Sherb was dismissed as the Company's independent registered public accounting firm and RBSM was engaged as the Company's independent registered public accounting firm.

The principal accountant's reports of Sherb on the financial statements of the Company as of and for the two years ended September 30, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. The principal accountant's reports of Sherb on the financial statements of the Company for the years ended September 30, 2012 and 2011 contained an explanatory paragraph disclosing the uncertainty regarding the Company's ability to continue as a going concern.

During the two years ended September 30, 2012 and 2011 and through February 4, 2013, there were no disagreements with Sherb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Sherb's satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the two years ended September 30, 2012 and through February 4, 2013, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

During the two years ended September 30, 2012 and 2011 and through February 4, 2013, the Company did not consult with RBSM with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The registration statement, including its exhibits and schedules, may be inspected at the Public Reference Room. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS OF NATIONAL HOLDINGS CORPORATIONAND SUBSIDIARIES

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

ASSETS
	June 30, 2013	September 30, 2012
Current Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$14,696,000	$7,934,000
Deposit with clearing organizations	1,107,000	1,107,000
Receivables from broker-dealers and clearing organizations	3,617,000	3,650,000
Other receivables, net of allowance for uncollectible accounts	842,000	147,000
Advances to registered representatives - Current portion	490,000	249,000
Securities owned: marketable – at market value	618,000	696,000
Securities owned: non-marketable – at fair value	297,000	56,000
Other assets	787,000	520,000
Total Current Assets	22,454,000	14,359,000

Advances to registered representatives - Long term portion	366,000	641,000
Fixed assets, net	431,000	662,000
Intangible assets, net	0	466,000
Other assets - Long term portion	180,000	461,000
Total Assets	$23,431,000	$16,589,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable, accrued expenses and other liabilities	$11,483,000	$11,297,000
Payable to broker-dealers and clearing organizations	13,000	119,000
Securities sold, but not yet purchased, at market	11,000	1,000
Convertible notes payable	-	6,800,000
Subordinated borrowings - Related party	-	1,000,000
Total Current Liabilities	11,507,000	19,217,000

Accrued expenses and other liabilities - Long term portion	179,000	263,000

Total Liabilities	11,686,000	19,480,000

National Hodldings Corporation Stockholders' Equity (Deficit)
Series C and D, convertible preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 issued and outstanding at June 30, 2013 and 94,169 at September 30, 2012	-	6,156,000
Common stock, $.02 par value, 150,000,000 shares authorized; 89,016,988 and 26,567,193 shares issued and outstanding at June 30, 2013 and September 30, 2012	1,780,000	531,000
Additional paid-in capital	64,466,000	46,184,000
Accumulated deficit	(54,522,000)	(55,780,000)
Total National Holdings Corporation Stockholders' Equity (Deficit)	11,724,000	(2,909,000)

Non Controlling Interest	21,000	18,000

Total Stockholders' Equity (Deficit)	11,745,000	(2,891,000)

Total Liabilities and Stockholders' Equity (Deficit)	$23,431,000	$16,589,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three-Month Period Ended June 30,		Nine-Month Period Ended June 30,
	2013	2012	2013	2012
Revenues
Commissions	$19,799,000	$18,328,000	$56,608,000	$51,927,000
Net dealer inventory gains	3,649,000	4,280,000	10,561,000	11,129,000
Investment banking	4,105,000	3,897,000	8,494,000	12,884,000
Interest and dividends	880,000	772,000	2,930,000	2,138,000
Transfer fees and clearing services	1,810,000	1,658,000	5,850,000	5,629,000
Investment advisory fees and other income	2,421,000	2,155,000	7,614,000	5,990,000
Total Revenues	32,664,000	31,090,000	92,057,000	89,697,000

Operating Expenses
Commissions, compensation and fees	28,242,000	26,473,000	79,407,000	78,885,000
Clearing fees	552,000	421,000	1,549,000	1,256,000
Communications	1,174,000	1,157,000	3,437,000	3,519,000
Occupancy, equipment and other administrative costs	663,000	972,000	2,417,000	3,178,000
Professional fees	781,000	803,000	2,316,000	1,979,000
Interest	10,000	213,000	240,000	764,000
Taxes, licenses, registration	437,000	381,000	1,214,000	1,182,000
Total Operating Expenses	31,859,000	30,420,000	90,580,000	90,763,000

Net Income (Loss) from Operations	805,000	670,000	1,477,000	(1,066,000)

Other Expenses
Loss on disposition of unconsolidated joint venture	-	-	-	(1,051,000)
Loss on investment in unaffiliated entity	-	-	(162,000)	-
Income tax expense - Current	-	-	(60,000)	-
Total Other Expenses	-	-	(222,000)	(1,051,000)

Net income (loss) before non-controlling interest	805,000	670,000	1,255,000	(2,117,000)
Non-controlling interest	-	9,000	(3,000)	(8,000)
Net income (loss)	805,000	661,000	1,258,000	(2,109,000)

Preferred stock dividends	-	-	-	(93,000)

Net income (loss) attributable to common stockholders	$805,000	$661,000	$1,258,000	$(2,202,000)

Net Income (Loss) Per Common Share
Net income (loss) attributable to common stockholders: Basic	$0.01	$0.03	$0.02	$(0.09)

Net income (loss) attributable to common stockholders: Diluted	$0.01	$0.02	$0.02	$(0.09)

Weighted average number of shares outstanding: Basic	89,016,988	26,088,530	62,580,749	24,597,181
Weighted average number of shares outstanding: Diluted	89,016,988	45,380,222	66,596,691	24,597,181

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

YEAR ENDED SEPTEMBER 30, 2012 and NINE MONTHS ENDED JUNE 30, 2013

	Preferred Stock C		Preferred Stock D		Common Stock		Additional Paid-in	Accumulated	Total Stockholders' Equity
	Shares	$	Shares	$	Shares	$	Capital	Deficit	(Deficit)
BALANCE, September 30, 2011	34,169	$2,551,000	60,000	$3,605,000	20,488,642	$409,000	$45,066,000	$(53,128,000)	$(1,497,000)

Issuance of Series A Preferred Dividends	-	-	-	-	-	-	715,000	(715,000)	-

Issuance of shares of common stock pursuant to the conversion of Series A Preferred Stock	-	-	-	-	4,141,826	83,000	(83,000)	-	-

Fair value of stock options	-	-	-	-	-	-	10,000	-	10,000

Issuance of shares of common stock pursuant to satisfy certain liabilities	-	-	-	-	1,967,042	39,000	476,000	-	515,000

Net loss	-	-	-	-	-	-	-	(1,937,000)	(1,937,000)
BALANCE, September 30, 2012	34,169	$2,551,000	60,000	$3,605,000	26,597,510	$531,000	$46,184,000	$(55,780,000)	$(2,909,000)

Issuance of shares of common stock pursuant to the conversion of Series C Preferred Stock	(34,169)	(2,551,000)	-	-	3,416,692	68,000	2,483,000	-	-

Issuance of shares of common stock pursuant to the conversion of Series D Preferred Stock	-	-	(60,000)	(3,605,000)	6,000,000	120,000	3,485,000	-	-

Issuance of shares of common stock pursuant to the conversion of Series E Convertible Preferred Debt	-	-	-	-	10,000,000	200,000	4,800,000	-	5,000,000

Issuance of common stock in private placement	-	-	-	-	29,451,590	589,000	7,807,000	-	8,396,000

Issuance of shares of common stock pursuant to the conversion of Warrants	-	-	-	-	12,951,196	260,000	(260,000)	-	-

Issuance of shares to satisfy claims	-	-	-	-	600,000	12,000	113,000	-	125,000

Distribution to non-controlling interest	-	-	-	-	-	-	(146,000)	-	(146,000)

Net income	-	-	-	-	-	-	-	1,258,000	1,258,000
BALANCE, June 30, 2013	-	$-	-	$-	89,016,988	$1,780,000	$64,466,000	$(54,522,000)	$11,724,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine-Month Period Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,258,000	$(2,109,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	793,000	804,000
Amortization of forgivable loans to brokers	212,000	204,000
Loss on disposition of unconsolidated joint venture	-	1,051,000
Amortization of note discount	-	247,000
Fair value of options	-	10,000
Provision bad debt	(96,000)	109,000
Net realized and unrealized loss (gain) on securities	359,000	(129,000)
Non-controlling interest	3,000	(8,000)
Changes in assets and liabilities
Deposits with clearing organizations	-	50,000
Receivables from broker-dealers, clearing organizations and others	33,000	(196,000)
Other receivables	(598,000)	(779,000)
Advances to registered representatives	(178,000)	(116,000)
Securities owned: marketable, at market value	(281,000)	(263,000)
Securities owned: non-marketable, at fair value	(241,000)	-
Other assets	14,000	87,000
Accounts payable, accrued expenses and other liabilities	101,000	581,000
Payable to broker-dealers and clearing organizations	(106,000)	9,000
Securities sold, but not yet purchased, at market	10,000	60,000
Net cash provided by (used in) operating activities	1,283,000	(388,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital contribution to unconsolidated joint venture	-	(550,000)
Purchase of fixed assets	(96,000)	(106,000)
Net cash used in investing activities	(96,000)	(656,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of subordinated borrowings	-	(90,000)
Repayment of notes payable	(2,800,000)	(3,000,000)
Proceeds from issuance of convertible notes payable	-	4,000,000
Proceeds from issuance of common stock	8,375,000	-
Net cash provided by financing activities	5,575,000	910,000

NET INCREASE (DECREASE) IN CASH	6,762,000	(134,000)

CASH BALANCE
Beginning of the period	7,934,000	6,698,000
End of the period	$14,696,000	$6,564,000
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$10,000	$99,000
Income taxes	$-	$-
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
FINANCING ACTIVITIES
Preferred stock dividends	$-	$715,000
Deemed distribution to noncontrolling interest	$146,000	$-
Fair value of shares of common stock to satisfy liabilities	$125,000	$450,000
Conversion of preferred stock to shares of common stock	$6,156,000	$83,000
Conversion of convertible debt to shares of common stock	$5,000,000	$-
Conversion of warrants to shares of common stock	$259,000	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

(UNAUDITED)

NOTE 1. BASIS OF PRESENTATION AND CAPITALIZATION

The accompanying consolidated financial statements of National Holdings Corporation (“National” or the “Company”) have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The consolidated financial statements as of June 30, 2013 and for the nine months ended June 30, 2013 and 2012 are unaudited. The results of operations for the interim periods are not necessarily indicative of the results of operations for the fiscal year 2013. The accompanying consolidated financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

Capitalization

On January 25, 2013, the Company issued 29,450,000 shares of the Company’s common stock in a private placement transaction for gross proceeds of approximately $8.8 million. The Company used the proceeds from the issuance of the shares to repay certain outstanding indebtedness and for general corporate, working capital, and net capital purposes and associated and costs and fees relating to the transaction.

During January 2013, the Company issued 10,000,000 shares of its common stock in satisfaction of obligations under convertible notes aggregating $5,000,000 and paid off senior subordinated notes payable of $2,800,000.

In addition, as a result of the aforementioned improvement in working capital and pursuant to a discussion with the Company’s current Independent Registered Accounting Firm (“Auditors”), subject to an audit of the Company’s financial statements for the year end September 30, 2013, the Company believes that it has successfully mitigated any substantial doubt about its ability to continue as a going concern.

NOTE 2. CONSOLIDATION

The consolidated financial statements include the accounts of National and its wholly owned subsidiaries. National operates primarily through National Securities Corporation (“National Securities”), vFinance Investments, Inc. (“vFinance Investments”) (collectively, the “Broker-Dealer Subsidiaries”) and National Asset Management, Inc. The Broker-Dealer Subsidiaries conduct a national securities brokerage business through its main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington. In December 2012, the Company filed for the withdrawal of Registration of Equity Station as a broker dealer with the Financial Industry Regulatory Authority, Inc. ("FINRA"). In February 2013 FINRA approved the withdrawal of registration by EquityStation as a broker-dealer. Prior to the request for withdrawal being filed, the Company requested and received permission from FINRA for all of the business of Equity Station be transferred to vFinance Investments, Inc. to allow for further consolidation of operations and thus cost savings. This transfer of business was completed in December 2012. Due to the continued decline in revenues associated with Equity Station, the Company ceased conducting business through its Direct Market Access platform.

Through its Broker-Dealer Subsidiaries, the Company (1) offers full service retail brokerage to approximately 39,000 high net worth individual and institutional clients, (2) provides investment banking, merger and acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) engages in trading securities, including making markets in over 5,800 securities, providing liquidity in both foreign and domestic issues on a variety of exchanges and also providing execution and technical analysis in the United States Treasury marketplace. The Broker-Dealer Subsidiaries are introducing brokers and clear all transactions through clearing organizations on a fully disclosed basis. They are registered with the Securities and Exchange Commission (the “SEC”), are members of the FINRA, Securities Investor Protection Corporation ("SIPC") and are also members of the National Futures Association ("NFA").

Our wholly owned subsidiary, National Asset Management, Inc., a Washington corporation ("NAM"), is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed.

Our wholly owned subsidiary, National Insurance Corporation, a Washington corporation ("National Insurance"), provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates

The preparation of the unaudited consolidated financial statements in conformity with US GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates estimates, including those related to revenue and related expense recognition, asset impairment, valuation of accounts receivable, valuation of financial derivatives, contingent consideration obligations, contingencies and litigation, valuation and recognition of share-based payments, dividends and income taxes. These accounting policies are stated in the notes to the audited consolidated financial statements for the fiscal year ended September 30, 2012, contained in the Annual Report on Form 10-K as filed with the SEC. These estimates are based on the information that is currently available and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could vary from these estimates under different assumptions or conditions and the differences may be material to the unaudited condensed consolidated financial statements. Furthermore, the Company has been named as a defendant in various customer arbitrations. These claims result from the actions of brokers affiliated with the Company. The Company has established liabilities for potential losses from such complaints, legal actions, government investigations and proceedings where necessary. In establishing these liabilities, management uses its judgment to determine the probability that losses have been incurred and a reasonable estimate of the amount of losses. In making these decisions, we base our judgments on our knowledge of the situations, consultations with legal counsel and our historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect our estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. As of June 30, 2013 and September 30, 2012, we accrued approximately $267,000 and $338,000 respectively for these matters. These claims may be covered by our errors and omissions insurance policy. While we will vigorously defend ourselves in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that these lawsuits and arbitrations will not have a material adverse impact on our financial position.

Reclassifications

Certain items in the 2012 financial statements have been reclassified to conform to the presentation in the 2013 financial statements. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Revenue Recognition

The Company generally acts as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it may or may not make a market, and charges commissions based on the services the Company provides to its customers. In executing customer orders to buy or sell a security in which the Company makes a market, the Company may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. The Company may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. Mark-ups, mark-downs and commissions are generally priced competitively based on the services it provides to its customers. In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by FINRA.

Customer security transactions and the related commission income and expense are recorded on a trade date basis. Customers who are financing their transaction on margin are charged interest. The Company’s margin requirements are in accordance with the terms and conditions mandated by its clearing firms, National Financial Services LLC (“NFS”), COR Clearing (“COR”) (formerly known as Legent Clearing LLC), ICBC, formerly known as Fortis Securities, LLC (“ICBC”), Rosenthal Collins Group, LLC. (“Rosenthal”) and R.J. O’Brien (“RJO”). The interest is billed on the average daily balance of the margin account.

Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing financial advisory services. Investment banking management fees are recorded on the offering date, sales concessions on the settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

Net trading profits result from mark-ups and mark-downs in securities transactions entered into for the account of the Company. Some of these transactions may involve the Company taking a position in securities that may expose the Company to losses. Net trading profits are recorded on a trade date basis.

Transfer fees and clearing services are fees charged to the broker on customer’s security transactions and are recognized as of the trade date.

Investment advisory fees are derived from account management and investment advisory services provided to high net worth clients. These fees are determined based on a percentage of the customers assets under management, may be billed monthly or quarterly and recognized when earned. Other income consists of miscellaneous fees charged to both, customers and independent contractors, for services rendered.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments that extend the useful life of the asset are capitalized. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on the difference between the financial statements carrying amounts and the tax basis of assets and liabilities, using the effective tax rates in the years in which the differences are expected to reverse. A valuation allowance related to deferred tax assets is also recorded when it is more likely than not that some or all of the deferred tax asset may not be realized.

Fair Value of Financial Instruments

The Company uses FASB Accounting Standards Codification 820-Pursuant to Fair Value Measurements and Disclosures, or ASC 820, for assets and liabilities measured at fair value on a recurring basis which establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company had securities owned- nonmarketable including warrants and restricted stock it received as partial compensation from clients for investment banking services and subordinated borrowings as Level 2 assets and liabilities as of June 30, 2013 and September 30, 2012. The carrying amounts of deposit with clearing organizations, receivables from broker dealers and clearing organizations, other receivables, advances to registered representatives, accounts payable, accrued expenses, and other liabilities, payable to broker dealers and clearing organizations at June 30, 2013 and September 30, 2012 approximated their respective fair value based on the short-term nature maturity of these items. The carrying amounts of the convertible promissory notes at September 30, 2012 approximated their respective fair value based on the Company’s incremental borrowing rate.

Cash and cash equivalents include money market securities that are considered to be highly liquid and easily tradable as of June 30, 2013 and September 30, 2012, respectively. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy.

Warrants issued by clients to the Company as partial compensation for banking services are not readily convertible to cash pursuant to ASC 605-10-20. Accordingly, they are classified as non-marketable securities. Once the securities underlying the warrants have quoted prices available in an active market that can rapidly absorb the quantity held by the Company without significantly affecting the price, the Company attributes a value to the warrants using the respective price of the warrants and the quoted prices of the securities underlying the warrants and other key inputs.

The Company relies on ASC 940-820 to determine the fair value of its marketable and nonmarketable securities. The Company evaluates the fair value of such instruments based on the following factors:

Financial standing, economic conditions, and refinancing risk of the issuer, cost at the date of purchase, liquidity of the market of the securities, if any, reported prices, and pricing by other dealer in the issuer or similar securities.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment at least once a year or earlier if circumstances and situations change such that there is an indication that the carrying amounts may not be recovered, in accordance with professional standards. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset.

Common Stock Purchase Warrants

The Company accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with professional standards for "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". In accordance with professional standards, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of its financial instruments as of June 30, 2013, which consist of common stock purchase warrants, and determined that such warrants were equity contracts.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards for “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

The Company evaluated the terms of the Series C and D Preferred Stock at September 30, 2012 to determine whether they should be classified as a liability, temporary equity, or permanent equity and whether their conversion options should be bifurcated and accounted for as derivatives. The terms of their Series C and D provide for the following among other things: they are convertible at the holder’s option to a fixed number of shares of common stock of the Company at the classification dates and they are not redeemable. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option of the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the Company’s common stock. Additionally, the Company’s conversion options, if free standing, would not be considered derivatives subject to the accounting guidelines prescribed in accordance with professional standards. As of June 30, 2013 the Company no longer had any convertible debt instruments outstanding.

Net Income (Loss) per Common Share

Basic net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding. Diluted net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted.

	Three months ended		Nine months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Numerator:
Net Income (loss)	$805,000	$661,000	$1,258,000	$(2,109,000)
Interest on convertible notes	$-	105,000		(93,000)
Preferred stock dividends	-	-	-	-
Numerator for basic earnings per share- Income (loss) attributable to common stockholders - as adjusted	805,000	766,000	1,258,000	(2,202,000)
Numerator for diluted earnings per share-net Income (loss) attributable to common stockholders - as adjusted	$805,000	$766,000	$1,258,000	$(2,202,000)

Denominator:
Denominator for basic earnings per share--weighted average shares	89,016,988	26,088,530	62,580,749	24,597,181
Effect of dilutive securities:
Stock options	-	-	-	-
Warrants	-	-	-	-
Convertible notes	-	9,875,000	-
Preferred Series C and D	-	9,416,692	4,015,942	-
Denominator for diluted earnings per share--adjusted weighted-average shares and assumed conversions	89,016,988	45,380,222	66,596,691	24,597,181

Earnings per share:
Net income (loss) available to common stockholders
Basic	$0.01	$0.03	$0.02	$(0.09)

Diluted	$0.01	$0.02	$0.02	$(0.09)

Weighted-average anti-dilutive common share equivalents	2,146,755	17,223,150	6,195,846	33,991,871

 The anti-dilutive common shares outstanding at June 30, 2013 and 2012 are as follows:

	June 30,
	2013	2012
Series A Preferred Stock	-	-
Series C Preferred Stock	-	-
Series D Preferred Stock	-	-
Convertible notes payable	-	-
Options	1,000,000	2,465,507
Warrants	1,146,755	14,717,941
Attributable to common stockholders - as adjusted	2,146,755	17,183,448

Stock-Based Compensation

ASC Topic 718 accounting for “Share Based Payment” addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under Topic 718, SBP awards result in a charge to operations measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period.

The Company has historically used the Black-Scholes option valuation model to estimate the fair value of any options granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under the Company's option plans have characteristics that differ from traded options.

As of June 30, 2013, the Company had no unamortized compensation cost related to non-vested options.

Concentrations of Credit Risk

The Company is engaged in trading and providing a broad range of securities brokerage and investment services to a diverse group of retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses. Counterparties to the Company’s business activities include broker-dealers and clearing organizations, banks and other financial institutions. The Company primarily uses clearing brokers to process transactions and maintain customer accounts on a fee basis for the Company. The Company uses three clearing brokers for substantially all of its business. The Company permits the clearing firms to extend credit to its clientele secured by cash and securities in the client’s account. The Company’s exposure to credit risk associated with the non-performance by its customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Company. The Company has agreed to indemnify the clearing brokers for losses they incur while extending credit to the Company’s clients. It is the Company’s policy to review, as necessary, the credit standing of its customers and counterparties. Amounts due from customers that are considered uncollectible by the clearing broker are charged back to the Company by the clearing broker when such amounts become determinable. Upon notification of a charge back, such amounts, in total or in part, are then either (i) collected from the customers, (ii) charged to the broker initiating the transaction and included in other receivables in the accompanying consolidated statements of financial condition, and/or (iii) charged as an expense in the accompanying consolidated statements of operations, based on the particular facts and circumstances.

The Company maintains cash with major financial institutions. All interest bearing accounts are insured up to $250,000.

Other Receivables

The Company extends unsecured credit in the normal course of business to its registered representatives. The determination of the amount of uncollectible accounts is based on the amount of credit extended and the length of time each receivable has been outstanding, as it relates to each individual registered representative. The allowance for doubtful accounts reflects the amount of loss that can be reasonably estimated by management, and if any, is included in Occupancy, equipment and other administrative costs in the accompanying consolidated statements of operations.

Advances to Registered Representatives

Advances are given to certain registered representatives as an incentive for their affiliation with the Broker-Dealer Subsidiaries. The representative signs an independent contractor agreement with the Broker-Dealer Subsidiaries for a specified term, typically a three-year period. The advance is then amortized on a straight-line basis or based on a percentage of production over the life of the broker’s agreement with the Broker-Dealer Subsidiaries, and is included in commission expense in the accompanying consolidated statements of operations. In the event a representative’s affiliation terminates prior to the fulfillment of their contract, the representative is required to repay the unamortized balance.

Securities Owned

Marketable securities which consist of publicly traded unrestricted common stock and bonds are valued at the closing price on the valuation date. Non-marketable securities which consist partly of restricted common stock and of non-tradable warrants exercisable into freely trading common stock of public companies are carried at market value or as required, at fair value as determined in good faith by management.

Other Assets

Other assets consist primarily of prepaid expenses and lease deposits.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. ASC 450-10, Accounting for Contingencies, requires that an estimated loss from a loss contingency such as a legal proceeding or claim should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our results of operations, financial position, or our cash flows.

Recent Accounting Guidance Adopted

In July 2012, the FASB issued ASU No. 2012-02, Testing indefinite-lived intangible assets for impairment. The update aims to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. This guidance was effective for the Company beginning on October 1, 2012. The adoption of this accounting guidance did not have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about offsetting assets and liabilities, an accounting update that creates new disclosure requirements requiring entities to disclose both gross and net information for derivatives and other financial instruments that are either offset in the statement of financial condition or subject to an enforceable master netting arrangement or similar arrangement. The disclosure requirements are effective for the Company beginning on or after January 1, 2013. Since these amended principles require only additional disclosures concerning offsetting and related arrangements, adoption will not affect the Company’s consolidated statements of income or financial condition.

In September 2011, the FASB issued Accounting Standard Update (“ASU”) No. 2011-08, Testing Goodwill for Impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. The new guidance was effective for the Company beginning October 1, 2012 and did not have material impact on the Company’s financial statements upon adoption.

Recent Accounting Guidance Not Yet Adopted

In July 2013, the FASB Issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The Update provides guidance for the presentation of an unrecognized tax benefit when, among other things, a net operating loss carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date.

The new guidance will be effective for the Company beginning January 1, 2014. Earlier adoption is permitted. The Company believes that the new guidance will not have any material impact on the Company’s financial statements upon adoption.

In February 2013, the FASB issued Accounting Standard Update (“ASU”) No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The Update provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. generally accepted accounting principles (GAAP). The guidance in this Update requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the following:

a. The amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors

b. Any additional amount the reporting entity expects to pay on behalf of its co-obligors.

The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The new guidance will be effective for the Company beginning January 1, 2014. Earlier adoption is permitted. The Company believes that the new guidance will not have any material impact on the Company’s financial statements upon adoption.

NOTE 4. CLEARING AGREEMENTS

On February 1, 2010, National Securities and vFinance Investments entered into separate but coterminous clearing agreements with National Financial Services, LLC with a termination date of February 1, 2015. The clearing agreement includes a termination fee if either broker dealer terminates the agreement without cause. The Broker-Dealer Subsidiaries currently have clearing agreements with NFS, COR, ICBC, Rosenthal and RJO.

NOTE 5. BROKER-DEALERS AND CLEARING ORGANIZATIONS RECEIVABLES AND PAYABLES

At June 30, 2013 and September 30, 2012, the receivables of $3,617,000 and $3,650,000, respectively, from broker-dealers and clearing organizations represent net amounts due for fees and commissions. At June 30, 2013 and September 30, 2012, the amounts payable to broker dealers and clearing organizations of $13,000 and $119,000, respectively, represent amounts owed to clearing firms or other broker dealers for fees on transactions.

NOTE 6. OTHER RECEIVABLES

At June 30, 2013 and September 30, 2012, the Company had other receivables net of allowance for uncollectable accounts of $842,000 and $147,000, respectively, primarily from underwriting and management fees from investment banking transactions that the Company participated in.

NOTE 7. ADVANCES TO REGISTERED REPRESENTATIVES

The following table sets forth advances to registered representatives for the quarter ended June 30, 2013:

Advances to Registered Representative
Balance, March 31, 2013	$747,000
Advances	296,000
Amortization or repayment of advances	(187,000)
Balance, June 30, 2013	$856,000

There were no unamortized advances outstanding attributable to registered representatives who ended their affiliation with National Securities prior to the fulfillment of their obligation.

NOTE 8. SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED AT FAIR VALUE

The following tables show the fair market values of securities owned by the Company, and securities sold but not yet purchased by the Company as of June 30, 2013 and September 30, 2012:

As of June 30, 2013
Securities owned at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$68,000	162,000	-	$230,000
Government obligations	388,000	-	-	388,000
Restricted stock and warrants	-	297,000	-	297,000
	$456,000	$459,000	$-	$915,000

Securities sold, but not yet purchased at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$11,000	-	-	$11,000
Government obligations	-	-	-	-
	$11,000	$-	$-	$11,000

As of September 30, 2012
Securities owned at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$18,000	-	-	$18,000
Government obligations	678,000	-	-	678,000
Restricted stock	-	56,000	-	56,000
	$696,000	$56,000	$-	$752,000

Securities sold, but not yet purchased at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$1,000	-	-	$1,000
Government obligations	-	-	-	-
Restricted stock	-	-	-	-
	$1,000	$-	$-	$1,000

Fair Value Measurements

As of June 30, 2013 the Company owned approximately 72,855 shares of common stock (“shares”) of a developmental stage company. In April, this entity had a 1 for 20 reverse stock split which reduced the total number of shares the Company owned, and adjusted the price accordingly. The shares are included in Securities owned at fair value and are reflected as a Level 2 asset within corporate stocks above. The Company has estimated that the fair market value of the shares is $2.22 per share which is lower than the quoted market price of $6.74 per share as of June 30, 2013 for the following reasons: i.) the limited number of bids it could get for the entire position in one sale transaction, ii.) the timeframe to liquidate the Company’s position in the shares could be one to two years based on the weighted average number of shares that are traded on a daily basis, and iii.) an attempt by the Company to sell the entire position in the open market would most likely have a material adverse impact on the current market trading price of the shares.

NOTE 9. FIXED ASSETS

Fixed assets as of June 30, 2013 and September 30, 2012, respectively, consist of the following:

Asset Type	June 30, 2013	September 30, 2012

Equipment	$2,662,000	$2,620,000
Furniture and Fixtures	491,000	491,000
Leasehold improvements	976,000	922,000
Capital Leases (primarily composed of computer equipment)	2,510,000	2,510,000
Total fixed assets	6,639,000	6,543,000
Less Accumulated Depreciation	(6,208,000)	(5,881,000)
Fixed assets net of accumulated depreciation	$431,000	$662,000

Depreciation expense for the three months ended June 30, 2013 and 2012 was $103,000 and $122,000, respectively.

NOTE 10. INTANGIBLE ASSETS

The adjusted carrying basis of the Company’s intangible assets was $0 at June 30, 2013, having been fully amortized in the quarter ended June 30, 2013. Amortization of the Company’s intangible asset amounted to $155,000 and $466,000 for the three and nine month periods ended June 30, 2013 and 2012, respectively.

NOTE 11. OTHER ASSETS

Other assets consist of the following:

	June 30, 2013	September 30, 2012

Prepaid expenses	$477,000	$520,000
Deposits	490,000	304,000
Investments in unafilliated entity	-	157,000
Total	$967,000	$981,000

NOTE 12. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

Accounts payable, accrued expenses and other liabilities consist of the following:

	June 30, 2013	September 30, 2012
Commissions payable	$7,883,000	$7,151,000
Deferred clearing fee credits	112,000	112,000
Telecommunication vendors payable	188,000	75,000
Legal fees payable	336,000	418,000
Deferred rent payable	102,000	241,000
Accrued compensation	140,000	24,000
Capital lease liability	112,000	171,000
Other vendors	2,610,000	3,105,000
Short-term portion	$11,483,000	$11,297,000
Long-term portion	$179,000	$263,000
Total	$11,662,000	$11,560,000

NOTE 13. CONVERTIBLE NOTES PAYABLE

June 2008 Convertible Note Payable

On June 30, 2008, the Company completed a financing transaction under which the Company issued a convertible promissory note in the principal amount of $3.0 million, with a warrant to purchase 468,750 shares of common stock at an exercise price of $2.00 per share. The promissory note matured in June 2012. The Company recorded a debt discount for the beneficial conversion feature of the instrument. These amounts, totaling approximately $789,000, were recorded as a debt discount charged to interest expense over the life of the promissory note. The Company satisfied $1.2 million of its obligations under this note in September 2012. The remaining $1.8 million principal was due in January 2013 and was satisfied by the Company on January 31, 2013.

2012 Convertible Notes Payable

In March, April and September 2012, the Company completed the issuance of convertible notes payable for $3,300,000, $700,000 and $1,000,000, respectively. The notes bear interest at 6% per annum. As amended in September 2012, the notes mature on the earlier of 1) 10 business days after delivery by the holder of the note of a notice to maturity, which notice may not be issued prior to August 14, 2013 (which date shall be extended to March 31, 2015 if the Company completes a restructuring of its capital in a manner satisfactory to the holder) or 2) March 31, 2015. The notes cumulatively are convertible into 100,000 shares of the Company's Series E Preferred Stock. Upon conversion, the holders will also receive 10,000,000 warrants, exercisable at $0.50 per share of the Company's common stock. The 2012 Convertible Notes Payable were secured by any net proceeds received by the Company, after paying any senior indebtedness, in the event any holder of such senior indebtedness forecloses on the common stock of National Asset Management, Inc. The $5,000,000 in convertible notes was converted to common stock on January 25, 2013.

The following table summarizes the convertible notes payable:

	June 30, 2013	September 30, 2012
10% Convertible note payable	$-	$1,800,000
6% Convertible note payable	-	5,000,000
Total	$-	$6,800,000

The Company incurred interest expense related to its convertible notes of approximately $0 and $150,000 for the fiscal quarters ended June 30, 2013and 2012, respectively and $575,000 for the fiscal year ended September 30, 2012.

NOTE 14. SUBORDINATED BORROWINGS

Subordinated Note

In September 2012, the Company generated proceeds of $1 million by issuing a subordinated note payable to one of its directors. This subordinated note was repaid in January 2013 as part of the recapitalization.

NOTE 15. COMMITMENTS AND CONTINGENCIES

Litigation and Regulatory Matters

The Company has been named as a defendant in various legal actions, substantially all of which are arbitrations. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, the Company cannot predict with certainty what the eventual loss or range of loss related to such matters will be. The Company recognizes a legal liability when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, however, the Company accrues the minimum amount in the range.

The Company records legal reserves and related insurance recoveries for significant or unusual cases on a gross basis.

The Company is subject to and maintains insurance coverage for claims and lawsuits in the ordinary course of business, such as customer complaints or disclosures about risks with securities purchased, as well as various arbitrations and other litigation matters.

Defense costs are expensed as incurred and classified as professional services within the unaudited condensed consolidated statements of income. When there is indemnification or insurance, the Company may engage in defense or settlement and subsequently seek reimbursement for such matters. In connection with various acquisitions, and pursuant to the purchase and sale agreements, the Company has received third-party indemnification for certain legal proceedings and claims. Some of these matters have been defended and paid directly by the indemnifying party.

The Company believes, based on the information available at this time, after consultation with counsel, consideration of insurance, if any, and indemnifications provided by the third-party indemnitors, that the outcomes of any legal proceedings will not have a material adverse impact on the unaudited condensed consolidated statements of income, financial condition or cash flows.

As of June 30, 2013, the Company and its subsidiaries are defendants in arbitrations and administrative proceedings, lawsuits and claims, which are routine and incidental to our business, alleging specified damages of approximately $16,000,000. The Company estimates, to the extent that it can, that based on discussions with legal counsel and prior experience, its aggregate liability from these pending actions may exceed $600,000 (exclusive of fees, costs and unspecified punitive damages related to certain claims and inclusive of expected insurance coverage). These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and based on discussions with counsel believes that the eventual outcome of these matters will not have a material adverse effect on the Company. However, the ultimate outcome of these matters cannot be determined at this time. The amounts related to such matters that are reasonably estimable and which have been accrued at June 30, 2013 and September 30, 2012, are $267,000 and $338,000 (inclusive of legal fees and estimated claims), respectively, and have been included in "Accounts Payable, Accrued Expenses and Other Liabilities" in the accompanying consolidated statements of financial condition. The Company has included in "Professional fees" litigation and FINRA related expenses of $854,000 and $238,000 for the three-month periods ended June 30, 2013 and 2012, respectively.

NOTE 16. NET CAPITAL REQUIREMENTS

National Securities, as a registered broker-dealer, is subject to the SEC’s Uniform Net Capital Rule 15c3-1 that requires the maintenance of minimum net capital. National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. At June 30, 2013, National Securities had net capital of approximately $3,413,000 which exceeded its requirement by approximately $3,163,000.

vFinance Investments, a registered broker-dealer, is subject to the SEC’s Uniform Net Capital Rule 15c3-1 that requires the maintenance of minimum net capital and is also required to maintain a ratio of aggregate indebtedness to net capital, as defined, of not more than 15 to 1 (and the rule of the “applicable” exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At June 30, 2013, vFinance Investments had net capital of approximately $2,098,000, which was approximately $1,098,000 in excess of its required net capital of $1,000,000, and its percentage of aggregate indebtedness to net capital was 92.3%.

Advances, dividend payments and other equity withdrawals from the Company’s Broker-Dealer Subsidiaries are restricted by the regulations of the SEC, and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to the Company.

NOTE 17. INCOME TAXES

During the nine months ended June 30, 2013, the Company recognized $60,000 of income tax expense and corresponding income tax payable related to a tax position in its consolidated federal income tax returns.  The most recent examination performed by the Internal Revenue Service (“IRS”) was for tax year 2008 which was completed in July 2013 and resulted in no tax adjustments.  However, the Company’s tax returns for tax years 2009 to present are subject to review by the IRS and may result in an adjustment.  After reviewing all of the facts and circumstances, the Company believes the $60,000 reserve is adequate.  The Company does not believe that it has any other uncertain tax positions which would require recognition and measurement as of June 30, 2013.

NOTE 18. STOCKHOLDERS’ EQUITY

Shares Authorized

The Company’s authorized number of shares of common stock is 150,000,000, and its authorized number of shares of preferred stock is 10,000,000. Additionally, the Company has authorized 34,500 shares of Series C Preferred Stock, 100,000 shares of Series D Preferred Stock, and 200,000 shares of Series E Preferred Stock.

Dividends on Series A preferred Stock

During the nine-month period ended June 30, 2012, the Company recognized $93,000 of dividends on its Series A Preferred Stock.

Recapitalization

On January 25, 2013, the Company issued approximately 29,450,000 shares of its common stock for an aggregate purchase price of approximately $8.8 million, excluding financing costs of $374,000.

On January 24, 2013, the Company issued 9,416,691 shares of its common stock in connection with the conversion of 34,169 and 60,000 shares of Series C and D Preferred Stock, respectively.

During January 2013, the Company issued 10,000,000 shares of its common stock in satisfaction of obligations under convertible notes aggregating $5,000,000.

On January 24, 2013, the Company issued to certain holders of warrants 12,951,196 shares of common stock in consideration of the cancellation of 17,426,187 warrants. These warrants were originally issued in connection with the Company’s issuance of shares of its Series C, D, and E Convertible Preferred Stock. The remaining Series C holder holds 1,990,505 warrants.

Issuance of shares of common stock to satisfy certain liabilities

During November 2011 and February 2013, the Company issued 1,500,000 and 600,000 shares of its common stock, respectively, to satisfy certain liabilities. The value of the shares amounted to $450,000 and $125,000, respectively, and was based on the Company’s quoted price on the OTC at the date of settlement.

Issuance of employee stock options

In June 2013, as part of compensation agreements with two Executives of the Company, the Company issued a total of 3,000,000 options with an expiration date of September 30, 2020. Mr. Fagenson and Mr. Goldwasser each received a grant of nonforfeitable, nonqualified stock options to purchase 1,500,000 shares of common stock of the Company under the Company's 2013 Omnibus Stock Incentive Plan, of which (i) options to purchase 500,000 shares of common stock vested immediately, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90; (ii) options to purchase 500,000 shares of common stock will vest on June 20, 2014, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90; and (iii) options to purchase 500,000 shares of common stock will vest on June 20, 2015, one third of such options have an exercise price of $0.50, one third of such options have an exercise price of $0.70 and one third of such options have an exercise price of $0.90. The options will be amortized over a period of 27 months.

Additionally, in June 2013, as part of a compensation agreement, Mr. Klein, received a grant of fully vested, nonforfeitable, nonqualified stock options to purchase 5,700,000 shares of common stock of the Company with an expiration date of September 30, 2020. The options consist of (i) options to purchase 1,900,000 shares of common stock have an exercise price of $0.50 per share; (ii) options to purchase 1,900,000 shares of common stock have an exercise price of $0.70 per share; and (iii) options to purchase 1,900,000 shares of common stock have an exercise price of $0.90 per share. The options will be amortized over a period of 27 months.

NOTE 19. SUBSEQUENT EVENTS

In July 2013, the Company received a No Change Letter indicating that the Federal tax return filed for the fiscal year ended September 30, 2008 will not be changed. The Company’s tax returns for tax years 2009 and later could still be subject to review by the IRS, however to date, no such notice has been received. The Company does not believe that it has any other uncertain tax positions which would require recognition and measurement as of June 30, 2013.

On June 20, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with National Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of us ("Merger Sub"), and Gilman Ciocia, Inc., a Delaware corporation ("Gilman"). Upon the terms and subject to the conditions set forth in the Merger Agreement, Gilman will become a wholly-owned subsidiary of the Company through a merger of Merger Sub with and into Gilman, with Gilman as the surviving corporation (the "Merger").

Upon the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger, each share of Gilman's common stock, par value $0.01 per share (the “Gilman Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than any dissenting shares), shall be converted into the right to receive 0.24884345081shares of the Company's common stock, par value $0.02 per share (the “Company Common Stock”); provided that in no event shall the Company or Merger Sub issue in excess of 24,000,000 shares (subject to rounding for fractional shares), in the aggregate, of Company Common Stock. Immediately prior to the Closing (as defined below), the outstanding indebtedness of Gilman will not exceed $5,400,000 (the “Assumed Indebtedness”) which shall exclude any capital leases and any insurance premium financing of Gilman or its subsidiaries, and the Company shall cause the Assumed Indebtedness to be paid off at the Closing. Any amounts of Assumed Indebtedness in excess of $5,000,000 and up to $5,400,000 (the “Difference”) shall cause a reduction in the number of shares of Company Common Stock issued under the Merger Agreement; such reduction in a share amount equal to the quotient of the Difference and $0.30 (subject to equitable adjustment for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock). In addition, the Company has agreed to issue options to purchase 1,750,000 shares of Company Common Stock to certain employees and independent contractors of Gilman at an exercise price of $0.50 per share at the Closing.  Following the Closing, the Company has also agreed to appoint two persons nominated by the Board of Directors of Gilman and reasonably acceptable to the Company to serve as Class I members of the Board of Directors of the Company and to nominate such persons for election at the next election of Class I directors of the Company.

Consummation of the Merger (the “Closing”) is subject to closing conditions, including, among other things, (i) the adoption and approval of the Merger Agreement by the requisite vote of Gilman's stockholders; (ii) the effectiveness of a registration statement on Form S-4 to be filed by the Company (which was declared effective by the SEC on August 9, 2013); (iii) the outstanding indebtedness of Gilman not exceeding $5,400,000 which will exclude any capital leases and any insurance premium financing of Gilman or its subsidiaries; (iv) the holders of not more than 5% of Gilman Common Stock outstanding having perfected and not withdrawn a demand for dissenter's rights under applicable law; (v) all severance, change of control payments, accelerations, accrued compensation, bonus, and vacation relating to any and all employees and consultants not exceeding the amounts set forth in Gilman's schedules to the Merger Agreement; (vi) the Financial Industry Regulatory Authority ("FINRA") having approved an application under Rule 1017 with respect to the Merger (the "Rule 1017 Application"); (vii) the Voting and Support Agreements (as defined below) having been executed and delivered to the Company; (viii) the absence of any law or order prohibiting the Merger; and (ix) the accuracy of the representations and warranties, subject to customary materiality qualifiers.

Each of the Company, Gilman and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that (i) Gilman will conduct its business in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and the Closing; (ii) the Company and Gilman will not engage in certain kinds of transactions or take certain actions during such period; (iii) the Company and Gilman will cooperate in preparing and promptly causing to be filed with the Securities and Exchange Commission (the "SEC") a proxy statement/prospectus and a Registration Statement on Form S-4 and to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing with the SEC; (iv) Gilman as soon as practicable following the date upon which the S-4 becomes effective take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the requisite stockholder vote to adopt the Merger Agreement; (v) Gilman's board of directors recommending that its stockholders adopt the Merger Agreement, subject to certain exceptions; and (vi) the Company promptly causing to be filed with FINRA the Rule 1017 Application.

Prior to the Closing, Gilman is not permitted to solicit, initiate, knowingly encourage or facilitate, participate in any discussions or negotiations or entertain any proposals to be acquired other than pursuant to the Merger Agreement, subject to certain exceptions, including for Gilman's “fiduciary out” for a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the Company, on the one hand, and Gilman, on the other hand. The Merger Agreement provides that, upon termination under specified circumstances, (i) Gilman would be required to pay Gilman a termination fee of $800,000, or (ii) the Company would be required to pay Gilman a reverse termination fee of $800,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

National Holdings Corporation

We have audited the accompanying consolidated statements of financial condition of National Holdings Corporation and Subsidiaries (the "Company") as of September 30, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Holdings Corporation and Subsidiaries as of September 30, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and has a working capital deficit as of September 30, 2012, as more fully described in Note 1. These issues raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP

Certified Public Accountants

Boca Raton, Florida

December 27, 2012

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$7,934,000	$6,698,000
Deposit with clearing organizations	1,107,000	1,157,000
Receivables from broker-dealers and clearing organizations	3,650,000	2,714,000
Other receivables, net of allowance for uncollectible accounts	147,000	299,000
Advances to registered representatives - Current portion	249,000	719,000
Securities owned: marketable – at market value	696,000	454,000
Securities owned: nonmarketable – at fair value	56,000	24,000
Other assets	520,000	677,000
Total Current Assets	14,359,000	12,742,000

Advances to registered representatives - Long term portion	641,000	233,000
Fixed assets, net of accumulated depreciation	662,000	974,000
Intangible assets, net	466,000	1,087,000
Investment in unconsolidated joint venture	-	1,051,000
Other assets	461,000	274,000
Total Assets	$16,589,000	$16,361,000

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable, accrued expenses and other liabilities	$11,297,000	$10,754,000
Payable to broker-dealers and clearing organizations	119,000	139,000
Securities sold, but not yet purchased, at market	1,000	2,000
Convertible notes payable, net of debt discount	6,800,000	5,753,000
Subordinated borrowings - Related party	1,000,000	-
Subordinated borrowings	-	100,000
Total Current Liabilities	19,217,000	16,748,000

Accrued expenses and other liabilities - Long term portion	263,000	1,078,000

Total Liabilities	19,480,000	17,826,000

National Holdings Corporation Stockholders' Deficit
Series A 9% cumulative convertible preferred stock, $.01 par value, 50,000 shares authorized; 46,050 shares issued and outstanding (liquidation preference: $4,605,000) and 42,957 shares issued and outstanding (liquidation preference: $4,295,700) , respectively	-	-
Series C and D, convertible preferred stock, $0.01 par value, 10,000,000 shares authorized, 94,169 issued and outstanding	6,156,000	6156000
Common stock, $.02 par value, 150,000,000 shares authorized; 26,555,572 shares issued and outstanding,at September 30, 2012 and 20,446,704 issued and outstanding at September 30, 2011	531,000	409,000
Additional paid-in capital	46,184,000	45,066,000
Accumulated deficit	(55,780,000)	(53,128,000)
Total National Holdings Corporation Stockholders' Deficit	(2,909,000)	(1,497,000)

Non-Controlling Interest	18,000	32,000

Total Stockholders Deficit	(2,891,000)	(1,465,000)

Total Liabilities and Stockholders' Deficit	$16,589,000	$16,361,000

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2012	2011
Revenues
Commissions	$70,301,000	$85,296,000
Net dealer inventory gains	14,427,000	14,261,000
Investment banking	15,390,000	6,930,000
Total commission and fee revenues	100,118,000	106,487,000

Interest and dividends	2,996,000	3,586,000
Transfer fees and clearing services	7,196,000	8,528,000
Investment advisory fees	8,092,000	7,567,000
Other	246,000	353,000
Total Revenues	118,648,000	126,521,000

Operating Expenses
Commissions, compensation and fees	103,800,000	113,325,000
Clearing fees	1,662,000	2,107,000
Communications	4,731,000	4,571,000
Occupancy, equipment and other administrative costs	4,189,000	5,052,000
Professional fees	2,714,000	1,831,000
Interest	916,000	1,147,000
Taxes, licenses, registration	1,536,000	1,639,000
Total Operating Expenses	119,548,000	129,672,000

Net Loss from Operations	(900,000)	(3,151,000)

Other Expense
Loss on disposition of unconsolidated joint venture	(1,051,000)	-
Change in fair value of derivative	-	(1,603,000)
Total Other Expense	(1,051,000)	(1,603,000)

Net loss before non-controlling interest	(1,951,000)	(4,754,000)
Non-controlling interest	(14,000)	(41,000)
Net loss	(1,937,000)	(4,713,000)

Preferred stock dividends	(93,000)	(414,000)

Net loss attributable to common stockholders	$(2,030,000)	$(5,127,000)

LOSS PER COMMON SHARE
Net loss attributable to common stockholders: Basic and diluted	$(0.08)	$(0.18)

Weighted average number of shares outstanding: Basic and diluted	25,014,166	19,697,033

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

YEARS ENDED SEPTEMBER 30, 2012 and SEPTEMBER 30, 2011

	Preferred Stock A		Preferred Stock C		Preferred Stock D		Common Stock		Additional Paid-in	Subscription	Accumulated	Total Stockholders'
	Shares	$	Shares	$	Shares	$	Shares	$	Capital	Receivable	Deficit	Deficit
BALANCE, September 30, 2010	46,050	$-	-	$-	-	$-	17,276,704	$346,000	$43,132,000	$(1,334,000)	$(48,415,000)	$(6,271,000)

Proceeds from subscription receivable	-	-	-	-	-	-	-	-	-	1,334,000	-	1,334,000

Fair value of stock options	-	-	-	-	-	-	-	-	265,000	-	-	265,000

Issuance of shares of common stock pursuant to private placement, net of financing costs	-	-	-	-	-	-	3,170,000	63,000	823,000	-	-	886,000

Reclassification of liability contracts to equity	-	-	34,169	2,551,000	60,000	3,605,000	-	-	846,000	-	-	7,002,000

Net loss	-	-	-	-	-	-	-	-	-	-	(4,713,000)	(4,713,000)
BALANCE, September 30, 2011	46,050	-	34,169	2,551,000	60,000	3,605,000	20,446,704	409,000	45,066,000	-	(53,128,000)	(1,497,000)

Issuance of Series A Preferred Dividends	5,723	-	-	-	-	-	-	-	715,000	-	(715,000)	-

Issuance of shares of common stock pursuant to the conversion of Series A Preferred Stock	(51,773)	-	-	-	-	-	4,141,826	83,000	(83,000)	-	-	-

Fair value of stock options	-	-	-	-	-	-	-	-	10,000	-	-	10,000

Issuance of shares of common stock pursuant to satisfy certain liabilities	-	-	-	-	-	-	1,967,042	39,000	476,000	-	-	515,000

Net loss	-	-	-	-	-	-	-	-	-	-	(1,937,000)	(1,937,000)
BALANCE, September 30, 2012	-	$-	34,169	$2,551,000	60,000	$3,605,000	26,555,572	$531,000	$46,184,000	$-	$(55,780,000)	$(2,909,000)

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,937,000)	$(4,713,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	1,154,000	1,254,000
Amortization of advances to registered representatives	265,000	392,000
Loss on disposition of unconsolidated joint venture	1,051,000	-
Amortization of note discount	247,000	395,000
Fair value of options	10,000	265,000
Provision for bad debt	(201,000)	(14,000)
Net realized and unrealized gain (loss) on securities	23,000	(84,000)
Non-controlling interest	(14,000)	(41,000)
Increase in fair value of derivative liabilities	-	1,603,000
Changes in assets and liabilities
Deposits with clearing organizations	50,000	2,000
Receivables from broker-dealers, clearing organizations and others	(786,000)	1,420,000
Securities owned: marketable, at market value	(307,000)	310,000
Securities owned: non-marketable, at fair value	10,000	33,000
Other assets	(30,000)	45,000
Accounts payable, accrued expenses and other liabilities	773,000	(690,000)
Securities sold, but not yet purchased, at market	(1,000)	(19,000)
Net cash provided by operating activities	307,000	158,000

CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of note receivable	-	500,000
Capital contribution to unconsolidated joint venture	(550,000)	(501,000)
Purchase of fixed assets	(221,000)	(480,000)
Net cash used in investing activities	(771,000)	(481,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayment of notes payable	-	(500,000)
Net proceeds from issuance of preferred stock	-	1,334,000
Proceeds from issuance of convertible notes payable	5,000,000	-
Principal repayment of convertible notes payable	(4,200,000)	-
Repayment of subordinated borrowings	(100,000)	(650,000)
Proceeds from issuance of subordinated borrowings	1,000,000	-
Net proceeds from issuance of common stock	-	1,585,000
Payment of financing costs	-	(169,000)
Capital contribution from noncontrolling interest	-	31,000
Net cash provided by financing activities	1,700,000	1,631,000

NET INCREASE IN CASH	1,236,000	1,308,000

CASH BALANCE
Beginning of the year	6,698,000	5,390,000
End of the year	$7,934,000	$6,698,000
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$617,000	$721,000
Income taxes	$-	$-
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
Fair value of shares of common stock to satisfy liabilities	$515,000	$-
Conversion of Series A Preferred Stock to shares of common stock	$83,000	$-
Reclassification of liability contracts to equity	$-	$6,464,000
Embedded conversion features	$-	$530,000
Series A preferred stock dividends	$715,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012 and SEPTEMBER 30, 2011

NOTE 1. ORGANIZATION AND GOING CONCERN

National Holdings Corporation (“National” or the “Company”), a Delaware corporation organized in 1996, is a financial services organization, operating primarily through its wholly owned subsidiaries, National Securities Corporation (“National Securities” or “NSC”), vFinance Investments, Inc. (“vFinance Investments”) and EquityStation, Inc. (“EquityStation”) (collectively, the “Broker-Dealer Subsidiaries”). The Broker-Dealer Subsidiaries conduct a national securities brokerage business through their main offices in New York, New York, Boca Raton, Florida, and Seattle, Washington.

Through its Broker-Dealer Subsidiaries, the Company offers (1) full service retail brokerage to approximately 39,000 high net worth individual and institutional clients, (2) provides investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, and (3) engages in trading securities, including making markets in over 5,000 micro and small-cap, NASDAQ and other exchange listed stocks and (4) provides liquidity in the United States Treasury marketplace. The Broker-Dealer Subsidiaries are introducing brokers and clear all transactions through clearing organizations on a fully disclosed basis. They are registered with the Securities and Exchange Commission ("SEC"), are members of the Financial Industry Regulatory Authority ("FINRA") and Securities Investor Protection Corporation ("SIPC"). National Securities and vFinance Investments are also members of the National Futures Association ("NFA").

National also has a wholly owned subsidiary, National Asset Management, Inc., a Washington corporation ("NAM"). NAM is a federally-registered investment adviser providing asset management advisory services to high net worth clients for a fee based upon a percentage of assets managed.

National also has a wholly owned subsidiary, National Insurance Corporation, a Washington corporation (“National Insurance”). National Insurance provides fixed insurance products to its clients, including life insurance, disability insurance, long term care insurance and fixed annuities.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had a net loss of approximately $1,937,000 during the fiscal year ended September 30, 2012 and has a working capital deficit of approximately $5,378,000 as of September 30, 2012.

At September 30, 2012, National Holdings Corporation had total indebtedness of $7.8 million. We cannot assure you that our operations will generate funds sufficient to repay our existing debt obligations as they come due. Our failure to repay our indebtedness and make interest payments as required by our debt obligations could have a material adverse effect on our operations. The Company issued secured convertible promissory notes aggregating $5,000,000 during March, April and September 2012 and a subordinated note of $1.0 million during September 2012, which may mature as early as August 2013, or, if certain conditions are met, in March 2015. We used a portion of the proceeds from the convertible promissory notes and subordinated notes to satisfy the principal of $4.2 million convertible promissory notes which matured in March and June 2012. The Company also has a remaining obligation of $1.8 million convertible promissory note which now matures in January 2013. Such notes are unsecured, are solely the obligation ofNational Holdings Corporation and not any of its operating subsidiaries, including our Broker-Dealer Subsidiaries. Such notes are due to entities affiliated to two of the Company’s directors. Our plan is to satisfy our remaining obligations under the $1.8 million convertible note and the $1.0 million subordinated note by either: 1) providing incentives to the holders to either extend the maturity of the notes or convert the notes into our shares of common stock, 2) securing additional financing between now and the maturity dates to repay the notes, 3) repaying the notes in cash and other available current assets at maturity, or 4) a combination of the aforementioned options. Additionally, we intend to satisfy our obligations under the $5,000,000 convertible promissory notes by: 1) securing the acceptance of the holder of its capital restructuring, which would allow the Company to firmly extend the maturity of the note to March 2015, or 2) encouraging the holder to convert its note to the Company’s Series E Preferred Stock in due course. While the Company believes that it will ultimately satisfy its obligations under such convertible notes, it cannot guarantee that it will be able to do so at favorable terms, or at all. Should the Company default on the convertible notes and the lender forecloses on the debt, the operations of our subsidiaries will not be initially impacted. However, following default, the lender could potentially liquidate the holdings of our operating subsidiaries sometime in the future in accordance with applicable SEC and FINRA rules and regulations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of National and its’ wholly owned and majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Furthermore, the Company has been named as a defendant in various customer arbitrations. These claims result from the actions of brokers affiliated with the Company. The Company may have established liabilities for potential losses from such complaints, legal actions, government investigations, and proceedings where necessary in accordance with GAAP. In establishing these liabilities, management uses judgment to determine the probability that losses have will be incurred and a reasonable estimate of the amount of losses. In making these decisions, management bases its judgments on our knowledge of the situations, consultations with legal counsel and our historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect our estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, we cannot predict with certainty the eventual loss or range of loss related to such matters. If managements judgment proves to be incorrect, our liability for losses and contingencies may not accurately reflect actual losses that result from these actions, which could materially affect results in the period other expenses are ultimately determined. As of September 30, 2012, the Company accrued approximately $338,000 for these matters. These claims may be covered by our errors and omissions insurance policy. While we will vigorously defend ourselves in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that these lawsuits and arbitrations will not have a material adverse impact on our financial position.

Revenue Recognition

The Company generally acts as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which it may or may not make a market, and charges commissions based on the services the Company provides to its customers. In executing customer orders to buy or sell a security in which the Company makes a market, the Company may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. The Company may also act as agent and execute a customer's purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. Mark-ups, mark-downs and commissions are generally priced competitively based on the services it provides to its customers. In each instance the commission charges, mark-ups or mark-downs, are in compliance with guidelines established by FINRA.

Customer security transactions and the related commission income and expense are recorded on a trade date basis. Customers who are financing their transaction on margin are charged interest. The Company’s margin requirements are in accordance with the terms and conditions mandated by its clearing firms, National Financial Services LLC (“NFS”), Legent Clearing LLC (“Legent”), ICBC, formerly known as Fortis Securities, LLC (“ICBC”), Rosenthal Collins Group, LLC. (“Rosenthal”) and R.J. O’Brien (“RJO”). The interest is billed on the average daily balance of the margin account.

Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing financial advisory services. Investment banking management fees are recognized on the offering date, sales concessions on the trade date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

Net trading profits result from mark-ups and mark-downs in securities transactions entered into for the account of the Company. Some of these transactions may involve the Company taking a position in securities that may expose the Company to losses. Net trading profits are recorded on a trade date basis.

Clearing and other brokerage income are fees charged to the broker on customer’s security transactions, and are recognized as of the trade date.

Investment advisory fees are derived from account management and investment advisory services provided to high net worth clients. These fees are determined based on a percentage of the customers assets under management, may be billed monthly or quarterly and recognized when collected.

Other revenue consists of miscellaneous fees charged to both customer and our independent contractors for services rendered.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments that extend the useful life of the asset are capitalized. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on the difference between the financial statements carrying amounts and the tax basis of assets and liabilities, using the effective tax rates in the years in which the differences are expected to reverse. A valuation allowance related to deferred tax assets is also recorded when it is more likely than not that some or all of the deferred tax asset may not be realized.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB Accounting Standards Codification 820-Fair Value Measurements and Disclosures, or ASC 820, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company had securities owned- nonmarketable including warrants it received as partial compensation from clients for investment banking services and subordinated borrowings as Level 2 assets and liabilities as of September 30, 2012 and 2011. The carrying amounts of the convertible promissory notes at September 30, 2012 and 2011 approximate their respective fair value based on the Company’s incremental borrowing rate.

Cash and cash equivalents include money market securities that are considered to be highly liquid and easily tradable as of September 30, 2012 and 2011, respectively. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy. The fair value of the derivative liabilities is based on the quoted market prices of the Company’s stock.

The warrants issued by the clients to the Company as partial compensation for banking services are not readily convertible to cash pursuant to ASC 605-10-20. Accordingly, they are classified as non-marketable securities. Once the securities underlying the warrants have quoted prices available in an active market that can rapidly absorb the quantity held by the Company without significantly affecting the price, the Company attributes a value to the warrants using the Black-Scholes method based on the respective price of the warrants and the quoted prices of the securities underlying the warrants and other key inputs.

In addition, FASB ASC 825-10-25 Fair Value Option, or ASC 825-10-25, was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect to use the fair value measurements for any of its qualifying financial instruments.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment at least once a year or earlier if circumstances and situations change such that there is an indication that the carrying amounts may not be recovered, in accordance with professional standards. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset.

Common Stock Purchase Warrants

The Company accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with professional standards for "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". In accordance with professional standards, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of its derivative financial instruments as of September 30, 2011, which consist of common stock purchase warrants, and determined that such warrants were equity contracts.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”.

Professional standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

The Company evaluated the conversion option embedded in the Series A Preferred Stock and determined, in accordance with the provisions of these statements, that such conversion option does not meet the criteria requiring bifurcation of these instruments. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option embedded in the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the preferred shares. Additionally, the Company’s conversion options, if free standing, would not be considered derivatives subject to the accounting guidelines prescribed in accordance with professional standards.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could require net cash settlement, then the contract shall be classified as an asset or a liability.

Pursuant to ASC 815-40-25-22, if the number of currently authorized but unissued shares, less the maximum number of shares that could be required to be delivered during the contract period under existing commitments, including outstanding convertible debt or instruments, outstanding stock options and warrants, exceeds the maximum number of shares that could be required to be delivered under share settlement of the contract. The warrants issued pursuant to the Series D transactions, even if not all vested, triggered this excess, at the date of issuance. Accordingly, the share settlement of the exercise of such warrants was not within the control of the Company and was classified as liability.

Additionally, the Company needs to determine whether the instruments issued in the transactions are considered indexed to the Company’s own stock. While the Series C and Series D Preferred Stock transactions do not provide variability involving sales volume, stock index, commodity price, revenue targets, among other things, they do provide for variability involving future equity offerings and issuance of equity-linked financial instruments. While the instruments do not contain an exercise contingency, other than the passage of time for the warrants, the settlement of the warrants associated with Series C and D and the Series C and D Preferred Stock would not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed stock price. Accordingly, they were not indexed to the Company’s stock price.

The Company accounted for the embedded conversion features included in its Series C and Series D Preferred Stock as well as the related warrants and the warrants issued in connection with the issuance of the Company’s shares of common stock during 2010 as derivative liabilities through March 31, 2011. At March 31, 2011, all such financial instruments were reclassified as equity contracts.

Net Loss per Common Share

Basic net loss per share is computed on the basis of the weighted average number of common shares outstanding. Diluted net loss per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted.

	Years Ended
	September 30,
	2012	2011
Numerator:
Net loss	$(1,937,000)	$(4,713,000)
Preferred stock dividends	(93,000)	(414,000)
Increase in fair value of derivative liabilities	-	1,603,000
Numerator for basic earnings per share- loss attributable to common stockholders - as adjusted	(2,030,000)	(3,524,000)
Numerator for diluted earnings per share-net loss attributable to common stockholders - as adjusted	$(2,030,000)	$(3,524,000)

Denominator:
Denominator for basic earnings per share--weighted average shares	25,014,166	19,697,033
Effect of dilutive securities:
Assumed conversion of Series A, C, and D preferred stock	-	-
Stock options	-	-
Warrants	-	-
Assumed conversion of convertible notes payable	-	-
Denominator for diluted earnings per share--adjusted weighted-average shares and assumed conversions	25,014,166	19,697,033

Loss per share:
Net loss available to common stockholders
Basic	$(0.08)	$(0.18)
Diluted	$(0.08)	$(0.18)

The weighted-average anti-dilutive common share equivalents are as follows:

	September 30,
	2012	2011

Series A Preferred Stock	921,000	3,684,000
Series C Preferred Stock	3,416,692	3,416,692
Series D Preferred Stock	6,000,000	6,000,000
Convertible notes payable	6,712,123	3,375,000
Options	2,561,137	4,403,556
Warrants	14,842,941	14,329,942
	34,453,893	35,209,190

 The anti-dilutive common shares outstanding at September 30, 2012 and 2011 are as follows:

	September 30,
	2012	2011

Series A Preferred Stock	-	3,684,000
Series C Preferred Stock	-	3,416,692
Series D Preferred Stock	-	6,000,000
Convertible notes payable	11,125,000	3,375,000
Options	1,312,002	3,810,271
Warrants	14,717,941	14,967,941
	27,154,943	35,253,904

Stock-Based Compensation

ASC Topic 718 accounting for “Share Based Payment” addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under Topic 718, SBP awards result in a charge to operations measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period.

The Company has historically used the Black-Scholes option valuation model to estimate the fair value of any options granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under the Company's option plans have characteristics that differ from traded options.

Concentrations of Credit Risk

The Company is engaged in trading and providing a broad range of securities brokerage and investment services to a diverse group of retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses. Counterparties to the Company’s business activities include broker-dealers and clearing organizations, banks and other financial institutions. The Company primarily uses clearing brokers to process transactions and maintain customer accounts on a fee basis for the Company. The Company uses three clearing brokers for substantially all of its business. The Company permits the clearing firms to extend credit to its clientele secured by cash and securities in the client’s account. The Company’s exposure to credit risk associated with the non-performance by its customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Company. The Company has agreed to indemnify the clearing brokers for losses they incur while extending credit to the Company’s clients. It is the Company’s policy to review, as necessary, the credit standing of its customers and counterparties. Amounts due from customers that are considered uncollectible by the clearing broker are charged back to the Company by the clearing broker when such amounts become determinable. Upon notification of a charge back, such amounts, in total or in part, are then either (i) collected from the customers, (ii) charged to the broker initiating the transaction and included in other receivables in the accompanying consolidated statements of financial condition, and/or (iii) charged as an expense in the accompanying consolidated statements of financial condition, based on the particular facts and circumstances.

The Company maintains cash with major financial institutions. All interest bearing accounts are insured up to $250,000. On October 14, 2008 the FDIC announced its temporary Transaction Account Guarantee Program, which provides full coverage for non-interest bearing transaction deposit accounts at FDIC-insured institutions that agree to participate in the program. The transaction account guarantee applies to all personal and business checking deposit accounts that do not earn interest at participating institutions. This unlimited insurance coverage is temporary and will remain in effect for participating institutions until December 31, 2012. As a result of this coverage the Company believes it is not exposed to any significant credit risks for cash.

Other Receivables

The Company extends unsecured credit in the normal course of business to its registered representatives. The determination of the amount of uncollectible accounts is based on the amount of credit extended and the length of time each receivable has been outstanding, as it relates to each individual registered representative. The allowance for doubtful accounts reflects the amount of loss that can be reasonably estimated by management, and if any, is included in Occupancy, equipment and other administrative costs in the accompanying consolidated statements of operations.

Advances to Registered Representatives

Advances are given to certain registered representatives as an incentive for their affiliation with the Broker-Dealer Subsidiaries. The representative signs an independent contractor agreement with the Broker-Dealer Subsidiaries for a specified term, typically a three-year period. The advance is then amortized on a straight-line basis or based on a percentage of production over the life of the broker’s agreement with the Broker-Dealer Subsidiaries, and is included in commission expense in the accompanying consolidated statements of operations. In the event a representative’s affiliation terminates prior to the fulfillment of their contract, the representative is required to repay the unamortized balance.

Securities Owned

Marketable securities which consist of publicly traded unrestricted common stock and bonds are valued at the closing price on the valuation date. Non-marketable securities which consist partly of restricted common stock and of non-tradable warrants exercisable into freely trading common stock of public companies are carried at market value or as required, at fair value as determined in good faith by management.

Other Assets

Other assets consist primarily of prepaid expenses and lease deposits.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. ASC 450-10, Accounting for Contingencies, requires that an estimated loss from a loss contingency such as a legal proceeding or claim should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our results of operations, financial position, or our cash flows.

Recently Adopted Accounting Guidance

In September 2011, the FASB issued Accounting Standard Update (“ASU”) No. 2011-08, Testing Goodwill for Impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is less than its carrying amount, the two-step goodwill impairment test is not required. The new guidance was effective for the Company beginning October 1, 2012 and did not have material impact on our financial statements upon adoption.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements. The new guidance was effective for the Company beginning January 1, 2012 and did not have material impact on our financial statements upon adoption.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The guidance amends the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. The new guidance was effective for the Company beginning January 1, 2012 and did not have material impact on our financial statements upon adoption.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. ASU No. 2010-06 provides amendments to ASC Subtopic 820-10 that requires new disclosures as follows:

●

Transfers in and out of Level 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

●

Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number.)

ASU No. 2010-06 provides amendments to ASC Subtopic 820-10 that clarifies existing disclosures as follows:

●

Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

●

Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

The new guidance was effective for the Company beginning October 1, 2011 and has financial statement presentation changes only.

Recent Accounting Guidance Not Yet Adopted

In July 2012, the FASB issued ASU No. 2012-02, Testing indefinite-lived intangible assets for impairment. The update aims to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. This guidance is effective for the Company prospectively beginning on October 1, 2012. The adoption of this accounting guidance is not expected to have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about offsetting assets and liabilities, an accounting update that creates new disclosure requirements requiring entities to disclose both gross and net information for derivatives and other financial instruments that are either offset in the statement of financial condition or subject to an enforceable master netting arrangement or similar arrangement. The disclosure requirements are effective for the Company beginning on or after January 1, 2013. Since these amended principles require only additional disclosures concerning offsetting and related arrangements, adoption will not affect the Company’s consolidated statements of income or financial condition.

NOTE 3. CLEARING AGREEMENTS

National Securities Corporation and vFinance Investments, Inc. have separate but coterminous clearing agreements with National Financial Services, LLC with a termination date of February 1, 2015. The clearing agreement includes a termination fee if either broker dealer terminates the agreement without cause. The Broker Dealer Subsidiaries currently have clearing agreements with NFS, Legent, ICBC and Rosenthal and RJO.

NOTE 4. BROKER-DEALERS AND CLEARING ORGANIZATIONS RECEIVABLES AND PAYABLES

At September 30, 2012 and 2011, the receivables of $3,650,000 and $2,714,000, respectively, from broker-dealers and clearing organizations represent net amounts due for fees and commissions. At September 30, 2012 and 2011, the amounts payable to broker-dealers and clearing organizations of $119,000 and $139,000, respectively, represent amounts owed to clearing firms or other broker dealers for fees on transactions and payables to other broker dealers associated with tri-party clearing agreements.

NOTE 5. OTHER RECEIVABLES

At September 30, 2012 and 2011, the Company had other receivables of $147,000 and $299,000, respectively, primarily from underwriting and management fees from investment banking transactions that the Company participated in.

NOTE 6. ADVANCES TO REGISTERED REPRESENTATIVES

An analysis of advances to registered representatives for the fiscal years ended September 30, 2012 and 2011 is as follows:

Advances to Registered Representative
Balance, September 30, 2010	$1,441,000
Advances	78,000
Amortization or repayment of advances	(567,000)
Balance, September 30, 2011	$952,000
Advances	203,000
Amortization or repayment of advances	(265,000)
Balance, September 30, 2012	$890,000

There were no unamortized advances outstanding at September 30, 2012 and 2011 attributable to registered representatives who ended their affiliation with National Securities prior to the fulfillment of their obligation.

NOTE 7. SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED, AT MARKET – MARKETABLE

Fair Value Measurements

As of September 30, 2012
Securities owned at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$18,000	-	-	$18,000
Government obligations	678,000	-	-	678,000
Restricted stock and warrants	-	56,000	-	56,000
	$696,000	$56,000	$-	$752,000

Securities sold, but not yet purchased at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$1,000	-	-	$1,000
Government obligations	-	-	-	-
Restricted stock and warrants	-	-	-	-
	$1,000	$-	$-	$1,000

As of September 30, 2011
Securities owned at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$154,000	-	-	$154,000
Government obligations	300,000	-	-	300,000
Restricted stock	-	24,000	-	24,000
	$454,000	$24,000	$-	$478,000

Securities sold, but not yet purchased at fair value	Level 1	Level 2	Level 3	Total

Corporate stocks	$2,000	-	-	$2,000
Government obligations	-	-	-	-
Restricted stock	-	-	-	-
	$2,000	$-	$-	$2,000

Securities sold, but not yet purchased commit the Company to deliver specified securities at predetermined prices. The transactions may result in market risk since, to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected in the consolidated statements of financial condition.

Securities owned, non-marketable, which consist of restricted common stock that is not readily traded and warrants to purchase common stock.

NOTE 8. FIXED ASSETS

Fixed assets as of September 30, 2012 and 2011, respectively, consist of the following:

	September 30,		Estimated Useful
	2012	2011	Lives (years)
Equipment	$2,620,000	$2,532,000	5
Furniture and fixtures	491,000	491,000	5
Leasehold improvements	922,000	897,000	Lesser of useful life or term of lease
Capital Leases (Primarily composed of Computer Equipment)	2,510,000	2,402,000	5
	6,543,000	6,322,000
Less accumulated depreciation and amortization	(5,881,000)	(5,348,000)
Fixed assets - net	$662,000	$974,000

Depreciation and amortization expense for the years ended September 30, 2012 and 2011 was $533,000 and $633,000 respectively.

NOTE 9. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

During January 2011, the Company finalized its joint venture with Opus Point Partners, LLC (“Opus”), one of the Company’s significant stockholders. The Company received a 50% interest in the joint venture in consideration of an initial capital contribution of approximately $1 million. The initial intent of the joint venture was to provide investment banking services focused on the global life science sector. In April 2012, the Company relinquished its interest in the joint venture.

The Company made cash contributions of $501,000 and $550,000 in the joint venture in June 2011 and March 2012, respectively. Opus did not earn revenues or incur expenses since inception through the time the Company relinquished its interest.

All capital due to be contributed to the joint venture was paid to the joint venture as of September 30, 2012. The Company previously owed capital contributions of $550,000 to the joint venture at September 30, 2011. Such capital contributions payable were recognized as additional investment in unconsolidated joint venture and accounts payable at September 30, 2011.

In April 2012, the Company paid $550,000 representing the balance of its capital contribution to the joint venture and subsequently relinquished its interest in Opus. Consequently, the Company recognized a loss on disposition in its unconsolidated joint venture of $1,051,000 at June 30, 2012.

NOTE 10. INTANGIBLE ASSETS

The markets in which the Company operates have recently been adversely affected by significant declines in the volume of securities transactions and in significant fluctuations in market liquidity together with existing and anticipated unfavorable financial and economic conditions.

The Company believes that the intangible assets, which consist substantially of customer relationships, will be held and used. To determine the fair value of the intangible assets, the Company used the guidance provided by professional standards defining Fair Value Measurements. These professional standards provide a fair value hierarchy which gives priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. There is no active market for assets identical to the Company’s acquired customer relationships. Additionally, the Company was unable to identify the following Level 2 inputs: 1) quoted prices for similar assets in active markets, 2) quoted prices for similar or identical assets in markets that are not active, or 3) inputs other than quoted prices that are observable for the asset. Accordingly, the Company used mostly unobservable inputs, consisting of estimated future net cash flows generated specifically from the acquired customer relationships. However, the Company did use certain Level 1 and 2 inputs to substantiate certain assumptions that helped determine the discount rate it used in deriving the fair value of the intangible assets.

Based on this method, the Company determined that the adjusted carrying basis of its intangible assets resulting from its merger with vFinance amounts to $466,000 at September 30, 2012, which will be fully amotized in the first nine months of fiscal 2013. The remaining intangible asset will be amortized over the balance of the assets original life for 0.75 years. Amortization of the Company’s intangible asset for the fiscal years ending September 30, 2012 and 2011 was $621,000 and $621,000, respectively.

NOTE 11. OTHER ASSETS

Other assets as of September 30, 2012 and 2011 respectively, consist of the following:

	September 30,
	2012	2011
Prepaid expenses	$520,000	$680,000
Deposits	304,000	88,000
Investments in unaffiliated entity	157,000	157,000
Deferred financing costs	-	26,000
Total	$981,000	$951,000

NOTE 12. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

Accounts payable, accrued expenses and other liabilities, current liabilities and non-current, as of September 30, 2012 and 2011, consist of the following:

	September 30,
	2012	2011
Commissions payable	$7,151,000	$5,363,000
Deferred clearing fee credits	251,000	363,000
Telecommunications vendors payable	75,000	77,000
Legal fees payable	418,000	306,000
Deferred rent payable	241,000	268,000
Accrued compensation	24,000	581,000
Due to joint venture	-	550,000
Capital lease liability	279,000	415,000
Other vendors	2,858,000	3,909,000
Total	$11,297,000	$11,832,000

NOTE 13. DERIVATIVE LIABILITIES

The Company issued shares of Series C and D Preferred Stock and associated warrants. The terms of the Series C and D Preferred Stock and associated warrants include a subsequent financing reset provision which lapsed in July 2011 and March 2011, respectively. Additionally, holders of the warrants issued pursuant to Series D have a right to net settle their warrants in cash if there are not enough shares of common stock authorized to cover the issuance of shares pursuant to the exercise of such warrants. The net settlement effective price per warrant is the difference between the fair value as defined and the effective exercise price. Furthermore, the maximum number of shares required to be delivered during the period under which the warrants issued pursuant to the Series D transaction, together with all outstanding convertible debt, stock options, warrants, and Series A, C and D preferred shares, exceeded the amount of authorized shares at September 29, 2010, their date of issuance. Furthermore, the warrants issued in connection with the sale of the Company’s common stock in December 2010 also exceeded the amount of authorized shares at the date of issuance.

During April 2011, the Company’s Stockholders approved an increase of its authorized shares of common stock from 50,000,000 to 150,000,000 and our authorized shares of preferred stock from 200,000 to 10,000,000. Additionally, the subsequent financing reset provision of Series D Preferred Stock and related warrants lapsed in March 2011.

The Company accounted for the embedded conversion features included in its Series C and Series D Preferred Stock as well as the related warrants and the warrants issued in connection with the issuance of the Company’s shares of common stock during 2010 as derivative liabilities through March 31, 2011. At March 31, 2011, all such financial instruments were reclassified as equity contracts.

The aggregate fair value of derivative liabilities at March 31, 2011, prior to the reclassification as equity contracts, and September 30, 2010 amounted to $6,465,000 and $4,331,000, respectively.

The Company issued 2,820,000 and 5,666,692 warrants which were accounted for as liability contracts during fiscal 2011 and 2010, respectively. The fair value of the warrants at their date of issuance amounted to $530,000 and $963,000 during fiscal 2011 and 2010, respectively. The fair value of the embedded conversion features amounted at the date of issuance amounted to $2,992,000 during fiscal 2010. The fair value of the warrants and embedded conversion features was offset against the proceeds of the issuance of the Company’s Series C and D Preferred Stock and common stock.

The fair value of the embedded conversion features and warrants were based on the Company’s quoted traded price and the Black Scholes method, respectively, at each measurement date.

The fair value of the derivative instruments were based on the following assumptions:

	March 31, 2011 (prior to reclassification)			Issuance during the six-month period ended March 31, 2011			September 30, 2010
Embedded Conversion Features:
Exercise price		$0.50		N/A				$0.40
market value		$0.50		N/A				$0.40

Warrants:
Effective Exercise price		$0.50			$0.50			$0.50
Effective Market price	$0.48	-	$0.50	$0.34	-	$0.35	$0.34	-	$0.40
Volatility		75%			75%			76%
Risk-free interest		2.24%			2.06%			1.27%
Terms (years)	4.25	-	4.75		5			5
Expected dividend rate		0%			0%			0%

The fair value of the derivative liabilities increased by $1.6 million and $376,000 between measurement dates during fiscal year 2012 and 2011, respectively. Such increase is recorded as other expense in the accompanying Statement of Operations.

The reclassification of the Series C and D Preferred Stock and aforementioned warrants, previously accounted for as liability, to equity contracts, including the fair value of derivative liabilities of $6,465,000 and the carrying value of the Series C and D Preferred Stock of $513,000 resulted in the following increases at June 30, 2011:

Series C and D Preferred Stock	$6,156,000
Additional paid-in capital	$846,000

NOTE 14. CONVERTIBLE NOTES PAYABLE

March 2008 Convertible Note Payable

On March 31, 2008, the Company completed a financing transaction under which an investor made an investment in the Company by purchasing a convertible promissory note in the principal amount of $3.0 million, with a warrant to purchase 375,000 shares of common stock at an exercise price of $2.50 per share. The promissory note matured in March 2012. Using professional standards, the relative fair value of the warrant was calculated using the Black-Scholes Option Valuation Model. The Company also recorded an additional debt discount for the beneficial conversion feature of the instrument. These amounts, totaling approximately $791,000, have been recorded as a debt discount that was charged to interest expense over the life of the promissory note. The Company satisfied its obligations under this note in March 2012.

June 2008 Convertible Note Payable

On June 30, 2008, the Company completed a financing transaction under which the same investor made an additional investment in the Company by purchasing a convertible promissory note in the principal amount of $3.0 million, with a warrant to purchase 468,750 shares of common stock at an exercise price of $2.00 per share. The promissory note matured in June 2012. Under professional standards, the relative fair value of the warrant was calculated using the Black-Scholes Option Valuation Model. The Company also recorded an additional debt discount for the beneficial conversion feature of the instrument. These amounts, totaling approximately $789,000, have been recorded as a debt discount that was charged to interest expense over the life of the promissory note. The Company satisfied $1.2 million of its obligations under this note in September 2012. The remaining $1.8 million principal is due in January 2013.

2012 Convertible Notes Payable

In March, April and September 2012, the Company completed the issuance of convertible notes payable for $3,300,000, $700,000 and $1,000,000, respectively. The notes bear interest at 6% per annum. As amended in September 2012, the notes mature on the earlier of 1) 10 business days after delivery by the holder of the note of a notice to maturity, which notice may not be issued prior to  August 14, 2013 (which date shall be extended to March 31, 2015 if the Company completes a restructuring of its capital in a manner satisfactory to the holder) or 2)  March 31, 2015. The notes cumulatively are convertible into 100,000 shares of the Company's Series E Preferred Stock. Upon conversion, the holders will also receive 10,000,000 warrants, exercisable at $0.50 per share of the Company's common stock. The 2012 Convertible Notes Payable are secured by any net proceeds received by the Company, after paying any senior indebtedness, in the event any holder of such senior indebtedness forecloses on the common stock of National Asset Management, Inc.

The following table summarizes the convertible notes payable.

	September 30,
	2012	2011
10% convertible notes payable	$1,800,000	$6,000,000
6% convertible notes payable	5,000,000	-
Less: Debt discount	-	(247,000)
	$6,800,000	$5,753,000

The Company incurred interest expense related to its convertible notes of $575,000 and $600,000 for the fiscal years ended September 30, 2012 and 2011, respectively. The convertible notes are owed to entities affiliated with two of the Company’s directors.

NOTE 15. SUBORDINATED BORROWINGS

Subordinated Note

In July 2009, National Securities was approved by the FINRA to receive an additional subordinated loan from Legent for $250,000, bearing interest at the rate of 4.5% payable monthly. This loan was granted subsequent to National Securities signing a clearing agreement with Legent, to clear a portion of the business. National Securities began to make principal repayments at a minimum of $10,000 per month or $10 per transaction whichever is greater, starting July 31, 2010. Some or all of this repayment may be funded by transactional credits depending on the amount of business conducted through Legent on a monthly basis. As of September 30, 2012 and 2011, the balances owed to Legent Clearing were $0 and $100,000 respectively.

In September 2012, the Company generated proceeds of $1 million by issuing a subordinated note payable to one of its directors. The note matures on the earlier of 10 business days after delivery by the holder of the note of a notice to maturity-which may not be issued prior to August 14, 2013. The note is secured by any net proceeds received by the Company, after paying any senior indebtedness in the event any holder of such senior indebtedness forecloses on the common stock of National Asset Management, Inc.

NOTE 16. INCOME TAXES

The primary difference between income tax expense at the federal statutory rate and actual tax expense is due to the utilization of net operating loss carryovers. The Company did not record a provision for income taxes due to current year loss.

Years Ended September 30,
	2012	2011
Federal income tax provision (benefit)	$-	$-
State income tax provision (benefit)	-	-
	$-	$-

The income tax provision (benefit) related to income (loss) from continuing operations before income taxes and extraordinary items vary from the federal statutory rate as follows:

	Years Ended September 30,
	2012	2011
Statutory federal rate	-35.0%	-35.0%
State income taxes net of federal income tax benefit	-5.2%	-5.2%
Permanent differences for tax purposes	22.9%	19.4%
Change in valuation allowance	17.3%	20.8%
	0.0%	0.0%

Significant components of the Company’s deferred tax assets in the accompanying financial statements are as follows:

	September 30,
	2012	2011
Deferred tax assets:
Net operating loss carry-forwards	$14,277,000	$13,671,000
Reserves for uncollectible receivables	44,000	124,000
Accrued but unpaid bonuses	91,000	437,000
Difference between book and tax amortization	608,000	158,000
Stock Based Compensation	436,000	-
Other temporary differences	97,000	283,000
Total deferred tax assets	15,553,000	14,673,000
Valuation allowance	(15,553,000)	(14,673,000)
Net deferred tax asset	$-	$-

At September 30, 2012, the Company had available net operating loss carryovers of approximately $34.6 million that may be applied against future taxable income and expires at various dates between 2014 and 2032, subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that the full amount of the deferred tax asset may not be realized. The valuation allowance for the deferred tax asset increased by $546,000 and $1.4 million during the fiscal years ended September 30, 2012 and 2011, respectively. The net change in the valuation allowance is due principally to derivative liabilities in 2011.

The Company acquired vFinance, Inc. and subsidiaries during fiscal year 2008 and increased its consolidated tax net operating loss carry-forwards by approximately $12 million from vFinance pre-acquisition net operating losses. However, pursuant to Internal Revenue Code Section 382, the amount of taxable income that can be offset by these pre-acquisition net operating losses of both the Company and vFinance, Inc. is limited due to the ownership change that occurred during the year. The deferred tax asset derived from these tax loss carry-forwards have been included in consolidated deferred tax assets- net operating loss carry-forwards, and a full valuation allowance has been established since it is not more likely than not that such benefits will be recovered.

The Company’s consolidated tax return for the tax year ended September 30, 2008 is currently under examination by the Internal Revenue Service. The Company’s management does not believe that the consolidated tax return being examined contains any significant errors, omissions, material misstatements, or unsustainable tax positions that could subject it to an assessment of tax, penalties and interest. Accordingly, the Company has not recorded any liability, including contingent liabilities, or adjusted its tax provision, including deferred tax assets and the valuation allowance to reflect the possibility of a proposed adjustment. The Company’s tax returns for tax years 2009 and later could also be subject to review by the IRS, however to date, no such notice has been received.

NOTE 17. COMMITMENTS AND CONTINGENCIES

Leases

As of September 30, 2012, the Company leases office space and equipment in various states expiring at various dates through August 2015, and is committed under operating leases for future minimum lease payments as follows:

Fiscal Year Ending	Rental Expense	Less, Sublease Income	Net
2013	$1,939,000	$72,000	$1,867,000
2014	1,110,000	72,000	1,038,000
2015	1,053,000	66,000	987,000
2016	374,000	-	374,000
Thereafter	286,000	-	286,000
	$4,762,000	$210,000	$4,552,000

The totals amount of rent payable under the leases is recognized on a straight line basis over the term of the leases. As of September 30, 2012 and September 30, 2011, the Company has recognized deferred rent payable of $241,000 and $268,000, respectively (See Note 12). Rental expense under all operating leases for the years ended September 30, 2012 and September 30, 2011 was $2,510,000 and $3,104,000 respectively. Sublease income under all operating subleases for the years ended September 30, 2012 and 2011 was approximately $95,000 and $207,000, respectively.

Litigation and Regulatory Matters

The Company and its subsidiaries are defendants in arbitrations and administrative proceedings, lawsuits and claims, which are routine and incidental to our business, alleging specified damages of approximately $16,800,000. The Company estimates, to the extent that it can, that based on discussions with legal counsel and prior experience, its aggregate liability from these pending actions may exceed $300,000 (exclusive of fees, costs and unspecified punitive damages related to certain claims and inclusive of expected insurance coverage). These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and based on discussions with counsel believes that the eventual outcome of these matters will not have a material adverse effect on the Company. However, the ultimate outcome of these matters cannot be determined at this time. The amounts related to such matters that are reasonably estimable and which have been accrued at September 30, 2012 and 2011, are $338,000 and $310,000 (inclusive of legal fees incurred to date and estimated claims), respectively, and have been included in "Accounts Payable, Accrued Expenses and Other Liabilities" in the accompanying consolidated statements of financial condition. The Company has included in "Professional fees" litigation and FINRA related expenses of $1,158,000 and $1,169,000 for fiscal years 2012 and 2011, respectively.

NOTE 18. STOCKHOLDERS’ EQUITY

Shares Authorized

The Company’s authorized number of shares of common stock is 150,000,000, and its authorized number of shares of preferred stock is 10,000,000. Additionally, the Company has authorized 50,000 shares of Series A Preferred Stock, 34,500 shares of Series C Preferred Stock, 100,000 shares of Series D Preferred Stock, and 200,000 shares of Series E Preferred Stock.

Issuance of shares of common stock and warrants pursuant to a private placement

During fiscal 2011, the Company generated gross proceeds of $1,585,000 by issuing 3,170,000 shares of its common stock. The Company paid $169,000 in financing costs in connection with the issuance of shares. Additionally, the Company recognized derivative liabilities of $530,000 in connection with this transaction, which was offset against the proceeds. Furthermore, the Company issued 3,170,000 warrants to the investors participating in this private placement and 200,000 warrants to brokers. The warrants have an exercise price of $0.50 per share. The warrants expire in December 2016.

Issuance of shares of common stock to satisfy certain liabilities

During fiscal 2012, the Company issued 1,967,042 shares of its common stock to satisfy certain liabilities. Included in these shares were 126,188 shares and 340,854 shares issued to Messrs. Goldwasser and Sokolow in satisfaction of their amended employment agreements executed in November 2009. The fair value of the shares was based on the Company’s quoted trading price at the date of issuance.

Receipt of subscription receivable

During fiscal 2011, the Company received the remaining proceeds of its Series D Preferred Stock offering which amounted to $1,334,000.

Reclassification of liability contracts to equity contracts

At March 31, 2011, we reclassified certain Series C and D Preferred Stock and related warrants and certain warrants issued in connection with a private placement from liability contracts to equity contracts.

The reclassification of the Series C and D Preferred Stock and aforementioned warrants, previously accounted for as a liability, to equity contracts resulted in the following increases at March 31, 2011:

Series C and D Preferred Stock	$6,156,000
Additional paid-in capital	$846,000

Series A Convertible Preferred Stock

Each share of Series A preferred stock was convertible into 80 shares of common stock ($1.25 per share of common). The holders are entitled to receive dividends on a quarterly basis at a rate of 9% per annum, per share. Such dividends are cumulative and accumulate whether or not declared by the Company’s Board of Directors, but are payable only when and if declared by the Company’s Board of Directors.

During fiscal 2012 and 2011, the Company recognized $93,000 and $414,000 of dividends on its Series A Preferred Stock. The accumulated dividends on the Company’s 46,050 issued and outstanding shares of Series A Preferred Stock was $715,000, at the automatic conversion date, December 21, 2011. At such date, all accumulated dividends were to be paid, resulting in the issuance of 5,723 shares of Series A Preferred Stock. The Company is in the process of issuing 4,141,826 shares of its common stock to satisfy its obligations pursuant to the conversion of 51,773 shares of Series A Preferred Stock. The conversion of these shares has not yet been completed as of the date of this report.

Series C Convertible Preferred Stock

On July 12, 2010, the Company issued 34,167 shares of Series C Preferred Stock to certain investors in consideration of the conversion of $1.7 million in subordinated financing. The Series C shares issued pursuant to this transaction are convertible into 3,416,691 shares of the Company’s common stock.

The Series C shares are convertible at the holder’s option at a rate of $0.50 per share. The conversion rate may be reduced to the lower effective rate of any securities, with certain exceptions, issued by the Company prior to March 31, 2011. Such exceptions include issuance of shares or share equivalent pursuant to stock options, acquisitions, certain financing with a financial institution, payment in kind to vendors and payment in kind of dividends of the Series A Preferred Stock.

The Series C shares have a liquidation preference to the holders of common stock in the event of liquidation or dissolution of the Company. The Series C stockholders have voting rights on an as converted basis. Holders of Series C shares have certain registration rights.

Series D Convertible Preferred Stock

On September 29, 2010, the Company issued 60,000 shares of Series D Preferred Stock to certain investors in consideration of $3,000,000, of which $1,334,000 was a receivable. This amount was collected in October 2010. The Series D shares issued pursuant to this transaction are convertible into 6,000,000 shares of the Company’s common stock.

The Series D shares are convertible at the holder’s option at a rate of $0.50 per share. The conversion rate may be reduced to the lower effective rate of any securities, with certain exceptions, issued by the Company prior to March 31, 2011. The Series D have a liquidation preference to the holders of common stock in the event of liquidation or dissolution of the Company. The Series D has voting rights on an as converted basis. Holders of Series D shares have certain registration rights.

Series E Convertible Preferred Stock

In fiscal 2012, the Company designated its Series E Preferred Stock, par value $0.01 per share, at a price of $50 per share. The authorized number of shares of Series E Preferred Stock is 200,000. None were issued at September 30, 2012.

Each share of the Series E Preferred Stock is convertible in 100 shares of the Company’s common stock. The conversion rate may be reduced to the lower effective rate of any securities, with certain exceptions, issued by the Company prior to December 30, 2012. Such exceptions include issuance of shares or share equivalent pursuant to stock options, acquisitions, certain financing with a financial institution, and payment in kind to vendors.

The Series E Preferred Stock has a liquidation preference to the holders of common stock in the event of liquidation or dissolution of the Company. The Series E Preferred Stock has voting rights on an as converted basis. Holders of Series E preferred shares have certain registration rights.

Stock Options

The Company’s stock option plans provide for the granting of stock options to certain key employees, directors and investment executives. Generally, options outstanding under the Company’s stock option plan are granted at prices equal to or above the market value of the stock on the date of grant, vest either immediately or ratably over up to five years, and expire five years subsequent to award.

The Company did not grant any options during fiscal years 2012 or 2011.

The following activity occurred under our plan:

	Options	Weighted Average Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance, September 30, 2010	5,184,687	$1.53		-
Granted	-	-
Exercised	-	-
Forfeited or expired	(1,374,416)	1.66
Outstanding at September 30, 2011	3,810,271	$1.67	2.36	$-
Granted	-	-
Exercised	-	-
Forfeited or expired	(2,498,269)	1.67
Outstanding at September 30, 2012	1,312,002	$1.64	2.17	$-
Exercisable at September 30, 2012	1,312,002	1.64	2.37	$-

	2012	2011

Weighted-average grant-date fair value of options granted	N/A	N/A
Fair value of options recognized as expense:	$10,000	$265,000

As of September 30, 2012, the Company had no unamortized compensation costs related to non-vested options.

Warrants

In connection with the issuance of the Series C Preferred Stock, the Company also issued warrants to purchase 3,416,692 shares of common stock at an exercise price of $0.50 per share. The warrants vested at a rate of 33 1/3% on July 12, 2010 and 33 1/3% annually thereafter. The warrants expire five years from the date of vesting.

In connection with the issuance of the Series D Preferred Stock, the Company also issued warrants to purchase 6,000,000 shares of common stock at an exercise price of $0.50 per share. The warrants vested at a rate of 33 1/3% in September 2010 and 33 1/3% annually thereafter. The warrants expire five years from the date of vesting.

During fiscal 2012, the Company did not issue any warrants. During fiscal 2011, the Company issued 3,170,000 warrants to the investors participating in a private placement and 200,000 warrants to brokers. The warrants have an exercise price of $0.50 per share. The warrants expire in December 2016.

The following tables summarize information about warrants outstanding at September 30, 2012.

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Yrs)
Outstanding at October 1, 2010	12,103,942	$1.27
Granted	3,370,000	0.50
Exercised	-	-
Expired	(506,001)	1.46
Outstanding at September 30, 2010	14,967,941	$1.00	3.78
Granted	-	$-
Exercised	-	-
Expired	(248,000)	0.75
Outstanding at September 30, 2012	14,719,941	$0.56	2.84
Exercisable at September 30, 2012	14,717,941	$0.56	2.84

As of September 30, 2012, the aggregate intrinsic value of the Company’s outstanding and exercisable warrants was $0.

Non-controlling interest

During fiscal 2011, the non-controlling stockholder contributed $31,000 to the capital of EquityStation, Inc.

NOTE 19. NET CAPITAL REQUIREMENTS

National Securities has elected to use the alternative standard method permitted by the rule. This requires that National Securities maintain minimum net capital equal to the greater of $250,000 or a specified amount per security based on the bid price of each security for which National Securities is a market maker. The alternative method precludes National Securities from having to calculate a ratio of aggregate indebtedness to net capital. At September 30, 2012, National Securities had net capital of approximately $1,394,000 which was approximately $1,144,000 in excess of its required net capital of $250,000.

Due to its market maker status, vFinance Investments is required to maintain a minimum net capital of $1,000,000 and EquityStation is required to maintain $50,000. In addition to the net capital requirements, each of vFinance Investments and EquityStation are required to maintain a ratio of aggregate indebtedness to net capital, as defined, of not more than 15 to 1 (and the rule of the “applicable” exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1). At September 30, 2012, vFinance Investments had net capital of approximately $1,639,000, which was approximately $639,000 in excess of its required net capital of $1,000,000, and its percentage of aggregate indebtedness to net capital was 132.2%. At September 30, 2012, EquityStation had net capital of approximately $145,000, which was approximately $95,000 in excess of its required net capital of $50,000, and its percentage of aggregate indebtedness to net capital was 87.5%. Each of the Broker-Dealer Subsidiaries qualifies under the exemptive provisions of Rule 15c3-3 which relates to the custody of securities for the account of customers pursuant to Section (k)(2)(ii) of the Rule as none of them carry security accounts of customers or perform custodial functions related to customer securities.

Advances, dividend payments and other equity withdrawals from its Broker-Dealer Subsidiaries are restricted by the regulations of the SEC, and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to the Company.

NOTE 20. EMPLOYEE BENEFITS

In September 2011, the Company created a new defined contribution 401(k) plan (the “Plan”) merging the two plans originally formed prior to the merger of National and vFinance effective October 1, 2011, (the “Terminated Plans”). Under the Plan, employees can elect to defer up to 75% of eligible compensation, subject to certain limitations, by making voluntary contributions to the Plan. As a result of the Plan’s larger size, the Company was able to eliminate all administrative costs to the Company, as well as offer participants a larger selection of investment choices. The Company’s contributions are made at the discretion of the Board of Directors. For the new Plans, the Company made no contributions for the fiscal year ended September 30, 2012. For the Terminated Plans, the Company made no contributions for the fiscal year ended September 30, 2012 and 2011.